      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1998

                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             VISUAL NETWORKS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               2092 GAITHER ROAD
                           ROCKVILLE, MARYLAND 20850
                                 (301) 296-2300

                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                DELAWARE                                   3576                                  52-1837515
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)

                            ------------------------

                               SCOTT E. STOUFFER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             VISUAL NETWORKS, INC.
                               2092 GAITHER ROAD
                           ROCKVILLE, MARYLAND 20850
                                 (301) 296-2300
            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

           EDWIN M. MARTIN, JR., ESQUIRE                          MARK G. BORDEN, ESQUIRE
            NANCY A. SPANGLER, ESQUIRE                           DAVID SYLVESTER, ESQUIRE
              PIPER & MARBURY L.L.P.                                 HALE AND DORR LLP
              1200 19TH STREET, N.W.                          1455 PENNSYLVANIA AVENUE, N.W.
              WASHINGTON, D.C. 20036                              WASHINGTON, D.C. 20004
                  (202) 861-3900                                      (202) 942-8400

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [ ]
                                                                      ---------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                   ---------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ---------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ---------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
                                                                      PROPOSED MAXIMUM      PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF                        AMOUNT TO BE         OFFERING PRICE          AGGREGATE            AMOUNT OF
  SECURITIES TO BE REGISTERED                    REGISTERED(1)          PER UNIT(2)        OFFERING PRICE(2)     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, par value $.01......    4,025,000 shares           $32.50             $130,812,500           $38,590
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes 525,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: one to be used in connection with a United States offering of shares (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering of shares (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical except that they contain different front and back cover pages and different descriptions of the plan of distribution (contained under the caption "Underwriting" in each of the U.S. and International Prospectuses). The form of U.S. Prospectus is included herein and is followed by those pages to be used in the International Prospectus which differ from, or are in addition to, those in the U.S. Prospectus. Each of the pages for the International Prospectus included herein is labeled "Alternate Page for International Prospectus".

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY THEM BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                   SUBJECT TO COMPLETION, DATED JULY 2, 1998
                                3,500,000 SHARES

                             [VISUAL NETWORKS LOGO]

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                            ------------------------

     Of the 3,500,000 shares of Common Stock offered, 2,800,000 shares are being offered hereby in the United States and 700,000 shares are being offered in a concurrent international offering outside the United States. The public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting".

     Of the 3,500,000 shares of Common Stock offered, 1,000,000 shares are being sold by the Company and 2,500,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders". The Company will not receive any part of the proceeds from the sale of shares being sold by the Selling Stockholders.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

     The last reported sale price of the Common Stock, which is quoted on the Nasdaq National Market under the symbol "VNWK", on June 30, 1998 was $36.69 per share. See "Price Range of Common Stock".
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                             INITIAL PUBLIC          UNDERWRITING           PROCEEDS TO        PROCEEDS TO SELLING
                             OFFERING PRICE          DISCOUNT(1)             COMPANY(2)          STOCKHOLDERS(2)
                             --------------          ------------           -----------        -------------------
Per Share...............           $                      $                      $                      $
Total(3)................           $                      $                      $                      $

---------------
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".

(2) Before deducting estimated expenses of $750,000 payable by the Company.

(3) The Company and the Selling Stockholders have granted the U.S. Underwriters an option for 30 days to purchase up to an additional 420,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company and the Selling Stockholders have granted the International Underwriters a similar option with respect to an additional 105,000 shares as part of the concurrent international offering. If such options are exercised in full, the total initial public offering price, underwriting discount, proceeds to Company
    and proceeds to the Selling Stockholders will be $          , $          ,
    $          and $          , respectively. See "Underwriting".
                            ------------------------

     The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on
or about                , 1998, against payment therefor in immediately
available funds.

GOLDMAN, SACHS & CO.                              DAIN RAUSCHER WESSELS
                                        A DIVISION OF DAIN RAUSCHER INCORPORATED

                            ------------------------

              The date of this Prospectus is                , 1998

                             AVAILABLE INFORMATION

     Visual Networks, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 7th Floor, New York, New York 10048. Copies of such materials may be obtained from the Web site that the Commission maintains at http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                            ------------------------

     Visual Networks and Visual UpTime are registered trademarks of the Company. This Prospectus contains other product names, trade names and trademarks of the Company and of other organizations.
                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERINGS. IN ADDITION, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS, IF ANY) ALSO MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET, IN ACCORDANCE WITH RULE 103 UNDER THE SECURITIES EXCHANGE ACT OF 1934. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Certain terms used in this Prospectus are defined in the Glossary. Unless otherwise indicated, all information in this Prospectus assumes no exercise of the over-allotment options granted to the Underwriters. See "Underwriting".

                                  THE COMPANY

     Visual Networks, Inc. ("Visual" or the "Company") designs, manufactures and sells wide-area-network ("WAN") service level management systems for statistically multiplexed technologies such as Frame Relay, ATM and IP/Internet. The Company's Visual UpTime system combines WAN access functionality with innovative software for performance monitoring, troubleshooting and network planning. Visual UpTime provides instrumentation for network performance measurement and analysis that allows WAN service providers ("providers") to achieve the service levels required by their customers ("subscribers") and to lower operating costs associated with statistically multiplexed services. The availability of performance monitoring and troubleshooting instrumentation also allows subscribers to verify the service levels being supplied by their service provider and monitor traffic traversing the WAN, a requirement for many subscribers wishing to use statistically multiplexed services to carry mission-critical data traffic. The Company believes Visual UpTime systems are deployed in configurations managing up to 1,300 circuits and the system is currently designed to support configurations of up to 30,000 circuits on a single managed network.

     The Company believes it is a worldwide leader in providing WAN service level management systems and has shipped systems for deployment on an aggregate of over 25,000 WAN circuits. The Company has developed relationships with major service providers such as AT&T Corp. ("AT&T"), Sprint/United Management Company ("Sprint"), MCI Telecommunications Corporation ("MCI"), Ameritech Corporation ("Ameritech"), Bell Atlantic Network Integration, Inc. ("Bell Atlantic") and BellSouth Communication Systems, Inc. ("BellSouth"). These service providers either resell Visual UpTime to their subscribers or integrate Visual UpTime into their networks to enable them to offer enhanced data transport service levels. Visual UpTime has been deployed in Frame Relay networks utilized by over 425 subscribers, including ABN-AMRO Bank, Cargill, Inc., Delta Air Lines, Inc., EDS Electronic Commerce Division ("EDS"), Federal Express Corporation ("FedEx"), Household International, Inc., Marriott International, Inc. ("Marriott"), Reynolds Metals, Inc. ("Reynolds") and Waste Management, Inc. For the year ended December 31, 1997, and the six months ended June 30, 1998, the Company had revenue of $27.3 million and $22.3 million, respectively.

     Vertical Systems Group ("Vertical Systems"), a leading WAN industry analyst, estimates that approximately 920,000 Frame Relay circuits and 30,000 ATM circuits will be installed worldwide from 1998 through 2000. To take advantage of this projected growth in these markets, the Company plans to expand its relationships with its service provider customers which together account for the majority of statistically-multiplexed traffic worldwide. The percentage of revenue attributable to sales to service providers increased from approximately 30% of revenue for the six months ended June 30, 1997, to approximately 60% of revenue for the six months ended June 30, 1998. Sprint, AT&T and MCI accounted for 27%, 7% and 2%, respectively, of revenue for the year ended December 31, 1997, and 33%, 12% and 11%, respectively, of revenue for the six months ended June 30, 1998.

     The Company was incorporated in Maryland in August 1993 under the name Avail Networks, Inc. and reincorporated in Delaware in December 1994 as Visual Networks, Inc. On May 15, 1998, the Company acquired Net2Net Corporation ("Net2Net"). This acquisition was accounted for as a pooling of interests transaction. References to "Visual" or the "Company" refer to Visual Networks, Inc. and its wholly-owned subsidiaries. The Company's principal executive offices are located at 2092 Gaither Road, Rockville, Maryland 20850, and its telephone number is (301) 296-2300.

                                 THE OFFERINGS

     The offering of 2,800,000 shares of Common Stock initially being offered in the United States (the "U.S. Offering") and the concurrent offering of 700,000 shares of Common Stock initially being offered outside the United States (the "International Offering") are collectively referred to herein as the "Offerings". The closing of the International Offering is conditioned upon the closing of the U.S. Offering and vice versa. See "Underwriting".

Common Stock offered:
  By the Company:
     U.S. Offering........................................  800,000 shares
     International Offering...............................  200,000 shares
                                                            1,000,000 shares
  By the Selling Stockholders:
     U.S. Offering........................................  2,000,000 shares
     International Offering...............................  500,000 shares
                                                            2,500,000 shares
       Total..............................................  3,500,000 shares
Common Stock to be outstanding after the Offerings(1).....  20,886,099 shares
Nasdaq National Market symbol.............................  "VNWK"
Use of Proceeds...........................................  General corporate purposes.
                                                            See "Use of Proceeds".

---------------
(1) Excludes 2,101,686 shares of Common Stock issuable upon exercise of options outstanding as of June 30, 1998, at a weighted average exercise price of $5.05 per share. See "Capitalization" and "Management -- Stock Plans".

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                    FOR THE PERIOD
                                    FROM INCEPTION                                                     SIX MONTHS
                                   (AUGUST 12, 1993)           YEAR ENDED DECEMBER 31,               ENDED JUNE 30,
                                        THROUGH        ---------------------------------------   -----------------------
                                   DECEMBER 31, 1993   1994     1995       1996        1997         1997         1998
                                   -----------------   -----   -------   --------   ----------   ----------   ----------
                                                                                                       (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue..........................         $--          $  --   $   567   $  8,279   $   27,345   $   10,217   $   22,306
Gross profit.....................          --             --       325      4,592       16,591        6,090       13,405
Merger-related costs(1)..........          --             --        --         --           --           --        7,347
Loss from operations.............          (5)          (439)   (3,466)   (12,359)      (7,123)      (4,502)      (8,260)
Net loss.........................         $(5)          (438)  $(3,403)  $(12,193)  $   (7,030)  $   (4,436)  $   (7,205)
Pro forma basic and diluted net
  loss per common share(2).......                                                   $    (0.45)  $    (0.29)  $    (0.38)
Pro forma basic and diluted
  weighted average common shares
  outstanding(2).................                                                   15,532,537   15,485,515   18,862,904

                                                                    JUNE 30, 1998
                                                              --------------------------
                                                               ACTUAL     AS ADJUSTED(3)
                                                              --------    --------------
                                                                     (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 48,556       $ 78,600
Working capital.............................................    36,977         67,021
Total assets................................................    61,070         91,314
Total stockholders' equity..................................    40,011         70,355

---------------
(1) During the six months ended June 30, 1998, the Company incurred certain merger-related costs in connection with its acquisition of Net2Net. See Note 1 of Notes to Consolidated Financial Statements.

(2) For an explanation of the determination of the number of shares used in computing pro forma per share amounts, see Note 1 of Notes to Consolidated Financial Statements.

(3) As adjusted to reflect the sale of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating the Company and its business before purchasing Common Stock in the Offerings. In addition to the historical information contained herein, this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those discussed in this Prospectus. Factors that might cause such a difference include, but are not limited to, those discussed in the following risk factors and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as those discussed elsewhere in this Prospectus.

IMPLEMENTATION OF PROVIDER DEPLOYMENT MODEL; LENGTHY SALES CYCLE

     To date, substantially all of the Company's revenue from its products have been attributable to sales to subscribers ("subscriber deployment model"), and the Company expects that such sales will continue to account for a significant portion of its revenue through at least mid-1999. The Company is currently implementing a sales and marketing strategy whereby sales of Visual UpTime will be made directly to providers, which will deploy the systems as part of their network infrastructure ("provider deployment model"). The Company anticipates that a significant portion of its future revenue will be attributable to sales of Visual UpTime to these providers. The Company's future performance will therefore be substantially dependent on incorporation of Visual UpTime by providers into their service offerings to subscribers. Providers have not typically offered solutions that enable the subscriber to measure and test the WAN service levels offered by the provider, and the Company could encounter resistance on the part of some providers to offering these solutions. There can be no assurance that the Company will be successful in persuading providers to adopt the provider deployment model. The Company believes the success or failure of the provider deployment model, and the timing of success, if achieved, will depend on a number of factors over which the Company may have little or no control, including: provider and subscriber acceptance of and satisfaction with the Company's systems; the realization of operating cost efficiencies for providers when service level management systems are deployed and the ability of the Company to demonstrate such operational benefits; generation of demand for these systems from subscribers and support for the systems within the providers' sales forces; competitive dynamics between WAN service providers and the development of the WAN services market overall; successful development by the Company of systems and products which address the requirements for systems deployed as part of a provider's infrastructure; the timing and successful completion of integration development work by providers to incorporate the Company's service level management functionality into their operational support systems; and the absence of new technologies which make the Company's products and systems obsolete before they can achieve broad acceptance. The failure of the Company's products to become an accepted part of the providers' service offerings or a slower than expected increase in the volume of sales by the Company to providers would have a material adverse effect upon the Company's business, financial condition and results of operations.

     The provider deployment model is characterized by a lengthy sales cycle. The Company expects that sales of Visual UpTime will require a substantial commitment of capital from providers, with the attendant delays frequently associated with providers' internal procedures to approve large capital expenditures and lengthy decision-making processes. The sales cycle can also be expected to be subject to a number of significant risks, including providers' budgetary constraints and technology assessment and other internal acceptance reviews over which the Company has little or no control. Sales of Visual UpTime generally involve significant testing by and education of both providers and subscribers as well as a substantial commitment of the Company's sales and marketing resources. As a result, the Company may expend significant resources pursuing potential sales opportunities that will not be consummated. Even if the provider deployment model is implemented, curtailment or termination of provider purchasing programs, decreases in provider capital budgets or reduction in the purchasing priority assigned to systems such as Visual UpTime, particularly if significant and unanticipated by the Company, could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON MAJOR CUSTOMERS

     The Company is dependent on a small number of customers for a substantial portion of its revenue. For the year ended December 31, 1996, sales of products or services to Hewlett-Packard Company ("HP") and Sprint accounted for 10% and 8%, respectively, of the Company's revenue. For the year ended December 31, 1997, sales of products or services to Sprint, FedEx and AT&T accounted for 27%, 9% and 7%, respectively, of the Company's revenue. For the six months ended June 30, 1998, sales of products or services to Sprint, AT&T and MCI accounted for 33%, 12% and 11%, respectively, of the Company's revenue. If the Company's evolution to the provider deployment model is successful, the Company's customer base will consist predominantly of large public network service providers. There are only a small number of these providers, and the substantial capital requirements involved in the establishment of public networks significantly limit additional entrants into this market. In addition, the number of these providers may decrease if and as providers merge or acquire one another. Accordingly, the loss of any provider customer, or the reduction, delay or cancellation of orders or a delay in shipment of the Company's products to any provider customer, could materially and adversely affect the Company's business, financial condition and results of operations.

     The Company's anticipated dependence on sizable orders from a limited number of providers will make the relationship between the Company and each provider critically important to the Company's business. As relationships evolve over time, adjustments to product specifications, forecasts and delivery timetables may be required in response to provider demands and expectations. Further, because none of the Company's agreements contain minimum purchase requirements, there can be no assurance that the issuance of a purchase order will result in significant repeat business. The inability of the Company to manage its provider relationships successfully would have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH RAPID TECHNOLOGICAL CHANGE; EMERGING SERVICES MARKET; NEW PRODUCTS

     Visual UpTime is the Company's principal product and is focused on service level management for WANs that utilize statistically multiplexed technologies. Accordingly, the Company's future financial performance will depend in large part on continued growth in the number of enterprises adopting solutions based on Frame Relay, Asynchronous Transfer Mode ("ATM") and IP/Internet services. The market for these services is characterized by rapid changes, including continuing advances in technology, frequent new product introductions, changes in customer requirements and preferences and industry standards. The introduction of new technologies or advances in techniques for statistically multiplexed WAN services or the integration of WAN service level management functionality into other network hardware components could render Visual UpTime obsolete or unmarketable. Further, the Company will be required to make enhancements and refinements to the product for wide scale implementation through the provider deployment model. There can be no assurance that (i) Visual UpTime will continue to compete successfully; (ii) the Company's future product offerings will keep pace with the technological changes implemented by its competitors; (iii) the Company's products will satisfy evolving industry standards or preferences of existing or prospective customers; or (iv) the Company will be successful in developing and marketing products for any future technology. Failure to develop and introduce new products and product enhancements in a timely fashion could have a material adverse effect on the Company's business, financial condition and results of operations.

     Because Visual UpTime is deployed predominantly on Frame Relay networks, the Company's near-term success will depend on the continued market acceptance of Frame Relay technology as a preferred networking solution. The failure of Frame Relay-based services to maintain widespread market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. The Company is currently devoting significant resources toward the development of additional products, including the integration of ATM and Frame Relay technologies. There can be no assurance that the Company will complete the development of these or any future products in a timely fashion, that the Company will manage successfully the transition from existing products, that the Company's future products will achieve market acceptance, or if market acceptance is achieved, that the Company will be able to maintain such acceptance for a significant period of time. Any inability of the Company to develop products on a timely basis that address changing customer needs and technologies may result in a loss of market share to competitors or may require the Company to substantially increase development expenditures. Such an increase in research and development expenditures will have a material effect on the Company's business, financial condition and results of operations. There also can be no assurance that products or technologies developed by others will not adversely affect the Company's competitive position or render its products or technologies noncompetitive or obsolete.

     Products as complex as those offered by the Company may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new products after commencement of commercial shipments. The occurrence of such errors could result in the loss of or delay in market acceptance of the Company's products, diversion of development resources, damage to the Company's reputation or increases in service or warranty costs, any of which could have a material adverse effect upon the Company's business, financial condition and results of operations.

INTENSE AND EVOLVING COMPETITION

     The WAN equipment market is highly competitive. The Company faces competition from participants in three distinct market segments: the WAN access equipment market, the network test and analysis market and the market for telecommunications operational support systems ("OSS"). Companies participating in these market segments which compete or can be expected to compete with the Company include ADC Telecommunications, Inc. ("ADC"), Adtran, Inc. ("Adtran"), Concord Communications, Inc. ("Concord"), Digital Link Corp. ("Digital Link"), HP, NetScout Systems, Inc. ("NetScout"), Network Associates, Inc. ("Network Associates"), Paradyne Corporation ("Paradyne") and Sync Research, Inc. ("Sync").

     The Company expects that it may experience price competition from products and services that provide a portion of the functionality provided by Visual UpTime. In particular, as prices for network equipment components such as data service units/channel service units ("DSU/CSUs") decrease, customers may decide to purchase these less expensive products even though they lack certain features offered by the Company's products. The Company expects that, in some cases, participants with strong capabilities in these various segments may partner with each other to offer products that supply functionality approaching that provided by Visual UpTime. The Company is aware of such arrangements between Digital Link and NetScout, and NetScout and Paradyne.

     Many of the Company's current and possible competitors have greater financial, technical, marketing and other resources than the Company, and some have well established relationships with current and potential customers of the Company. As a result, these competitors may be able to respond to new or emerging technologies and changes in customer requirements more effectively than the Company, or devote greater resources than the Company to the development, promotion and sale of products. Increased competition may result in price reductions, reduced profitability and loss of market share, any of which would have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company's revenue and operating results may vary significantly from quarter to quarter and from year to year as a result of a number of factors, including the size and timing of orders, product mix and shipment of systems. The timing of order placement, size of orders, satisfaction of contractual customer acceptance criteria, as well as order delays or deferrals and shipment delays and deferrals, may cause material fluctuations in revenue. Operating results may also fluctuate on a quarterly basis based upon factors such as the continued acceptance of Frame Relay-based products, demand for the Company's current and future product offerings, the introduction of product enhancements by the Company or its competitors, market acceptance of new products offered by the Company or its competitors and the size, timing, cancellation or delay of customer orders, including cancellation or delay in anticipation of new product offerings. The Company's quarterly operating results are also affected by the budgeting cycles of customers, the relative percentages of products sold through the Company's direct and indirect sales channels, product pricing and competitive conditions in the industry. Any unfavorable changes in these or other factors could have a material adverse effect on the Company's business, financial condition and results of operations. Accordingly, the Company believes that period-to-period comparisons of its results of operations may not be meaningful and should not be relied upon as an indication of future performance. Furthermore, there can be no assurance that the Company will be able to achieve profitability on a quarterly or annual basis.

CHALLENGES OF INTEGRATION OF NET2NET

     Achieving the anticipated benefits of the merger between Visual Networks and Net2Net will depend in part upon whether the integration of the two companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The successful combination of companies in a rapidly changing high technology industry may be more difficult to accomplish than in other industries. The combination of the two companies requires, among other things, integration of the companies' respective product offerings and coordination of their sales and marketing and research and development efforts. There can be no assurance that such integration will be accomplished smoothly or successfully. The difficulties of such integration are increased by the necessity of coordinating geographically separated organizations and addressing possible differences in corporate cultures and management philosophies. The integration of certain operations will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined companies. The business of the combined companies may also be disrupted by employee uncertainty and lack of focus during such integration. The inability of management to successfully integrate the operations of the two companies and, in particular to integrate and retain key engineering personnel, could have a material adverse effect on the Company's business, results of operations and financial condition.

HISTORY OF LOSSES AND ACCUMULATED DEFICIT

     The Company was organized in 1993 and introduced Visual UpTime in mid-1995. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company, its products and prospects can be based. At June 30, 1998, the Company had an accumulated deficit of $33.3 million. The Company incurred losses from operations for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998 of $3.5 million, $12.4 million, $7.1 million and $8.3 million, respectively. The loss incurred during the last three years resulted primarily from expenditures associated with the development and marketing of the Company's products. The loss for the six months ended June 30, 1998 was due primarily to merger-related costs associated with the acquisition of Net2Net.

     There can be no assurance that the Company's revenue will grow or be sustained in future periods. Although the Company has recently experienced an increase in revenue from providers, such growth should not be considered indicative of future revenue growth, if any, or of future operating results. The Company's revenue in any period depends primarily on the volume and timing of orders received during the period, which are difficult to predict. The Company's expense levels are based, in part, on its expectation of future revenue. If revenue levels are below expectations due to delays associated with customers' decision-making processes or for any other reason, operating results are likely to be materially and adversely affected. Results of operations may be affected disproportionately by a reduction in revenue because a large portion of the Company's expenses are fixed and cannot be easily reduced without adversely affecting the Company's business. In addition, the Company currently intends to increase its funding of research and product development, increase its sales and marketing and customer support operations and expand distribution channels. To the extent such expenses precede or are not promptly followed by increased revenue, the Company's business, financial condition and results of operations could be materially and adversely affected. For the foregoing reasons, there can be no assurance that the Company will be profitable in any future period.

DEPENDENCE ON SOLE AND LIMITED SOURCE SUPPLIERS AND FLUCTUATIONS IN COMPONENT PRICING

     Certain key components used in the manufacture of the Company's products are currently purchased only from sole, single or limited sources. At present, sole-source components, where the Company has identified no other supplier for the components, include framers, certain semiconductors, embedded communications processors, communication controllers and line interface components. While alternative suppliers have been identified for certain key components, those alternative sources have not been qualified by the Company. The qualification process could be lengthy and no assurance can be given that any additional sources would become available to the Company on a timely basis, or, if such sources were to become available, that the Company would not experience a degradation in the quality of components provided by such new suppliers. The Company generally does not have long-term agreements with its suppliers that guarantee the continuity of supply for sole, single or limited source components or that provide protection against sudden increases in component prices. The Company has from time to time experienced minor delays in the receipt of key components, and any future difficulty in obtaining sufficient and timely delivery of them could result in delays or reductions in product shipments, which, in turn, could have a material adverse effect on the Company's business, financial condition and results of operations. In the event any significant supplier becomes unable or unwilling to continue to supply required components for the Company's products, the Company would have to identify and qualify acceptable replacements. In addition, although the Company's sole or limited source suppliers are all based in the United States, some of them may manufacture components, or acquire components from, outside of the United States. If events in a country where a key component is produced reduce or eliminate the supply of such component, and the Company's supplier is unable to obtain the component from another country, the Company would have to identify and qualify acceptable replacements. Any interruption in the supply of required or key components, or the inability of the Company to procure these components from alternate sources at acceptable prices and within a reasonable time, could have a material adverse effect upon the Company's business, financial condition and results of operations. In the event of significant increases in the cost of components, the Company would be forced either to increase the price of its products or accept lower profit margins. In particular, certain of Visual UpTime's key components, including dynamic random access memories ("DRAMs") and embedded communications processors, are subject to fluctuations in pricing. An increase in prices for the Company's products resulting from such component price fluctuations would make the Company's products less competitive with products which do not incorporate such components. Lower margins or less competitive product pricing could have a material adverse effect on the Company's business, financial condition and results of operations.

MANAGEMENT OF CHANGE AND EXPANSION

     Since its inception, the Company has experienced rapid and significant growth, including a significant increase in its number of employees. This growth and changes in the Company's operations have placed significant demands on the Company's administrative, operational, technical and financial resources. To compete effectively, and to manage future growth, if any, the Company must continue to strengthen, on a timely basis, its operational, financial and management information reporting systems and its controls and procedures, and to expand, train and manage its work force. There can be no assurance that the Company will be able to take such actions successfully.

The failure of the Company's management team to effectively manage growth could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant degree upon the continuing contributions of its key management and technical employees, particularly Scott
E. Stouffer, Chairman, President and Chief Executive Officer. The loss of the services of any key employee would adversely affect the Company's business, financial condition and results of operations. The Company maintains, and is the beneficiary under, a $2.0 million key person life insurance policy on Mr. Stouffer. The Company believes that its future success will depend in large part upon its ability to attract and retain highly-skilled managerial, sales, marketing, customer support and product development personnel. The Company requires sales consultants and product development personnel who are highly technically trained in the field of telecommunications, and the competition for such individuals is intense. The Company has at times experienced, and continues to experience, difficulty in recruiting qualified personnel. There can be no assurance that the Company will be successful in retaining its key employees or that it can attract or retain additional skilled personnel as required. Failure to attract and retain key personnel would have a material adverse effect on the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     As the number of products in the network management industry increases and the functionality of these products further overlaps, companies may increasingly become subject to claims of infringement or misappropriation of the intellectual property or proprietary rights of others. There can be no assurance that third parties will not assert infringement or misappropriation claims against the Company in the future with respect to current or future products, or that any such assertion will not require the Company to enter into royalty arrangements or litigation that would be costly to the Company. Any claims or litigation, with or without merit, could result in a diversion of management's attention and the Company's financial resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. Adverse determinations in such claims or litigation could also have a material adverse effect on the Company's business, financial condition and results of operations.

     While the Company believes that its success will depend principally upon its ability to develop and effectively market products that meet the requirements of customers for service level management functionality, its ability to compete is also dependent in part upon its proprietary technology and rights. The Company holds one patent and also relies on copyright and trade secret laws, trademarks, confidentiality procedures and contractual provisions to protect its proprietary software, documentation and other proprietary information. There can be no assurance that the confidentiality agreements and other methods on which the Company relies to protect its trade secrets and proprietary information and rights will be adequate to prevent competitors from developing similar technology. Moreover, in the absence of patent protection, the Company's business may be adversely affected by competitors that develop functionally equivalent technology. Furthermore, the Company may be subject to additional risk as it enters into transactions in countries where intellectual property laws are not well developed or enforced effectively. Legal protection of the Company's rights may be ineffective in such countries, and technology developed or used in such countries may not be protectable in jurisdictions where protection is ordinarily available. Litigation to defend and enforce the Company's intellectual property rights, regardless of the final outcome of such litigation, could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations. There can also be no assurance that the Company's trade secrets or non-disclosure agreements will provide meaningful protection of the Company's proprietary information. The Company's inability to protect its proprietary rights would have a material adverse effect on the Company's business, financial condition and results of operations.

CONTROL BY DIRECTORS AND OFFICERS

     The Company's officers, directors and their affiliates will, in the
aggregate, beneficially own approximately        % of the Company's outstanding
Common Stock after the Offerings. As a result, these stockholders, if acting together, would be able effectively to control substantially all matters requiring approval by the stockholders of the Company, including the election of directors. This ability may have the effect of delaying or preventing a change in control of the Company, or causing a change in control of the company which may not be favored by the Company's other stockholders. See "Management" and "Principal and Selling Stockholders".

VOLATILITY OF STOCK PRICE

     Between February 1998 when the Company's Common Stock became publicly traded and the date hereof, the closing sales price of the Common Stock has ranged from a low of $16.81 per share to a high of $37.25 per share. The offering of shares of Common Stock pursuant to this Prospectus, the limited trading history of the Common Stock, the relatively small size of the Company's stockholder base, announcements concerning the Company or its competitors, quarterly fluctuations in operating results, announcements of technological innovations, the introduction of new products or changes in product pricing policies by the Company or its competitors, changes in proprietary rights or changes in earnings estimates or recommendations by analysts could cause the market price of the Common Stock to fluctuate substantially. In addition, stock prices for many technology companies fluctuate widely for reasons which may be unrelated to operating results. Such fluctuations in the Company's market price of the Common Stock may affect the visibility and credibility of the Company in its markets. These fluctuations, as well as general economic, political and market conditions such as recessions, international instabilities or military conflicts, may materially and adversely affect the market price of the Common Stock.

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of the Common Stock offered hereby will suffer immediate and substantial dilution of $29.15 per share in the net tangible book value from an assumed public offering price of $32.50 per share. To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution".

ANTITAKEOVER CONSIDERATIONS

     The Company's Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock ("Preferred Stock") and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. See "Description of Capital Stock -- Preferred Stock". The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Furthermore, certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

     The Company's Certificate of Incorporation contains other provisions that may have the effect of delaying or preventing a change in control of the Company, including a classified Board of Directors and a limitation on stockholder action by written consent. See "Description of Capital
Stock -- Delaware Law and Certain Charter Provisions". In addition, the Company's credit facility with Silicon Valley Bank prohibits the Company from engaging in a merger with or being acquired by another entity without the bank's consent.

YEAR 2000 COMPLIANCE

     Many currently installed operating systems and software products are coded to accept only two digit entries in the date code field. These date code fields need additional digits to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. The Company is in the process of reviewing its internal systems to ensure Year 2000 compliance. The Company believes that the purchasing patterns of customers and potential customers may be significantly affected by Year 2000 issues. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company. Conversely, Year 2000 issues may cause other companies to accelerate purchases, thereby causing an increase in short-term demand and a consequent decrease in long-term demand for software products.

     Additionally, Year 2000 compliance issues could cause a significant number of companies, including current customers of the Company, to re-evaluate their current systems' needs, and as a result, consider switching to other systems or suppliers. This could have a material adverse effect on the Company's business, operating results and financial condition.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of equity securities. Upon completion of the Offerings, the Company will have outstanding 20,886,099 shares of Common Stock, assuming no exercise of outstanding options. Of the Common Stock outstanding upon completion of the Offerings, the 3,500,000 shares of Common Stock offered hereby as well as the 4,025,000 shares issued in the Company's initial public offering (the "IPO") will be freely tradeable without restriction or further registration under the Securities Act, except for shares held by "affiliates" of the Company or persons who have been affiliates within the preceding three months. Approximately 2,153,196 shares issued or issuable upon exercise of options outstanding under the Company's 1994 Stock Option Plan, 1997 Stock Option Plan, 1997 Directors' Stock Option Plan and the Net2Net 1994 Stock Plan (collectively, the "Stock Plans") as of June 30, 1998, which have been registered on Form S-8 under the Securities Act, will also be freely tradeable. Approximately 998,419 shares are available for grants under the Stock Plans, which upon exercise, will be freely tradeable.

     The Company also has a significant number of shares of Common Stock outstanding that have not been registered under the Securities Act. Of these
shares, approximately           shares are eligible for sale under Rule 144,
Rule 144(k), Rule 701 or otherwise and, unless held by an affiliate, are freely tradeable. Of such shares, 210,488 shares will be eligible for sale on August 5,
1998. Approximately           of the shares that will be eligible for sale under
Rule 144, Rule 144(k) or Rule 701 are subject to a 90-day lock-up agreement with
the Underwriters and approximately           of the shares so eligible are
subject to a 45-day lock-up agreement with the Underwriters. Other shares of Common Stock will become eligible for sale under Rule 144 or Rule 701 at varying times. See "Shares Eligible for Future Sale". The Company is unable to estimate the number of shares which may be sold under Rule 144 or Rule 701 or pursuant to registration rights since this will depend upon the market price of the Common Stock, the individual circumstances of the sellers and other factors.

     The holders of 10,119,845 shares of Common Stock have the right to require the Company to register under the Securities Act the sale of such shares of Common Stock, subject to certain limitations. The holders of 15,537,918 shares of Common Stock have the right to require the Company to include their shares in a registered offering of securities by the Company for its own account. Of these shares, approximately 2,500,000 shares are being sold by the Selling Stockholders in the Offerings. See "Description of Capital Stock -- Registration Rights of Certain Holders" and "Shares Eligible for Future Sale".

DISCRETIONARY USE OF PROCEEDS

     The net proceeds to the Company from the Offerings, estimated at $30.0 million (at an assumed public offering price of $32.50 per share), will be used for general corporate purposes and have not been designated for any particular purpose. Accordingly, the Company will have broad discretion as to the application of such proceeds. See "Use of Proceeds".

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock offered by the Company hereby are estimated to be $30.0 million ($34.7 million if the Underwriters' over-allotment option is exercised in full) based on an assumed public offering price of $32.50 per share. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders in the Offerings. See "Principal and Selling Stockholders".

     The Company has no current plans for the net proceeds of the Offerings. The Company intends to add the net proceeds from the Offerings to working capital, where such proceeds will be available to support general corporate purposes which are expected to include capital equipment expenditures to support selling and marketing, manufacturing and product development activities. A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, the Company evaluates potential acquisitions of such businesses, products or technologies. However, the Company has no present understandings, commitments or agreements with respect to any material acquisition of other businesses, products or technologies. Pending use of the net proceeds for any purposes, the Company intends to invest such funds in short-term, interest-bearing, investment grade obligations.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been traded on the Nasdaq National Market under the symbol "VNWK" since February 6, 1998. The following table sets forth, for the periods indicated, the range of high and low closing sales prices for the Common Stock as reported on the Nasdaq National Market:

                                                               HIGH      LOW
                                                              ------    ------
1998:
     First Quarter (from February 6, 1998)..................  $26.00    $16.81
     Second Quarter.........................................  $37.25    $28.25

     On June 30, 1998, the last reported sale price of the Common Stock was $36.69 per share. At June 30, 1998, the Company had approximately 201 stockholders of record.

                                DIVIDEND POLICY

     The Company has never paid or declared any cash dividends on its Common Stock. It is the present policy of the Company to retain earnings to finance the growth and development of the business and, therefore, the Company does not anticipate declaring or paying cash dividends on its Common Stock in the foreseeable future. In addition, the Company's credit facility with Silicon Valley Bank prohibits the Company from paying cash dividends without the bank's consent. See Note 2 of Notes to Consolidated Financial Statements.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1998 on an actual basis and as adjusted to reflect the sale of 1,000,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom (at an assumed public offering price of $32.50 per share). This table should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                   JUNE 30, 1998
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
                                                                    (UNAUDITED)
Long-term debt..............................................  $    228     $     228
Stockholders' equity (deficit):
  Preferred stock, $.01 par value, 5,000,000 shares
     authorized, no shares issued and outstanding (actual
     and as adjusted)(1)....................................        --            --
  Common stock, $.01 par value, 50,000,000 shares
     authorized, 19,886,099 shares issued and outstanding
     (actual), 20,886,099 shares issued and outstanding (as
     adjusted)(2)...........................................       199           209
  Deferred compensation.....................................      (227)         (227)
  Additional paid-in capital................................    73,306       103,340
  Accumulated deficit.......................................   (33,267)      (33,267)
                                                              --------     ---------
Total stockholders' equity..................................    40,011        70,055
                                                              --------     ---------
Total capitalization........................................  $ 40,239     $  70,283
                                                              ========     =========

---------------
(1) See Note 3 of Notes to Consolidated Financial Statements.

(2) Excludes 3,101,077 shares of Common Stock reserved for issuance under the Stock Plans, under which options to purchase 2,101,686 shares at a weighted average exercise price of $5.05 were outstanding as of June 30, 1998. See "Management -- Stock Plans" and Note 5 of Notes to Consolidated Financial Statements.

                                    DILUTION

     The net tangible book value of the Company as of June 30, 1998, was approximately $40.0 million, or approximately $2.01 per share of Common Stock. Net tangible book value per share represents the amount of the Company's stockholders' equity, less intangible assets, divided by 19,886,099 shares of Common Stock outstanding as of June 30, 1998. After giving effect to the sale by the Company of 1,000,000 shares of Common Stock offered hereby and receipt of the estimated net proceeds therefrom, the adjusted net tangible book value of the Company as of June 30, 1998 would have been approximately $70.1 million, or $3.35 per share. This represents an immediate increase in such net tangible book value of $1.34 per share to existing stockholders and an immediate dilution of $29.15 per share to new investors. The following table illustrates this per share dilution:

Public offering price per share.............................          $32.50
                                                                      ------
  Net tangible book value per share as of June 30, 1998.....  $2.01
  Increase per share attributable to new investors..........   1.34
                                                              -----
Net tangible book value after the Offerings.................            3.35
                                                                      ------
Dilution per share to new investors.........................          $29.15
                                                                      ======

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, notes thereto and other financial information included elsewhere in this Prospectus. The selected consolidated financial data as of and for the years ended December 31, 1995, 1996 and 1997, are derived from consolidated financial statements of the Company which have been audited by Arthur Andersen LLP, independent public accountants. The selected consolidated financial data for the period from inception through December 31, 1993 and for the year ended December 31, 1994 are derived from audited consolidated financial statements not included in this Prospectus. The selected consolidated financial data for the six months ended June 30, 1997 and 1998 have been derived from the unaudited consolidated financial statements of the Company, which in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the full year or for any future period.

                                    FOR THE PERIOD                                                      SIX MONTHS
                                    FROM INCEPTION                                                        ENDED
                                   (AUGUST 12, 1993)           YEAR ENDED DECEMBER 31,                   JUNE 30,
                                        THROUGH        ---------------------------------------   ------------------------
                                   DECEMBER 31, 1993   1994     1995       1996        1997         1997         1998
                                   -----------------   -----   -------   --------   ----------   ----------   -----------
                                                      (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)  (UNAUDITED)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue...........................       $ --          $  --   $   567   $  8,279   $   27,345   $   10,217   $    22,306
Cost of goods sold................         --             --       242      3,687       10,754        4,127         8,901
                                         ----          -----   -------   --------   ----------   ----------   -----------
  Gross profit....................         --             --       325      4,592       16,591        6,090        13,405
                                         ----          -----   -------   --------   ----------   ----------   -----------
Operating expenses:
  Research and development........         --            163     2,038      5,432        7,321        3,281         4,915
  Sales and marketing.............         --             --     1,187      9,483       13,182        5,851         7,287
  General and administrative......          5            276       566      2,036        3,211        1,460         2,116
  Merger-related costs (1)........                        --        --         --           --           --         7,347
                                         ----          -----   -------   --------   ----------   ----------   -----------
    Total operating expenses......          5            439     3,791     16,951       23,714       10,592        21,665
                                         ----          -----   -------   --------   ----------   ----------   -----------
Loss from operations..............         (5)          (439)   (3,466)   (12,359)      (7,123)      (4,502)       (8,260)
Interest income, net..............         --              1        63        166           93           66         1,055
                                         ----          -----   -------   --------   ----------   ----------   -----------
Net loss..........................       $ (5)         $(438)  $(3,403)  $(12,193)  $   (7,030)  $   (4,436)  $    (7,205)
                                         ====          =====   =======   ========   ==========   ==========   ===========
Pro forma Basic and diluted net
  loss per share (2)..............                                                  $    (0.45)  $    (0.29)  $     (0.38)
                                                                                    ==========   ==========   ===========
Pro forma Basic and diluted
  weighted average common shares
  outstanding (2).................                                                  15,532,537   15,485,515    18,862,904
                                                                                    ==========   ==========   ===========

                                                                       DECEMBER 31,
                                                 --------------------------------------------------------     JUNE 30,
                                                   1993        1994        1995        1996        1997         1998
                                                 --------    --------    --------    --------    --------    -----------
                                                                      (IN THOUSANDS)                         (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents....................  $      1    $  1,424    $  3,548    $  7,551    $  8,902     $ 48,556
  Working capital..............................        --       1,319       3,632       7,031         103       36,977
  Total assets.................................         1       1,489       5,091      13,344      18,611       61,470
  Long-term debt, net of current portion.......         6          --          86         148         374          228
  Redeemable convertible preferred stock.......        --       1,170       3,385      13,398      14,855           --
  Stockholders' equity (deficit)...............        (5)        205         678      (4,980)    (13,302)      40,011

---------------
(1) During the six months ended June 30, 1998, the Company incurred certain merger-related costs in connection with its acquisition of Net2Net. See Note 1 of Notes to Consolidated Financial Statements.

(2) For an explanation of the determination of the number of shares used in computing pro forma per share amounts, see Note 1 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Company's consolidated financial statements, the related notes thereto, and other financial information included elsewhere in this Prospectus. In addition to the historical information contained herein, this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in this Prospectus. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as those discussed elsewhere in this Prospectus.

OVERVIEW

     The Company was incorporated in Maryland in August 1993 as Avail Networks, Inc. and reincorporated in Delaware in December 1994 as Visual Networks, Inc. From incorporation through December 1994, the Company's principal objective was to secure sufficient equity financing to enable the Company to accelerate product development efforts. The Company secured its initial round of equity financing in December 1994.

     During 1995 and 1996, the Company devoted substantial resources to developing Visual UpTime for Frame Relay deployment and to developing sales and marketing functions and general and administrative infrastructure. Visual UpTime was first shipped in mid-1995. The Company began generating significant revenue from sales of Visual UpTime during 1996.

     During 1995 and 1996, most of the Company's sales were to subscribers. In August 1996, the Company entered into a master reseller agreement with Sprint, resulting in the Company's products shipping through Sprint to subscribers. In October 1997, the Company entered into a similar master reseller agreement with MCI, which also resulted in shipments of the Company's products through MCI to subscribers. During 1997 and the first half of 1998, the Company has focused on selling Visual UpTime directly to providers as part of their network infrastructure. In December 1997, the Company entered into an agreement with AT&T, which provides for the sale of the Company's products to AT&T for deployment as part of AT&T's infrastructure.

     The Company realizes revenue from sales of hardware, from the licensing of related software and from maintenance contracts. The Company generally recognizes revenue upon shipment or delivery of the product and passage of title to the customer. Where the agreements provide for evaluation or customer acceptance, the Company recognizes revenue upon the completion of the evaluation process and acceptance of the product by the customer. Maintenance contracts call for the Company to provide technical support and software updates to customers. The Company recognizes maintenance revenue, including maintenance revenue that is bundled with product sales, ratably over the contract period, which currently ranges from one to three years.

     The Company currently contracts with third parties for board assembly and has manufacturing operations that perform final assembly, testing and shipping of its product at its facilities in Rockville, Maryland and Hudson, Massachusetts. The Company anticipates maintaining a portion of its internal manufacturing function for the foreseeable future at its Rockville, Maryland facility, but is exploring opportunities with contract manufacturers to have its products assembled, tested and shipped at a third-party location.

     On May 15, 1998, Visual Networks acquired Net2Net in a merger accounted for as a pooling of interests. The combination with Net2Net will affect the future results of the operations reported by the Company. See Note 1 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

     The following table presents for the periods indicated certain consolidated statement of operations data as a percentage of the Company's revenue:

                                                                               SIX MONTHS
                                                 YEAR ENDED DECEMBER 31,     ENDED JUNE 30,
                                                -------------------------    --------------
                                                 1995      1996     1997     1997     1998
                                                ------    ------    -----    -----    -----
Revenue.......................................   100.0%    100.0%   100.0%   100.0%   100.0%
Cost of goods sold............................    42.7      44.5     39.3     40.4     39.9
                                                ------    ------    -----    -----    -----
  Gross profit................................    57.3      55.5     60.7     59.6     60.1
                                                ------    ------    -----    -----    -----
Operating expenses:
  Research and development....................   359.4      65.6     26.8     32.1     22.0
  Sales and marketing.........................   209.4     114.6     48.2     57.2     32.7
  General and administrative..................    99.8      24.6     11.7     14.3      9.5
  Merger-related costs........................      --        --       --       --     32.9
                                                ------    ------    -----    -----    -----
     Total operating expenses.................   668.6     204.8     86.7    103.6     97.1
                                                ------    ------    -----    -----    -----
Loss from operations..........................  (611.3)   (149.3)   (26.0)   (44.0)   (37.0)
Interest income, net..........................    11.1       2.0      0.3      0.6      4.7
                                                ------    ------    -----    -----    -----
Net loss......................................  (600.2)%  (147.3)%  (25.7)%  (43.4)%  (32.3)%
                                                ======    ======    =====    =====    =====

     SIX MONTHS ENDED JUNE 30, 1998 COMPARED WITH SIX MONTHS ENDED JUNE 30,
1997.

     REVENUE. The Company recognized $22.3 million in revenue for the six months ended June 30, 1998, a 118.6% increase over revenue of $10.2 million reported for the six months ended June 30, 1997. The increase was due primarily to the continued acceptance of Visual UpTime in the Frame Relay market, with a significant increase in sales to providers, particularly Sprint and, to a lesser extent, to the increase in sales of the Company's network analysis tools. Sales to providers accounted for approximately 60% of revenue for the six months ended June 30, 1998 as compared to approximately 30% for the six months ended June 30, 1997. Revenue from Sprint totaled approximately 33% and 23% of revenue for the six months ended June 30, 1998 and 1997, respectively.

     GROSS PROFIT. Cost of goods sold consists of component parts, direct compensation costs, warranty and other contractual obligations, royalties, license fees and other overhead expenses related to manufacturing operations. Gross profit was $13.4 million for the six months ended June 30, 1998, as compared to $6.1 million for the six months ended June 30, 1997, an increase of $7.3 million. Gross margin was 60.1% of revenue for the six months ended June 30, 1998, as compared to 59.6% of revenue for the six months ended June 30, 1997. The increase in gross margin percentage was due primarily to product cost reductions and to product sales mix. The Company's future gross margins may be adversely affected by a number of factors, including product mix, the proportion of sales to providers, competitive pricing, manufacturing volumes and an increase in component parts.

     RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense consists of compensation for research and development staff, depreciation of test and development equipment, certain software development costs and costs of prototype materials. Research and development expense was $4.9 million for the six months ended June 30, 1998 as compared to $3.3 million for the six months ended June 30, 1997, an increase of $1.6 million. The increase in research and development expense was due primarily to increased staffing levels and, to a lesser extent, purchases of materials used in the development of new or enhanced products. Research and development expense was 22.0% and 32.1% of revenue for the six months ended June 30, 1998 and 1997, respectively. The Company expects that research and development expenditures will increase in absolute dollars, and may decrease as a percentage of revenue, during 1998 and thereafter. The increase in absolute dollars will support continued development of new enhanced products and the exploration of new or complementary technologies.

     SALES AND MARKETING EXPENSE. Sales and marketing expense consists of compensation for the sales and marketing staff, commissions, pre-sales support, travel and entertainment expense, trade shows and other marketing programs. Sales and marketing expense was $7.3 million for the six months ended June 30, 1998, as compared to $5.9 million for the six months ended June 30, 1997, an increase of $1.4 million. The increase in sales and marketing expense was due primarily to increased staffing levels and related costs, such as commissions. Sales and marketing expense was 32.7% and 57.2% of revenue for the six months ended June 30, 1998 and 1997, respectively. The Company expects that sales and marketing expenditures will increase in absolute dollars, and may decrease as a percentage of revenue, during 1998 and thereafter. This increase in absolute dollars is expected to be incurred as additional personnel are hired, field offices are opened and promotional expenditures increase to allow the Company to increase its market penetration and to pursue market opportunities.

     GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense consists of finance, administration and general management activities. General and administrative expense was $2.1 million for the six months ended June 30, 1998 as compared to $1.5 million for the six months ended June 30, 1997, an increase of $0.6 million. The increase in general and administrative expense was due primarily to increased staffing levels. General and administrative expense was 9.5% and 14.3% of revenue for the six months ended June 30, 1998 and 1997, respectively. The Company expects that general and administrative expenditures will increase in absolute dollars, and may decrease as a percentage of revenue, during 1998 and thereafter. The increase in absolute dollars is expected to be required for the expansion of the Company's administrative staff and internal systems to support expanding operations.

     MERGER-RELATED COSTS. In connection with the Net2Net acquisition, the Company recorded merger-related costs of $7.3 million in the three months ended June 30, 1998 consisting of transaction costs, integration expenses and restructuring charges. Transaction costs of $4.4 million consisted primarily of fees for investment bankers, attorneys, accountants and other direct costs. Integration expenses of $0.2 million consisted of incremental and non-recurring costs necessary to integrate Net2Net and Visual. The restructuring charge of $2.7 million includes severance, outplacement and other costs relating primarily to the elimination of certain field offices, the consolidation of the Company's manufacturing, sales, marketing and administrative functions and the discontinuance of certain product development efforts.

     INTEREST INCOME, NET. Interest income, net, for the six months ended June 30, 1998 was approximately $1.1 million as compared to $66,000 for the six months ended June 30, 1997. The increase was due to the significant increase in cash and cash equivalents between periods resulting from the proceeds of the Company's IPO in February 1998.

     NET LOSS. Net loss for the six months ended June 30, 1998 was $7.2 million as compared to a net loss of $4.4 million for the six months ended June 30, 1997, an increase of $2.8 million. Increased operating expenses and the effect of the merger-related costs described above offset the increases in revenue, gross profit and interest income achieved in 1998.

     YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

     REVENUE. The Company recognized $27.3 million in revenue for the year ended December 31, 1997, as compared to $8.3 million for the year ended December 31, 1996, an increase of $19.0 million. The increase was due primarily to acceptance of Visual UpTime in the Frame Relay market and to sales resulting from the reseller agreement signed with Sprint in August 1996 and, to a lesser extent, to the increase in sales of the Company's network analysis tools. Revenue from this reseller agreement accounted for approximately 27% of revenue for the year ended December 31, 1997.

     GROSS PROFIT. Gross profit was $16.6 million for the year ended December 31, 1997, as compared to $4.6 million for the year ended December 31, 1996, an increase of $12.0 million. Gross margin was 60.7% for the year ended December 31, 1997, as compared to 55.5% for the year ended December 31, 1996. The increase in gross margin percentage was due primarily to product cost reductions and to the mix of product sales.

     RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense was $7.3 million for the year ended December 31, 1997, as compared to $5.4 million for the year ended December 31, 1996, an increase of $1.9 million. The increase in research and development expense was due primarily to increased staffing levels and, to a lesser extent, purchases of materials used in the development of new or enhanced products.

     SALES AND MARKETING EXPENSE. Sales and marketing expense was $13.2 million for the year ended December 31, 1997, as compared to $9.5 million for the year ended December 31, 1996, an increase of $3.7 million. The increase in sales and marketing expense was due primarily to increased staffing levels.

     GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense was $3.2 million for the year ended December 31, 1997, as compared to $2.0 million for the year ended December 31, 1996, an increase of $1.2 million. The increase in general and administrative expense was due primarily to increased staffing levels.

     NET LOSS. The Company's net loss was $7.0 million for the year ended December 31, 1997, as compared to net loss of $12.2 million for the year ended December 31, 1996, a decrease of $5.2 million. This decrease was due primarily to the revenue and gross profit increases described above.

     YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

     REVENUE. The Company recognized $8.3 million in revenue for the year ended December 31, 1996, as compared to $0.6 million for the year ended December 31, 1995, an increase of $7.7 million. The increase was due primarily to the initial acceptance of Visual UpTime by subscribers and, to a lesser extent, to the increase in sales of the Company's network analysis tools and network management products.

     GROSS PROFIT. Gross profit was $4.6 million for the year ended December 31, 1996, as compared to $0.3 million for the year ended December 31, 1995, an increase of $4.3 million. Gross margin was 55.5% for the year ended December 31, 1996.

     RESEARCH AND DEVELOPMENT EXPENSE. Research and development expense was $5.4 million for the year ended December 31, 1996, as compared to $2.0 million for the year ended December 31, 1995, an increase of $3.4 million. The increase in research and development expense was due primarily to increased staffing levels and, to a lesser extent, purchases of materials used in the development of new or enhanced products. Research and development expense was 65.6% of revenue for the year ended December 31, 1996.

     SALES AND MARKETING EXPENSE. Sales and marketing expense was $9.5 million for the year ended December 31, 1996, as compared to $1.2 million for the year ended December 31, 1995, an increase of $8.3 million. The increase in sales and marketing expense was due primarily to increased staffing levels. Sales and marketing expense was 114.6% of revenue for the year ended December 31, 1996.

     GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense was $2.0 million for the year ended December 31, 1996, as compared to $0.6 million for the year ended December 31, 1995, an increase of $1.4 million. The increase in general and administrative expense was due primarily to increased staffing levels and the development of infrastructure to support the anticipated revenue growth. General and administrative expense was 24.6% of revenue for the year ended December 31, 1996.

     NET LOSS. The Company's net loss was $12.2 million for the year ended December 31, 1996, as compared to a net loss of $3.4 million for the year ended December 31, 1995, an increase of $8.8 million. This increase was due primarily to increased operating expenses which offset the revenue and gross profit increases described above.

     SELECTED QUARTERLY CONSOLIDATED RESULTS OF OPERATIONS

     The following tables present consolidated statement of operations data in dollars and as a percentage of the Company's revenue. This quarterly information is unaudited but has been prepared on a basis consistent with the Company's audited consolidated financial statements presented elsewhere herein, and in the Company's opinion, includes all adjustments (consisting only of normal recurring adjustments), necessary for a fair presentation of the information for the quarters presented. The results of operations for any quarter are not necessarily indicative of results that may be expected for any subsequent periods. See "Risk Factors -- Potential Fluctuations in Quarterly Operating Results".

                                                                        QUARTER ENDED
                                   ---------------------------------------------------------------------------------------
                                   SEPT. 30,   DEC. 31,   MAR. 31,   JUN. 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUN. 30,
                                     1996        1996       1997       1997       1997        1997       1998       1998
                                   ---------   --------   --------   --------   ---------   --------   --------   --------
                                                                       (IN THOUSANDS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue..........................   $ 2,168    $ 3,260    $ 3,988    $ 6,229     $ 7,934    $ 9,194    $10,327    $11,979
Cost of goods sold...............     1,044      1,334      1,705      2,422       2,987      3,640      4,541      4,360
                                    -------    -------    -------    -------     -------    -------    -------    -------
  Gross profit...................     1,124      1,926      2,283      3,807       4,947      5,554      5,786      7,619
                                    -------    -------    -------    -------     -------    -------    -------    -------
Operating expenses:
  Research and development.......     1,632      1,588      1,584      1,697       1,835      2,205      2,427      2,488
  Sales and marketing............     3,008      3,099      2,839      3,012       3,451      3,880      3,698      3,589
  General and administrative.....       489        760        690        770         830        921      1,190        926
  Merger-related costs...........        --         --         --         --          --         --         --      7,347
                                    -------    -------    -------    -------     -------    -------    -------    -------
    Total operating expenses.....     5,129      5,447      5,113      5,479       6,116      7,006      7,315     14,350
                                    -------    -------    -------    -------     -------    -------    -------    -------
Loss from operations.............    (4,005)    (3,521)    (2,830)    (1,672)     (1,169)    (1,452)    (1,529)    (6,731)
Interest income, net.............        11         60         37         29           2         25        389        666
                                    -------    -------    -------    -------     -------    -------    -------    -------
Loss before income taxes.........    (3,994)    (3,461)    (2,793)    (1,643)     (1,167)    (1,427)    (1,140)    (6,065)
Income taxes.....................        --         --         --         --          --         --       (495)       495
                                    -------    -------    -------    -------     -------    -------    -------    -------
Net loss.........................   $(3,994)   $(3,461)   $(2,793)   $(1,643)    $(1,167)   $(1,427)   $(1,635)   $(5,570)
                                    =======    =======    =======    =======     =======    =======    =======    =======

                                                                        QUARTER ENDED
                                   ---------------------------------------------------------------------------------------
                                   SEPT. 30,   DEC. 31,   MAR. 31,   JUN. 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUN. 30,
                                     1996        1996       1997       1997       1997        1997       1998       1998
                                   ---------   --------   --------   --------   ---------   --------   --------   --------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue..........................     100.0%     100.0%     100.0%     100.0%      100.0%     100.0%     100.0%     100.0%
Cost of goods sold...............      48.2       40.9       42.8       38.9        37.6       39.6       44.0       36.4
                                    -------    -------    -------    -------     -------    -------    -------    -------
  Gross profit...................      51.8       59.1       57.2       61.1        62.4       60.4       56.0       63.6
                                    -------    -------    -------    -------     -------    -------    -------    -------
Operating expenses:
  Research and development.......      75.3       48.7       39.7       27.2        23.1       24.0       23.5       20.8
  Sales and marketing............     138.7       95.1       71.2       48.3        43.5       42.2       35.8       30.0
  General and administrative.....      22.5       23.3       17.3       12.4        10.5       10.0       11.5        7.7
  Merger-related costs...........        --         --         --         --          --         --         --       61.3
                                    -------    -------    -------    -------     -------    -------    -------    -------
    Total operating expenses.....     236.5      167.1      128.2       87.9        77.1       76.2       70.8      119.8
                                    -------    -------    -------    -------     -------    -------    -------    -------
Loss from operations.............    (184.7)    (108.0)     (71.0)     (26.8)      (14.7)     (15.8)     (14.8)     (56.2)
Interest income, net.............       0.5        1.8        0.9        0.5         0.0        0.3        3.8        5.6
                                    -------    -------    -------    -------     -------    -------    -------    -------
Loss before income taxes.........    (184.2)    (106.2)     (70.1)     (26.3)      (14.7)     (15.5)     (11.0)     (50.6)
Income taxes.....................        --         --         --         --          --         --       (4.8)       4.1
                                    -------    -------    -------    -------     -------    -------    -------    -------
Net loss.........................    (184.2)%   (106.2)%    (70.1)%    (26.3)%     (14.7)%    (15.5)%    (15.8)%    (46.5)%
                                    =======    =======    =======    =======     =======    =======    =======    =======

     THREE MONTHS ENDED SEPTEMBER 30, 1997, DECEMBER 31, 1997, MARCH 31, 1998 AND JUNE 30, 1998.

     Revenue has increased in each of the last four quarters from $7.9 million for the three months ended September 30, 1997 to $9.2 million, $10.3 million and $12.0 million for the three months ended December 31, 1997, March 31, 1998 and June 30, 1998, respectively. These increases were due primarily to the continued acceptance of Visual UpTime in the Frame Relay market and increases in sales to subscribers by Sprint and other providers and, to a lesser extent, to the increase in sales of the Company's network analysis tools and network management products. The Company's sales strategy is to focus on selling Visual UpTime to providers for deployment as part of their core network infrastructure. There can be no assurance that the Company will be successful in executing this provider deployment sales model and the impact of this sales model, if successfully implemented, on the Company's future growth is uncertain. See "Business -- Sales, Marketing and Support".

     Gross margins were 62.4%, 60.4%, 56.0% and 63.6% for three months ended September 30, 1997, December 31, 1997, March 31, 1998 and June 30, 1998,
respectively. Gross margins for these periods are primarily affected by the product mix of sales between the Company's Visual UpTime products and network analysis tools, as well as by the Company's continued focus on cost reductions. The Company's future gross margins may be adversely affected by a number of factors, including product mix, proportion of sales to providers, competitive pricing, manufacturing volumes and increases in component costs.

     The Company's operating expenses have increased in each of the last four quarters, from $6.1 million in the three month period ended September 30, 1997 to $7.0 million, $7.3 million and $14.4 million in the three month periods ended December 31, 1997, March 31, 1998 and June 30, 1998, respectively. The increases were due primarily to increased staffing in sales and marketing and to a lesser extent increases in research and development and administrative personnel. The Company expects that operating expenses will continue to increase for the remainder of 1998 as the Company attempts to increase its market penetration, develops new and enhanced products, and increases administrative staff and the systems required to support the Company's expanding operations. Operating expenses (excluding the effect of merger-related costs) as a percentage of revenue have declined from 77.1% of revenue for the three months ended September 30, 1997 to 76.2%, 70.8% and 58.5% of revenues for the three month periods ended December 31, 1997, March 31, 1998 and June 30, 1998, respectively. The Company expects that operating expenses as a percentage of revenue will continue to decrease as, and if, its revenue increases.

     The Company's quarterly revenue and operating results may vary significantly as a result of a number of factors, including the size and timing of orders, product mix and shipment of systems. Operating results may also fluctuate on a quarterly basis based upon factors such as the continued acceptance of Frame Relay-based products, demand for the Company's current and future product offerings, the introduction of product enhancements by the Company or its competitors and market acceptance of new products offered by the Company or its competitors. The Company's quarterly operating results are also affected by the budgeting cycles of customers, the relative percentages of products sold through the Company's direct and indirect sales channels, product pricing and competitive conditions in the industry. Any unfavorable changes in these or other factors could have a material adverse effect on the Company's business, financial condition and results of operations. Accordingly, the Company believes that period-to-period comparisons of its results of operations may not be meaningful and should not be relied upon as an indication of future performance. Furthermore, there can be no assurance that the Company will be able to achieve profitability on a quarterly or annual basis.

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 1998, the Company's combined balance of cash and cash equivalents was $48.6 million as compared to $8.9 million as of December 31, 1997. This increase is primarily attributable to the $45.4 million in net proceeds that the Company received from the sale of common stock in its IPO in February 1998. Cash used in operating activities was $3.7 million during the six months ended June 30, 1998, primarily for funding operating losses of Net2Net, as well as to pay bonuses and commissions related to the year ended December 31, 1997 and for increases in inventories. Capital expenditures were approximately $2.0 million during the six months ended June 30, 1998.

     On May 15, 1998, Visual acquired Net2Net in a stock transaction accounted for as a pooling of interests. In the three months ended June 30, 1998, the Company incurred merger-related costs of approximately $7.3 million. The payment of these costs will constitute a significant use of cash by the Company during the remainder of 1998.

     The Company requires substantial working capital to fund its business, particularly to finance inventories, accounts receivable, research and development activities and capital expenditures. The Company currently has commitments for capital expenditures for the remainder of 1998 that are not expected to exceed $2.5 million. The Company's future capital requirements will depend on many factors, including the rate of revenue growth, if any, the timing and extent of spending to support product development efforts and expansion of sales and marketing, the timing of introductions of new products and enhancements to existing products and market acceptance of the Company's products. There can be no assurance that additional equity or debt financing, if required, will be available on acceptable terms, if at all.

     In addition to the Company's cash and cash equivalents, the Company's other principal source of liquidity is its bank credit facility. The credit facility includes a revolving line of credit providing for borrowings up to the lesser of $7.0 million or 75% of eligible accounts receivable (as defined in the credit facility). The agreement entitles Silicon Valley Bank to a security interest in the Company's assets. The agreement contains restrictive financial covenants, including, but not limited to, restrictions related to liquidity, profitability, net worth and indebtedness as well as restrictions related to acquisitions, dispositions of assets, distributions and investments. Interest is payable monthly at the prime rate plus 0.5%. As of June 30, 1998, there were no borrowings outstanding under the bank credit facility. The Company and the bank have a letter of intent to modify the terms of the credit facility.

     Substantially all of the Company's product sales to date have been made to customers in the U.S. The Company intends to increase its sales efforts in foreign markets. The Company plans to sell its products to foreign customers at prices denominated in U.S. dollars. However, if the Company commences selling material volumes of product to such customers at prices not denominated in U.S. dollars, the Company intends to adopt a strategy to hedge against fluctuations in foreign currency.

                                    BUSINESS

OVERVIEW

     The Company designs, manufactures and sells WAN service level management systems for statistically multiplexed technologies such as Frame Relay, ATM and IP/Internet. The Company's Visual UpTime system combines WAN access functionality with innovative software for performance monitoring, troubleshooting and network planning. Visual UpTime provides instrumentation for network performance measurement and analysis that allows providers to achieve the service levels required by their subscribers and to lower operating costs associated with statistically multiplexed services. The availability of performance monitoring and troubleshooting instrumentation also allows subscribers to verify the service levels being supplied by their service provider and monitor traffic traversing the WAN, a requirement for many subscribers wishing to use statistically multiplexed services to carry mission-critical data traffic. The Company believes Visual UpTime systems are deployed in configurations managing up to 1,300 circuits and the system is currently designed to support configurations of up to 30,000 circuits on a single managed network.

     The Company believes it is a worldwide leader in providing WAN service level management systems and has shipped systems for deployment on an aggregate of over 25,000 WAN circuits. The Company has developed relationships with major service providers such as AT&T, Sprint, MCI, Ameritech, Bell Atlantic and BellSouth. These service providers either resell Visual UpTime to their subscribers or integrate Visual UpTime into their networks to enable them to offer enhanced data transport service levels. Visual UpTime has been deployed in Frame Relay networks utilized by over 425 subscribers, including ABN-AMRO Bank, Cargill, Inc., Delta Air Lines, Inc., EDS, FedEx, Household International, Inc., Marriott, Reynolds and Waste Management, Inc. For the year ended December 31, 1997, and the six months ended June 30, 1998, the Company had revenue of $27.3 million and $22.3 million, respectively.

     Vertical Systems, a leading WAN Industry analyst, estimates that approximately 920,000 Frame Relay circuits and 30,000 ATM circuits will be installed worldwide from 1998 through 2000. To take advantage of this projected growth in these markets, the Company plans to expand its relationships with its service provider customers which together account for the majority of statistically-multiplexed traffic worldwide. The percentage of revenue attributable to sales to service providers increased from approximately 30% of revenue for the six months ended June 30, 1997, to approximately 60% of revenue for the six months ended June 30, 1998. Sprint, AT&T and MCI accounted for 27%, 7% and 2%, respectively, of revenue for the year ended December 31, 1997, and 33%, 12% and 11%, respectively, of revenue for the six months ended June 30, 1998.

INDUSTRY BACKGROUND

     WAN SERVICES MARKET

     The WAN services market has grown rapidly with the increase in computing and the associated data traffic volumes carried over WANs. WAN services are used to interconnect the computing facilities of geographically dispersed sites within an enterprise or to connect the computing facilities of one enterprise to another. The Company believes WAN data traffic volumes will continue to expand rapidly due to three key trends driving telecommunications markets worldwide:

     - Proliferation of distributed computing applications such as electronic mail, electronic transaction processing, enterprise resource planning and inter-enterprise information transfer based on Web technologies;

     - Deregulation of the telecommunications services industry, which has intensified competition and resulted in decreasing prices of WAN services; and

     - The continued deployment of high capacity fiber-optic networks and the emergence of high-bandwidth network access technologies that increase the ability to transfer large volumes of electronic information.

     Vertical Systems forecasts that WAN traffic on leased-line, Frame Relay and ATM services in the U.S. market will triple from 1996 to 2000, estimates the U.S. market for these services exceeded $13 billion in 1997 and projects that it will grow to $19.5 billion in 2000. Vertical Systems estimates that the non-U.S. market for these services exceeded $13 billion in 1997.

     WAN NETWORK DEPLOYMENT

     A typical WAN deployment to support distributed computing environments includes various types of customer premise equipment ("CPE") owned by the subscriber, deployed at the subscriber's sites and interconnected by the WAN service. The points at which the subscriber CPE connects to the WAN service are known as service demarcations ("demarcs"). The subscribers are responsible for network performance on the subscriber side of the demarcs, while providers are responsible for network performance on the provider side of the demarcs.

                             TYPICAL WAN DEPLOYMENT

                             [WAN DEPLOYMENT CHART]

     The equipment used for Frame Relay, ATM and IP/Internet services comprises both the access equipment located at the subscriber premises and the switches located at the provider's central office. Access equipment includes devices such as DSU/CSUs, FRADs (frame relay access devices), frame relay cards for routers and ATM access multiplexers. Vertical Systems projects that the markets for this equipment will grow significantly in parallel with the projected growth in the underlying service markets. The market for Frame Relay, ATM and IP/Internet access equipment is projected to grow from $353 million in 1996 to $1.4 billion in 2000.

     WAN NETWORK ARCHITECTURES

     WAN services are provided through two network architectures, time division multiplexing ("TDM") and statistical multiplexing. TDM services, such as leased-line and ISDN, rely on architectures which provide dedicated circuits between computing facilities and provide fixed bandwidth regardless of traffic flow. Unless information is continuously transmitted, the dedicated bandwidth is often idle, resulting in the inefficient use of expensive bandwidth. The use of dedicated bandwidth does, however, provide guaranteed throughput and fixed delay, ensuring high quality of service for all network traffic. Consequently, TDM services are suitable for the large installed base of mainframe computing environments running mission-critical, host-centric applications where the variability in traffic volume is low and the traffic volume is relatively predictable. By contrast, statistical multiplexing technologies and their derivative services, such as Frame Relay, ATM, IP/Internet, X.25 and Switched Multimegabit Data Services ("SMDS"), are based on the concept of shared bandwidth which is dynamically allocated in real time according to prevailing traffic patterns. As a result of this shared bandwidth, WANs based on these services can be up to 50% less expensive than WANs based on leased-line services for distributed computing applications. Because bandwidth in the WAN is shared among multiple subscribers, however, these services are generally characterized by "best efforts" throughput and variable delay, often resulting in lower quality of service more suitable for non-mission-critical distributed computing applications where the traffic is highly variable and unpredictable.

     WAN services are undergoing a significant shift from TDM architectures to statistically multiplexed architectures. Vertical Systems estimates that worldwide revenues for Frame Relay service, the most widely used service, grew at a compound annual growth rate of 117% between 1995 and 1997 and will grow at a compound annual growth rate of 41% through the year 2000. The worldwide number of installed Frame Relay circuits is projected to grow from approximately 580,000 in 1997 to more than 1.5 million in 2000. ATM services, which are characterized by higher capacities and higher speeds, are less widely offered today but also are projected to experience rapid growth. The worldwide number of installed ATM circuits is projected by Vertical Systems to grow from approximately 4,000 in 1997 to more than 33,000 in 2000. Accordingly, the U.S. market for Frame Relay and ATM services is expected to shift from 12% of WAN bandwidth in 1996 to nearly 40% in 2000 (with the majority of growth attributed to Frame Relay services) while the U.S. market for leased-line services is expected to decrease from approximately 88% of WAN bandwidth to 60% from 1996 to 2000.

     The growth of statistically multiplexed services has resulted in increased focus by subscribers on WAN service levels, defined by parameters such as service availability, throughput and delay. Subscribers have historically been able to tolerate the lower reliability and quality of service of statistically multiplexed services because most of the distributed computing applications supported by these services, including E-mail and file transfer, were not mission-critical. Today, however, the importance of distributed computing applications is increasing as enterprises implement newer mission-critical applications for enterprise resource planning, transaction processing, work group collaboration, remote telecommuting, sales force automation and electronic order entry. Subscribers, therefore, are demanding that their providers offer, achieve and, increasingly, guarantee higher service levels.

     The proliferation of statistically multiplexed services has also resulted in increased administrative costs for subscribers as more network managers manage multiple networks consisting of leased-line services supporting mission-critical legacy applications and statistically-multiplexed services supporting recently-deployed, distributed computing applications. The high cost of administering multiple networks coupled with the attractive pricing of statistically-multiplexed services is driving the need for subscribers to consolidate their applications onto a single statistically-multiplexed WAN. The migration of mainframe computing environments running mission-critical host-centric applications onto lower cost statistically multiplexed services has highlighted the need to provide higher service levels with such services. This migration and the proliferation of distributed computing applications have also generated subscriber demand for providers to offer multiple classes of service levels. Multiple service levels enable subscribers to deploy statistically multiplexed WANs that have service characteristics commensurate with the performance requirements of their differing computing applications, thereby optimizing price and performance. Subscriber demand for multiple, guaranteed and verified WAN service levels presents challenges to providers, which must be able to offer these service levels while maintaining profitability.

     The WAN services segment of deregulated telecommunications markets is intensely competitive and price sensitive, and cost leadership tends to drive competitive strategies. Providers can only achieve cost leadership if they can realize economies of scale. They must also avoid a costly dependence on highly skilled personnel for service provisioning and maintenance, a dependence that has historically existed for statistically multiplexed services. Therefore, providers face the challenge of increasing the manageability of statistically multiplexed services while simultaneously developing service deployment and operational models that can satisfy rapid growth requirements and achieve economies of scale.

PROBLEMS MANAGING FRAME RELAY, ATM AND IP/INTERNET SERVICES

     In leased-line environments, the performance, quality and maintainability of the service are independent of the volume and type of traffic running over the service. Accordingly, the diagnostic and measurement capabilities required to sufficiently maintain these services are fairly simplistic and are focused largely on physical transmission characteristics such as bit error rates or line coding violations. These capabilities are widely available within the providers' facilities and work in conjunction with simple DSU/CSUs deployed by the subscribers. By contrast, the performance, quality and maintainability of statistically multiplexed services are highly dependent on the volume and type of traffic running over the service. This extensive interplay between the subscriber application traffic and the provider service dictates the need for sophisticated diagnostic and measurement capabilities which not only analyze physical transmission characteristics but can also analyze the traffic itself. Historically, this level of measurement and analysis capability has generally required the use of expensive portable protocol analyzers, which are typically not deployed on a continuous basis at the demarc. This inability to measure service performance and quality has created difficulties for both subscribers and providers including the following:

     SUSPECT SERVICE LEVELS INHIBIT SUBSCRIBER ACCEPTANCE OF
SERVICE. Subscribers generally view statistically multiplexed services as offering deficient service levels and are therefore reluctant to run mission-critical applications across statistically multiplexed WANs. As the demand for higher service levels and multiple service levels has increased, subscribers and providers need a mechanism to measure, verify and improve service levels at the demarc.

     OPERATIONAL COST MODELS ARE NOT SCALEABLE. The inability to cost-effectively measure performance at the demarc, and thereby demonstrate to subscribers the WAN service level being provided, results in providers requiring many highly skilled personnel to provision and operate statistically multiplexed services. This cost is exacerbated by the gap between the demand for and supply of such personnel. The implication of this model is that operating costs are driven up and providers' WAN service businesses are not scaleable to the levels required to generate the economies of scale necessary for cost leadership. The specific areas of concern are:

     - INEFFICIENT SERVICE PROVISIONING. It is difficult for the provider to ascertain if the WAN service is properly deployed until the subscriber's network has been connected to the service and the subscriber's applications are operational. This often results in multiple dispatches of personnel to the subscriber site and extensive interaction with the subscriber for its equipment and applications to be configured properly for the WAN service. At the same time, the provider is typically restricted from billing the subscriber for the service until the subscriber's applications are working properly over the WAN service.

     - EXTENSIVE TROUBLESHOOTING AND HIGH MAINTENANCE. When the subscriber applications experience degraded performance, subscribers generally assume there is a problem with the WAN service supplied by the provider. It can often take days, weeks or even months to diagnose the causes of degraded performance and require highly skilled personnel with sophisticated instrumentation and diagnostic tools. Although these degraded performance conditions are frequently caused by faulty or misconfigured subscriber equipment or applications, the provider is forced to expend significant time and effort without reimbursement to help the subscriber diagnose the problem.

     - INACCURATE NETWORK ENGINEERING AND PLANNING. The shared bandwidth nature of these WAN services coupled with subscriber demand for many classes of service levels increases the importance of accurate network planning and design to ensure that the network architecture is optimized for performance and cost. If the network is engineered with excess capacity, it may improve the performance of subscriber applications, but it will tend to negate the inherent bandwidth efficiencies of statistically multiplexed technologies. By contrast, if the network is designed with inadequate capacity, performance will suffer. Successful network engineering and planning is dependent on accurate historical usage information which, because of the inability of traditional equipment to measure traffic at the demarc, is difficult to ascertain for these services.

     The Company believes that the potential subscriber demand for statistically multiplexed services has been constrained by the inability to manage and verify service levels. Additionally, the Company believes that it will be difficult for providers to meet the increasing demand for statistically multiplexed services without systems for managing service levels because the labor-intensity of provisioning and maintaining the service inhibits the providers' ability to scale these WAN services profitably. As the providers' focus shifts to profitability, the growth in Frame Relay, ATM and IP/Internet services will depend, in part, on the ability of providers to implement systems that can manage service levels, lower operational costs and increase scaleability.

THE VISUAL NETWORKS SOLUTION

     The Company's Visual UpTime offering is a leading WAN service level management system that combines WAN access functionality with planning, monitoring and troubleshooting capabilities and enables the implementation of required service levels while simultaneously decreasing the costs and complexity of achieving such levels. Visual UpTime deploys instrumentation for measurement and analysis at the demarc and provides innovative software applications that address the historical problems of managing service levels.

     INCREASED CONFIDENCE IN SERVICE LEVELS. By instrumenting the demarc, Visual UpTime enables providers and subscribers to accurately measure, report on and improve service levels. These abilities serve to clarify the relationship between subscriber and provider, resulting in increased subscriber confidence in running mission-critical computing applications on statistically multiplexed services.

     INCREASED SCALEABILITY AND LOWER COSTS OF PROVIDERS' OPERATIONAL MODEL. Visual UpTime can reduce the labor-intensive nature of deploying statistically multiplexed services, decreasing providers' costs and increasing their ability to generate revenues:

     - RAPID AND COST-EFFECTIVE SERVICE PROVISIONING. Visual UpTime allows the provider to verify that its service is properly provisioned without waiting for the subscriber network or applications to be connected and configured. This tends to reduce customer support costs during initiation of service. Additionally, it positions the provider to begin billing for the service earlier than was previously possible.

     - REDUCED NEED FOR TROUBLESHOOTING. Visual UpTime reduces the need for providers to perform troubleshooting by continuously monitoring the service performance at the demarc and proactively alerting the provider and subscriber to anomalous performance characteristics. Such early warnings allow the network operator to take corrective action before the performance of any computing application on the network is impaired. Furthermore, since many of the anomalous characteristics are subscriber-related, the subscriber is more likely to take corrective action without involving the provider. The net result of this early warning system is that fewer maintenance personnel are required to solve fewer problems, thereby increasing provider efficiency and subscriber satisfaction.

     - MORE RAPID BUT LESS COSTLY TROUBLESHOOTING. Because Visual UpTime provides information which enables isolation of problems between provider network and subscriber equipment and applications, the provider can more quickly diagnose the cause of faulty or degraded performance. With Visual UpTime, many problems that would otherwise last for days and require on-site visits of highly skilled personnel can be diagnosed remotely within minutes. Because Visual UpTime is architected to allow both the provider and the subscriber to access the same reports and analyses simultaneously, more problem conditions can be resolved collaboratively.

     - MORE ACCURATE NETWORK ENGINEERING AND PLANNING. Visual UpTime continuously provides an accurate and detailed view of historical WAN service usage patterns along with automated guidance regarding the need to change circuit capacities. This allows subscribers and providers to implement a network design optimized for cost and performance.

VISUAL NETWORKS' STRATEGY

     The Company's strategy is to maintain and build upon its market leadership in the deployment of WAN service level management systems for statistically multiplexed WAN services. Key elements of the Company's strategy include:

     EMBED SERVICE LEVEL MANAGEMENT FUNCTIONALITY INTO NETWORK
INFRASTRUCTURE. Visual UpTime provides an innovative integration of service level management functionality with WAN access equipment. The Company believes that this integration substantially enhances the cost effectiveness of deploying Visual UpTime.

     DEPLOY VISUAL UPTIME AS PART OF PROVIDER NETWORKS. The Company believes providers will become the predominant vehicle for the deployment of service level management systems such as Visual UpTime. Although these systems can be deployed by either providers or subscribers, the Company believes the maximum benefit is achieved when the systems are deployed by the providers and access to performance data is provided by the providers to their subscribers. In this deployment model, providers can employ collaborative fault and performance management techniques that lead to greater network quality. More importantly, the Company believes the benefits of lower provisioning and maintenance costs may be most effectively captured if the system is deployed by the provider.

     EXTEND TECHNOLOGY LEADERSHIP. The Company believes a combination of technological competencies have been crucial to its success. These competencies include network analysis technology and its application to the effective operation of WANs, the integration of network analysis with WAN access technology, and collaborative subscriber/provider system architectures. Since introducing Visual UpTime in mid-1995, the Company has continued to invest in its core competencies by focusing on feature development, architectural enhancements and cost reductions. The Company intends to continue to invest in the development of Visual UpTime, with particular emphasis on features and architectural improvements designed to accommodate large scale deployment by providers. This includes leveraging its current Frame Relay, ATM and IP/Internet technologies to provide customers with a single-vender solution for end-to-end service level management as well as to address emerging opportunities such as virtual private networks ("VPN") over the Internet.

     ACHIEVE COST LEADERSHIP. The Company believes its sales levels represent a volume advantage over any other systems being used to manage statistically multiplexed WAN services. The Company intends to leverage this volume advantage with investments in cost reduction to continue to provide the lowest cost WAN service level management system.

     EXPAND SALES AND SUPPORT FUNCTIONS GLOBALLY. Although over 70% of the worldwide circuits for Frame Relay and ATM are deployed in the U.S., many of the Company's largest provider and subscriber customers are multinational corporations. The Company intends to develop a presence outside of the U.S. with particular focus on the providers which have the largest share of the worldwide markets for Frame Relay, ATM and IP/Internet services.

     LEVERAGE OUTSOURCED MANUFACTURING MODEL. The Company believes scaleable and flexible manufacturing will be critical to its growth. The Company believes it can best meet these requirements by outsourcing the majority of its manufacturing, allowing the Company to focus on its core competencies in product development and sales and marketing.

PRODUCTS

     VISUAL UPTIME SYSTEM

     Visual UpTime is a service level management system consisting of analysis service elements ("ASEs"), performance archive managers ("PAMs") and platform applicable clients ("PACs") that perform data collection, data interpretation and presentation, respectively. By intelligently monitoring network-wide performance, Visual UpTime enables users to track and solve service level problems either on the subscriber or provider side of the demarc.

                            THE VISUAL UPTIME SYSTEM

                    [THE VISUAL UPTIME SYSTEM CHART GRAPHIC]

     ASE. The ASE is a combination of embedded proprietary software and hardware that performs detailed analysis of network performance at the demarc. Most versions of the ASE provide the functionality of WAN access equipment, such as a DSU/CSU. Visual UpTime ASEs use sophisticated proprietary software in conjunction with networking-specific microprocessors and integrated circuits to perform detailed analysis of every bit, frame and packet traversing the demarc. The ASEs generally store the analysis results locally in memory and wait for the PAM to request the results. When the ASE detects an anomalous condition, it sends an unsolicited alert to the PAM so that network operators can take prompt action. The analysis results are organized in accordance with the structure of standard management information bases ("MIBs") as defined by the Internet Engineering Task Force ("IETF"). These MIBs are compatible with simple network management protocol ("SNMP") and include relevant parts of industry standard MIBs such as MIB I, MIB II and the remote monitoring ("RMON") MIB. Additionally, the ASEs include proprietary MIB extensions that provide added value for WAN service level management. Depending on customer requirements, the Company's core ASE technology can be deployed in a number of configurations based on physical circuit speed, number of virtual circuits supported, type of access functionality and subscriber local area network environment.

     PAM. The PAM is the system database and request broker between the PACs and either the database or ASEs. The PAM runs the Company's proprietary software on Microsoft's WindowsNT Server and SQL Server database. The PAM communicates with the PACs using a proprietary application programming interface ("API"). The PAM communicates with the ASEs using either SNMP or trivial file transfer protocol ("TFTP"). Unlike traditional SNMP management architectures which depend on continuous polling between the manager (PAM) and agents (ASEs), a bandwidth consuming process, Visual UpTime distributes most of the processing burden to the ASE, allowing the PAM-ASE data sharing to take place less frequently, typically once a day. This feature is critical in WAN environments where costly bandwidth makes continuous management polling impractical.

     PAC. The PAC is Visual UpTime's client software for packaging and presenting information stored in the PAM and ASE. Multiple PACs may access a single PAM or ASE. Current versions of the PAC run on Windows95, WindowsNT and major versions of UNIX.

     The PAC includes three integrated toolsets:

          PERFORMANCE MONITORING. This toolset is an early warning system, alerting operators to impending service degradation, that allows corrective action to be taken before the subscriber's application performance degrades. This toolset displays network performance related events and alarms. The performance monitoring toolset is tightly linked to the troubleshooting toolset, allowing an operator to evaluate quickly and precisely the conditions which caused the event or alarm.

          TROUBLESHOOTING. This toolset enables an operator to rapidly perform detailed diagnostics to identify the cause of service level problems. This toolset displays real-time and historical network performance statistics. The troubleshooting toolset includes a protocol capture and analysis capability used by network operators to isolate problems arising from the interplay between a subscriber's CPE or applications and the WAN service.

          PLANNING AND REPORTING. This toolset is a report generation tool that creates a wide variety of reports from the network performance data stored in the PAM. This toolset is used primarily for capacity planning and network engineering, management of service level agreements between provider and subscriber and executive reporting from the network operations staff to senior management personnel. The planning and reporting toolset is accessible through a PAC or a Web-browser.

     The Visual UpTime components are sold as a complete system which requires at least one PAC/PAM per deployment along with one ASE deployed at the demarc of each circuit on which service level management is required. The system architecture currently supports configurations with up to 30,000 circuits. The Company believes the system is currently deployed in configurations managing more than 1,300 circuits. System pricing varies by size of deployment and relative mix between circuit speeds. For the six months ended June 30, 1998, the Company's average selling price per system approximated $1,500 for each circuit on which the system was deployed. The Company expects its average selling price to decrease significantly as its sales to providers increase.

     ANALYZER

     The Company's analyzer (the "Analyzer") is a combination of embedded proprietary software and hardware and Microsoft Windows presentation software that performs detailed analysis of network performance on ATM circuits. The Windows software running on a Pentium-based computer connects either locally or remotely to the hardware to perform detailed analysis of every bit, cell and packet traversing the ATM circuit. The Analyzer is designed to meet both the network monitoring and troubleshooting needs of field support personnel and the centralized operational needs for supporting remote ATM circuits. Depending on customer requirements, the Analyzer can be utilized in a number of configurations based on physical circuit speed, access line type and monitoring application. The Company distributes the Analyzer through a number of channels, including VARs, resellers and OEM arrangements. The Company expects that it will utilize the OEM channel for future sales.

VISUAL'S SELLING STRATEGY AND VISUAL UPTIME SYSTEM DEPLOYMENT MODELS

     The Company has deployed a long-term, multi-stage selling strategy. Initially, the Company sold Visual UpTime to subscribers, with the objective of creating demand among subscribers for higher service levels for statistically multiplexed WAN services and stimulating demand among providers for the infrastructure necessary to provide and maintain such service levels. In 1995 and 1996, the majority of the Company's sales were made to subscribers directly or through value-added resellers. At the same time, the Company commenced marketing Visual UpTime to providers for resale or lease as value-added CPE in conjunction with their service offerings. In furtherance of this stage of the Company's selling strategy, the Company has executed reseller agreements with Sprint and MCI. The portion of the Company's revenue derived from these and other provider relationships has grown from approximately 30% for the six months ended June 30, 1997 to approximately 60% for the six months ended June 30, 1998.

     Substantially all Visual UpTime systems sold to date have been deployed by subscribers and are configured so that only the subscriber has access to the WAN service performance data collected and presented by the system ("subscriber deployment model"). The Company recently has focused on demonstrating to providers the incremental value of provisioning and operating cost savings arising from wide scale deployment by the provider. The Company's selling strategy contemplates an evolution of the deployment model so that sales of Visual UpTime systems will be made directly to providers and the providers will deploy the systems as a part of their network infrastructure ("provider deployment model").

     SUBSCRIBER DEPLOYMENT MODEL

     In the subscriber deployment model, a subscriber deploys an ASE instead of conventional WAN access equipment on each circuit to be managed, thus providing instrumentation on every circuit. The PAM is deployed at the subscriber's network operations center. PACs are deployed wherever there are subscriber network operators who need to access the system.

                          SUBSCRIBER DEPLOYMENT MODEL

                     [GRAPHIC: SUBSCRIBER DEPLOYMENT MODEL]

     PROVIDER DEPLOYMENT MODEL

     In the provider deployment model, the WAN access equipment is similarly replaced by an ASE. The ASE is then owned by the provider and represents a critical element of the provider's network infrastructure, thereby extending the WAN service demarc to include the functionality of the WAN access equipment. By extending WAN service level management capabilities to the subscriber's site, the providers will be in a position to offer a new class of "intelligent" service levels, which can effectively increase revenue, increase quality of service levels and decrease cost at the same time. The provider can scale the service by adding additional ASEs. In the provider deployment model, the PAM is deployed within the provider's network operations center and one PAM typically supports multiple subscribers, yielding significant economies of scale for the provider. PACs are deployed at the provider network operations center and at the subscriber network operations centers, enabling simultaneous access for providers and subscribers to the information generated by Visual UpTime.

                           PROVIDER DEPLOYMENT MODEL

                      [GRAPHIC: PROVIDER DEPLOYMENT MODEL]

PRODUCT DEVELOPMENT

     The Company has developed core competencies in network analysis technology and its application to the effective operation of WANs, the integration of network analysis with WAN access technology and collaborative subscriber/provider system architectures.

     The Company has made significant investments in Visual UpTime architecture and feature development. Through the acquisition of Net2Net, the Company has accelerated the development of ATM functionality into Visual UpTime to provide customers with a single-vendor solution for end-to-end service level management, encompassing Frame Relay, ATM and IP/Internet. In addition, the Company will continue to expand the functionality of Visual UpTime to address emerging opportunities such as VPNs over the Internet. The Company is focused on the further enhancement and refinement of Visual UpTime, including the development of the architectural scaleability that will be required for wide-scale implementation through the provider deployment model. Additionally, the Company expects to invest in system refinements which increase the economic benefit of deployments outside North America. The Company's success will depend to a substantial degree on its ability to bring to market in a timely fashion new products and enhancements to Visual UpTime that meet changing market requirements. The Company expects to employ a combined strategy of developing products internally and acquiring products and technology to meet evolving market requirements.

     As of June 30, 1998, there were 78 persons working in the Company's research and development area, 23 of whom focus on ATM technologies. The Company's research and development expenditures were $2.0 million, $5.4 million, $7.3 million and $4.9 million for the years ended December 31, 1995, 1996 and 1997, and the six months ended June 30, 1998, respectively.

CUSTOMERS

     Visual UpTime has been shipped to more than 425 subscribers. Subscriber deployments represent the majority of deployments to date. The following subscribers each have generated, either directly or through resellers, cumulative revenue of more than $250,000:

ABN-AMRO Bank                  Federal Express Corporation
Cargill, Inc.                  Household International, Inc.
Columbia Gas System Inc.       Marriott International, Inc.
Delta Air Lines, Inc.          Waste Management, Inc.
EDS

     The Company is dependent on a small number of customers for a substantial portion of its revenue. For the year ended December 31, 1996, sales of products or services to HP and Sprint accounted for 10% and 8%, respectively, of the Company's revenue. For the year ended December 31, 1997, sales of products or services to Sprint, FedEx and AT&T accounted for 27%, 9% and 7%, respectively, of the Company's revenue. For the six months ended June 30, 1998, sales of products or service to Sprint, AT&T and MCI accounted for 33%, 12% and 11%, respectively, of the Company's revenue. See "Risk Factors -- Dependence on Major Customers".

     Since mid-1996, the Company has developed business relationships with a number of providers, including AT&T, MCI, Sprint, Ameritech, Bell Atlantic and BellSouth. These providers supply approximately 50% of worldwide Frame Relay and ATM services. While these relationships are at different levels of business maturity, the portion of the Company's revenue derived from these relationships has grown from approximately 30% in the six months ended June 30, 1997, to approximately 60% in the six months ended June 30, 1998. The Company expects to expend substantial additional effort to evolve these business partners to the provider deployment model. See "Risk Factors -- Implementation of Provider Deployment Model; Lengthy Sales Cycle".

     AT&T RELATIONSHIP

     In December 1997, the Company entered into a non-exclusive procurement agreement with AT&T. The agreement is for an initial term of three years and automatically renews until terminated by either party upon 30 days' notice. Prices and discounts for all equipment purchased by AT&T are fixed for the term, except in certain limited circumstances. The equipment carries a five-year warranty. If the Company offers more favorable prices and terms to any other customer during the term of the agreement, the Company will amend the agreement to provide AT&T with the same or comparable overall terms. The agreement does not obligate AT&T to make any minimum purchases from the Company. The Company also provides certain support services to AT&T.

     MCI RELATIONSHIP

     In August 1997, the Company entered into a non-exclusive three-year reseller agreement with MCI, which automatically renews for successive one-year terms unless terminated by either party at least 60 days prior to expiration. Prices and discounts for all equipment purchased by MCI are fixed for the term. The equipment carries a five year warranty. If the Company offers more favorable prices to any other customer for the same quantity of products purchased over a similar period of time, the prices charged to MCI will be adjusted to the more favorable price. The reseller agreement does not obligate MCI to make any minimum purchases from the Company. The Company also provides certain support services to MCI.

     SPRINT RELATIONSHIP

     In August 1996, the Company entered into a non-exclusive three-year reseller agreement with Sprint. Prices for all equipment purchased by Sprint are fixed for the term, unless Sprint does not purchase a certain minimum amount of equipment and services, in which event prices for equipment and services are subject to increase. The equipment carries a five year warranty. If the Company offers more favorable prices and terms to any other customer during the term of the agreement, such terms and prices will be applicable to Sprint's orders. The reseller agreement does not obligate Sprint to make any minimum purchases from the Company. The Company also provides certain escrow rights and support services to Sprint.

SALES, MARKETING AND SUPPORT

     The Company's sales, marketing and support operations vary according to the type of deployment model being targeted:

     SUBSCRIBER DEPLOYMENT

     The Company has targeted subscriber deployment opportunities through a combination of direct sales, sales through value-added resellers and integrators and sales through providers acting in the capacity of resellers. The Company provides pre-sale technical support to each of its channels. The development of relationships with the various channels varies from 2 to 12 months for value added resellers and integrators and from 12 to 24 months in the case of providers. The sales cycle for subscriber deployment when handled directly or through resellers is typically 4 to 6 months, and, for this reason, a large majority of sales to date have been subscriber deployments.

     PROVIDER DEPLOYMENT

     The Company targets provider deployment opportunities on an account by account basis in descending order of their Frame Relay and ATM market shares. According to Vertical Systems, AT&T, Sprint and MCI together control more than 55% of the U.S. market and 40% of the worldwide market for Frame Relay and ATM services. Because of current levels of competition for WAN services, the Company believes its most significant opportunities for Visual UpTime are with U.S.-based long distance providers. The Company believes its relationships with AT&T, Sprint and MCI will influence other providers to adopt Visual UpTime.

     The provider deployment model involves a complex sale with very large companies. The sales cycle begins with the presentation of Visual UpTime's value proposition to multiple departments within a provider organization followed by a lengthy evaluation process. The Company then works with the provider to develop a service definition and business plan for the integration of Visual UpTime into the provider's existing services.

     The Company has sales and technical support teams assigned to each account. In addition, the Company's senior management team devotes significant time furthering the business relationships with these providers and the Company invests significant marketing resources to stimulate sales to these providers. The Company expects to increase its sales, marketing and support efforts addressed to these providers and extend those efforts to international and IP/Internet providers.

     As of June 30, 1998, the Company employed 65 persons in sales, marketing and technical support. The Company's expenditures on sales, marketing and support were approximately

$1.2 million, $9.5 million, $13.2 million and $7.3 million for the years ended December 31, 1995, 1996 and 1997, and for the six months ended June 30, 1998, respectively.

COMPETITION

     The markets for telecommunications equipment and software are intensely competitive. Visual UpTime integrates key functionality traditionally found in three distinct market segments: the WAN access equipment market; the network test and analysis market; and the market for telecommunications OSS. The Company believes that Visual UpTime is the only system which integrates functional attributes from these three market segments to cost-effectively provide WAN service level management. Because of the size and growth opportunity associated with the WAN service level management market, the Company expects to encounter increased competition from current and potential participants in each of these segments. See "Risk Factors -- Intense and Evolving Competition".

     WAN ACCESS EQUIPMENT

     The WAN access equipment market is highly fragmented. This market includes DSU/CSUs, low to mid-range time division multiplexers, Frame Relay access devices and ATM access products. Leading vendors in this segment include ADC, Paradyne, Adtran, Sync and Digital Link. The Company expects that, in some cases, these companies may partner with companies offering network test and analysis products in order to compete in the WAN service level management market. The Company is aware of such arrangements between Digital Link and NetScout and NetScout and Paradyne. Furthermore, internetworking providers, such as Cisco Systems, Inc., may integrate WAN access functionality with routers, which may adversely affect Visual UpTime's cost justification.

     NETWORK TEST AND ANALYSIS

     An essential element of a WAN service level management system is technology and expertise associated with network test and analysis. Products in this market include portable and distributed protocol analyzers and transmission test instruments. The major vendors in this market segment are Network Associates, HP, Telecommunications Techniques Corp. and NetScout.

     TELECOMMUNICATIONS OPERATIONAL SUPPORT SYSTEMS

     OSSs encompass all of the systems related to service deployment including provisioning systems, billing systems, trouble-ticketing systems, and fault and performance management systems. Historically, OSS's have been developed by the in-house staffs of the providers and have sometimes been a source of competitive advantage to providers. Visual UpTime provides a significant portion of the functionality that might otherwise be found in a fault and performance management system for statistically multiplexed WAN services. Therefore, in some cases, a provider may consider in-house development as an alternative to deployment of Visual UpTime.

     The Company intends to compete by offering superior features, performance, reliability and flexibility at competitive prices. The Company also intends to compete on the strength of its relationships with providers. As competition in the WAN service level management market increases, the Company believes that the industry may be characterized by intense price competition similar to that present in the broader networking market. In response to competitive trends, the Company expects that it will continue to reduce the cost of its systems to seek ways to improve upon Visual UpTime's price-to-performance ratio. Increased competition may result in price reductions, reduced profitability and loss of market share, any of which would have a material adverse effect on the Company's business, financial condition and results of operations.

MANUFACTURING

     The Company currently uses a combination of subcontracting and internal manufacturing, but anticipates moving to a predominately outsourced manufacturing model in order to achieve significant scaleability. In connection with its outsourcing strategy and increased volumes, the Company is seeking to secure additional sources of supply, including additional contract manufacturers. The Company was recently ISO 9001 certified and has not experienced any significant delays or material unanticipated costs resulting from the use of subcontractors; however, such a strategy involves certain risks, including the potential absence of adequate capacity and reduced control over delivery schedules, manufacturing yields, quality and costs. Although the Company attempts to maintain appropriate back-up suppliers, in the event that any significant subcontractor were to become unable or unwilling to continue to manufacture and/or test the Company's products in required volumes, the Company would have to identify and qualify acceptable replacements. This qualification process could be lengthy and no assurance could be given that any additional sources would become available to the Company on a timely basis. A delay or reduction in component shipments, or a delay or increase in costs in the assembly and testing of products by third party subcontractors, could materially and adversely affect the Company's business, financial condition and results of operations.

     Although the Company generally uses standard parts and components for its products, several key components are currently purchased only from sole, single or limited sources. Any interruption in the supply of these components, or the inability of the Company or its subcontractors to procure these components from alternate sources at acceptable prices and within a reasonable time, could have a material adverse effect upon the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on Sole and Limited Source Suppliers and Fluctuations in Component Pricing".

PATENTS AND OTHER INTELLECTUAL PROPERTY RIGHTS

     The Company presently has one issued patent on the "Measurement of Round Trip Delay", which expires in April 2015. It also has one patent pending and two patent applications. No assurance can be given that competitors will not successfully challenge the validity or scope of the Company's patents or that such patents will provide a competitive advantage to the Company. As part of its confidentiality procedures, the Company generally enters into non-disclosure agreements with its employees and business partners and license agreements with respect to its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization, or to develop similar technology independently. Policing unauthorized use of the Company's products is difficult. Effective protection of intellectual property rights is unavailable or limited in certain foreign countries. There can be no assurance that the Company's protection of its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology, duplicate the Company's products or design around any patents issued to the Company or other intellectual rights of the Company.

     The Company expects that software and communications product developers will increasingly be subject to claims of infringement of patents as the number of products and competitors in the Company's industry segment grows and the functionality of products in the industry segment overlaps. The Company is not aware that any of its products infringe the property rights of third parties. There can be no assurance, however, that third parties will not claim such infringement by the Company with respect to current or future products. Any such claims, with or without merit, could result in costly litigation that could absorb significant management time, which could have a material adverse effect on the Company's business, financial condition and results of operations. Such claims might require the Company to enter into license or royalty agreements. Such license or royalty agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Intellectual Property and Proprietary Rights".

LITIGATION

     The Company is involved in legal proceedings from time to time in the ordinary course of its business. Management believes that none of these legal proceedings will have a materially adverse effect on the Company's business, financial condition or results of operations.

FACILITIES

     The Company's principal administrative, sales and marketing, research and development and customer support facility is located in approximately 23,000 square feet of office space in Rockville, Maryland which the Company has leased through November 2001. The Company is obligated to lease an additional 13,000 square feet at this location at the earlier of November 1999 or the departure of the current tenant. The Company also leases 12,000 square feet of space for its Hudson, Massachusetts facility which the Company has leased through December 1998. While the Company believes that its facilities in Rockville are adequate for its immediate needs, it may need additional space in late 1998. The Company is seeking to obtain alternative space in Hudson.

EMPLOYEES

     As of June 30, 1998, the Company had 193 full-time employees, including 78 in product development, 51 in sales, 8 in marketing, 19 in manufacturing, 6 in customer service and 31 in finance, centralized services and administration.

     The Company's future success will depend in significant part on the continued service of its key technical, sales and senior management personnel. Competition for such personnel is intense and there can be no assurance that the Company can retain its key managerial, sales and technical employees, or that it can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future. None of the Company's employees is represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The table below sets forth certain information concerning each of the directors and executive officers of the Company:

            NAME              AGE                        POSITION
            ----              ---                        --------
Scott E. Stouffer...........  38     Chairman of the Board of Directors, President and
                                       Chief Executive Officer
Peter J. Minihane...........  49     Executive Vice President, Chief Financial Officer
                                       and Treasurer
Henry A. Cheli..............  48     Senior Vice President, Market Operations
Gregory J. Langford.........  48     Senior Vice President, Product Operations
Robert C. Troutman..........  42     Senior Vice President, Advance Planning
Patricia L. Cotter..........  39     Vice President, Manufacturing Operations
Grant G. Behrman............  44     Director
Marc F. Benson(1)...........  48     Director
Theodore R. Joseph(1)(2)....  58     Director
Ted H. McCourtney(2)........  59     Director
Thomas A. Smith(1)(2).......  36     Director
William J. Smith............  64     Director

---------------
(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     SCOTT E. STOUFFER has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its inception in 1993. From August 1990 to May 1993, Mr. Stouffer was Director of Marketing of Telecommunications Techniques Corporation, a wholly-owned subsidiary of Dynatech Corporation, a global communications equipment and network technology company.

     PETER J. MINIHANE has been Executive Vice President, Chief Financial Officer and Treasurer of the Company since October 1997. From June 1997 to October 1997, Mr. Minihane was Senior Vice President, Chief Financial Officer and Treasurer of the Company. From August 1985 to May 1997, Mr. Minihane was Executive Vice President, Chief Financial Officer and Treasurer of Microcom, Inc., a remote access technology company.

     HENRY A. CHELI has been Senior Vice President, Market Operations of the Company since March 1997. From June 1994 to March 1996, Mr. Cheli was Senior Vice President America's Product Business of Racal Datacom Inc., USA, a telecommunications, electronics and technology company. From December 1993 to June 1994, Mr. Cheli was General Manager and Corporate Vice President Network Products Division of Andrew Corporation, Inc., a communications hardware company. From July 1993 to December 1993, Mr. Cheli was Senior Vice President and General Manager of America's Managed Network Services Division of Racal Managed Service LTD, UK. From April 1992 to July 1993, Mr. Cheli was Director, Racal Data Group Sales and Special Products of Racal Data Group LTD, UK.

     GREGORY J. LANGFORD has been Senior Vice President, Product Operations of the Company since October 1997. From November 1996 to October 1997, he was Vice President, Product Management and Planning of the Company. From February 1995 to August 1996, Mr. Langford was Vice President, Marketing of IPC Information Systems, Inc, a provider of telecommunications products and services to the financial services industry. From January 1991 to January 1995, Mr. Langford was Vice President, Marketing, of Integrated Network Corporation, a broadband networking company.

     ROBERT C. TROUTMAN has been Senior Vice President, Advance Planning of the Company since October 1997. From the Company's inception in 1993 to October 1997, he was Vice President, Engineering and Manufacturing of the Company. From March 1992 to March 1994, Mr. Troutman was a Vice President of Cardzilla, Inc., a retail company. From August 1981 until August 1992, Mr. Troutman was employed by Telecommunications Techniques Corporation, in various capacities, including as Director of Engineering.

     PATRICIA L. COTTER has been Vice President of Manufacturing Operations of the Company since September 1996. From October 1993 to September 1996, she was Director of Corporate Programs at Stratus Computer, Inc., a provider of fault tolerant computers. From 1987 to September 1993, Ms. Cotter was Manufacturing Engineering Manager at Sun Microsystems, Inc., a provider of UNIX computing platforms.

     GRANT G. BEHRMAN has been a director of the Company since September 1996. Mr. Behrman has been a Managing Partner of Behrman Capital, a venture capital fund, since February 1991. Mr. Behrman is also a director of Nimbus CD International, Inc., a compact disc manufacturing company.

     MARC F. BENSON has been a director of the Company since December 1994. Since July 1992, Mr. Benson has been a principal and partner of Mid-Atlantic Venture Funds, formerly NEPA Venture Funds, a venture capital fund.

     THEODORE R. JOSEPH has been a director of the Company since December 1995. Mr. Joseph has been the President, Chief Executive Officer and a director of Relay Technologies, Inc., a provider of mobile and connectivity software, since December 1994. From March 1993 until August 1994, Mr. Joseph was the Chairman of the Board, President and Chief Executive Officer of Bridge Builder Technologies, Inc., a graphical user interface application development company.

     TED H. MCCOURTNEY has been a director of the Company since January 1996. Mr. McCourtney has been a general partner of Venrock Associates, a venture capital fund, since 1970. Mr. McCourtney is also a director of MedPartners, Inc., a physician practice management company and NTL, Inc., a telecommunications company.

     THOMAS A. SMITH has been a director of the Company since September 1995. Mr. Smith has been a principal and partner of Mid-Atlantic Venture Funds since April 1998, and Mr. Smith has been a general partner of Edison Venture Fund III, a venture capital fund, since June 1993. From October 1990 until May 1993, Mr. Smith was an employee of Edison Venture Fund. Mr. Smith is a director of Versatility, Inc., a software company.

     WILLIAM J. SMITH has been a director of the Company since March 1997. Since November 1997, Mr. Smith has been Vice President, Sales of FlowWise Networks, Inc., an IP switching technology company. From August 1992 to October 1997, Mr. Smith was Senior Vice President, Sales and Marketing of Premisys Communications, Inc., an integrated digital access company.

ELECTION OF DIRECTORS

     Officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified. The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors with each class required to be as nearly equal in number as possible. The number of directors is determined from time to time by the Board of Directors and is currently fixed at seven members. A single class of directors is elected each year at the Company's annual meeting of stockholders. Directors elected at each such meeting will serve for a term ending on the date of the third annual meeting of stockholders after election and the election and qualification of their respective successors. Messrs. Joseph and Benson are serving for terms expiring on the date of the Company's 1999 Annual Meeting of Stockholders, Messrs. Stouffer, McCourtney and William Smith are serving for terms expiring on the date of the Company's 2000 Annual Meeting of Stockholders and

Messrs. Behrman and Thomas Smith are serving for terms expiring on the date of the Company's 2001 Annual Meeting of Stockholders.

     There are no family relationships among any of the Company's directors or executive officers.

BOARD COMMITTEES

     The Company's Board of Directors currently has two committees, the Audit Committee and the Compensation Committee. The Audit Committee, among other things, recommends the firm to be appointed as independent accountants to audit the Company's consolidated financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants. The current members of the Audit Committee are Messrs. Joseph, McCourtney and Thomas Smith. The Compensation Committee reviews and recommends the compensation arrangements for management of the Company and administers the Company's stock option plans. The members of the Compensation Committee are Messrs. Benson, Joseph and Thomas Smith.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board of Directors was formed in December 1994, and the current members of the Compensation Committee are Messrs. Benson, Joseph and Thomas Smith. None of the members was, during 1997, an officer or employee of the Company at any time.

DIRECTORS' COMPENSATION

     Messrs. Joseph and William Smith have been granted options to purchase the Company's Common Stock as compensation for their services as Board members. Mr. Joseph was granted options to purchase 29,400 shares of Common Stock in December 1995, at an exercise price of $.19 per share, of which options to purchase 9,800 shares vested immediately and options to purchase 9,800 shares vested on each of the first and second anniversaries of the grant date. Mr. William Smith was granted options to purchase 27,000 shares of Common Stock in March 1997, at an exercise price of $1.43 per share, of which options to purchase 9,000 shares have vested and an additional 9,000 shares will vest on each of the second and third anniversaries of the grant date.

     Each Eligible Director has also received options under the Company's 1997 Directors' Stock Option Plan. See "Stock Plans -- 1997 Directors' Stock Option Plan", below.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth the compensation paid by the Company during the year ended December 31, 1997 to the Company's chief executive officer and the four other most highly compensated executive officers whose total compensation for services in all capacities exceeded $100,000 during such year (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                ------------
                                                   ANNUAL COMPENSATION           SECURITIES
                                             -------------------------------     UNDERLYING
                                     YEAR     SALARY     BONUS(1)     OTHER       OPTIONS
                                     ----    --------    --------    -------    ------------
Scott E. Stouffer..................  1997    $165,000    $71,880          --           --
  Chairman of the Board, President   1996     125,000     48,756     $ 3,090(2)    40,600
  and Chief Executive Officer        1995     110,861         --          --           --
Peter J. Minihane..................  1997     100,550(3)  45,939      92,951(4)   175,000
  Executive Vice President, Chief    1996          --         --          --           --
  Financial Officer and Treasurer    1995          --         --          --           --
Henry A. Cheli.....................  1997     119,048(3)  82,618      96,697(5)   135,000
  Senior Vice President, Market      1996          --         --          --           --
  Operations                         1995          --         --          --           --
Gregory J. Langford................  1997     125,000     50,940      61,662(4)    35,000
  Senior Vice President, Product     1996      14,147(6)   4,167          --       65,000
  Operations                         1995          --         --          --           --
Robert C. Troutman.................  1997     140,000     61,366          --           --
  Senior Vice President, Advance     1996     110,000     39,482       3,090(2)    35,000
  Planning                           1995     100,925         --          --           --

---------------
(1) The 1997 bonuses were paid in January 1998.

(2) Consists of payment by the Company of legal fees related to estate planning.

(3) The salaries paid Messrs. Minihane and Cheli are for the periods from their respective dates of employment, June 15, 1997 and March 20, 1997.

(4) Consists of relocation payments.

(5) Consists of commissions of $40,000 and relocation payments of $56,697.

(6) The salary paid Mr. Langford in 1996 is for the period from his hiring in November 1996.

OPTION GRANTS

     The following table provides information concerning grants of options to purchase the Company's Common Stock made during the year ended December 31, 1997 to each of the Named Executive Officers.

                                                   OPTION GRANTS IN LAST FISCAL YEAR
                           ---------------------------------------------------------------------------------
                                                                                  POTENTIAL REALIZABLE VALUE
                                                                                   AT ASSUMED ANNUAL RATES
                           NUMBER OF    PERCENTAGE OF                                   OF STOCK PRICE
                           SECURITIES   TOTAL OPTIONS                              APPRECIATION FOR OPTION
                           UNDERLYING    GRANTED TO     EXERCISE                           TERM(4)
                            OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION    --------------------------
                           GRANTED(1)      1997(2)      SHARE(3)       DATE           5%             10%
                           ----------   -------------   ---------   ----------    -----------    -----------
Scott E. Stouffer........        --            --%        $  --           --       $     --       $     --
Peter J. Minihane........   175,000          18.6          1.75      6/18/07        192,599        488,084
Henry A. Cheli...........   135,000          14.3          1.43      3/17/07        121,408        307,672
Gregory J. Langford......    35,000           3.7          3.00      8/20/07         66,034        167,343
Robert C. Troutman.......        --            --            --           --             --             --

---------------
(1) All options were granted under the Company's 1994 Stock Option Plan (the "1994 Plan"). Mr. Langford's options become exercisable at a rate of 1.67% monthly over the five-year period following the date of grant. The options granted to Messrs. Cheli and Minihane vest 20% one year after grant and in equal increments over the next 48 months. Vesting continues so long as an officer remains continuously employed by the Company.

(2) Based on options to purchase 942,192 shares of Common Stock granted in 1997.

(3) All options were granted at exercise prices equal to the fair market value of the Common Stock, as determined by the Board of Directors, on the grant date, based upon the price at which the Company's Preferred Stock had been issued, an independent valuation of the Company's Common Stock in November 1996, arms-length transactions in the Company's Preferred Stock, valuations of comparable companies and the financial condition and results of operations of the Company at each of the dates of grant. The Company's Common Stock was not traded publicly at the time the options were granted to the Named Executive Officers.

(4) Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the United States Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to date. Assuming the fair market value of the Common Stock at the date of grant was the initial public offering price of $12.50 (which is significantly less than the last sales price of the Common Stock on June 30, 1998), the potential realizable value of these options at a 5% assumed annual rate of stock price appreciation would be $3,256,960 for Mr. Minihane, $2,555,712 for Mr. Cheli and $607,642 for Mr. Langford.

     None of the Named Executive Officers exercised any stock options during 1997.

YEAR-END OPTION VALUES

     The following table provides the specified information concerning unexercised options held as of December 31, 1997 by the Named Executive Officers.

                                            NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                 UNDERLYING                     IN-THE-MONEY
                                           UNEXERCISED OPTIONS AT                OPTIONS AT
                                             DECEMBER 31, 1997              DECEMBER 31, 1997(1)
                                        ----------------------------    ----------------------------
                                        EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                        -----------    -------------    -----------    -------------
Scott E. Stouffer.....................    38,237           25,012        $377,119       $  244,892
Peter J. Minihane.....................        --          175,000              --        1,443,750
Henry A. Cheli........................        --          135,000              --        1,156,950
Gregory J. Langford...................     5,584           94,416          44,162          757,888
Robert C. Troutman....................    13,799           21,201         135,368          207,982

---------------
(1) Calculated on the basis of $10.00 per share, the fair market value of the Common Stock at December 31, 1997, as determined by the Company's Board of Directors, less the exercise price payable for such shares, multiplied by the number of shares underlying the option.

     No compensation intended to serve as incentive for performance to occur over a period longer than one year was paid pursuant to a long-term incentive plan during the last year to any of the Named Executive Officers.

EMPLOYMENT ARRANGEMENTS

     The Company has entered into employment agreements with Scott E. Stouffer and Robert C. Troutman (the "Employees"), dated December 15, 1994 (the "Employment Agreements"). The Employment Agreements provide that Mr. Stouffer and Mr. Troutman currently receive annual salaries of $200,000 and $150,000, respectively (to be reviewed annually), an annual bonus and reimbursement of certain expenses. The Employees are also entitled to participate in any heath, life or accident insurance plans or programs made available to other similarly situated employees. The Employees are also entitled to 20 business days sabbatical following completion of every four years of employment.

     The Employment Agreements continue on a year-to-year basis, renewing each December 15 unless terminated (1) upon 90 days notice from either the applicable Employee or the Company prior to the end of the then-current term; (2) by death;
(3) due to disability; (4) by the Company without cause upon 45 days' prior written notice to the Employee; or (5) by the Company for cause upon 30 days' prior written notice, or in the case of embezzlement or theft, immediately without notice. Upon termination without cause by the Company, the Company will pay the Employee severance equal to six months base salary.

     The Employment Agreements contain a covenant not to compete which provides that for a period of 24 months (decreasing to 12 months after the Employee has been an employee for four years) after the Employee's termination for any reason, the Employee is subject to a non-solicitation restriction and will not compete with the Company or accept employment with a competitor of the Company. The Employment Agreements also contain confidentiality and assignment of inventions provisions.

     In March 1997, Mr. Cheli entered into an employment arrangement with the Company, pursuant to which Mr. Cheli serves as Senior Vice President, Market Operations. The arrangement provides for a current annual base salary of $150,000 (to be reviewed annually), in addition to certain other benefits. Mr. Cheli's compensation can increase based on the Company's 1998 financial performance. Upon termination of employment by the Company without cause, Mr. Cheli is entitled to receive the compensation and benefits which would otherwise be payable to him for a maximum of six months following such termination. The Company granted Mr. Cheli an option to purchase

135,000 shares of Common Stock at an exercise price of $1.43 per share, vesting 20% at the end of the first year after grant and in equal monthly increments over the next four years. Upon a change of control of the Company, Mr. Cheli's options will automatically vest, depending on the time of the change of control, as follows: (i) 40% if the change of control occurs on or before the first anniversary of Mr. Cheli's option grant; (ii) 80% if the change of control occurs after the first anniversary, but prior to the second anniversary of the option grant; and (iii) 100% after the second anniversary of the option grant.

     In November 1996, Mr. Langford entered into an employment arrangement with the Company, pursuant to which Mr. Langford serves as Vice President, Product Management and Planning. He subsequently has been promoted to Senior Vice President, Product Operations. The arrangement provides for a current annual base salary of $135,000 (to be reviewed annually), in addition to certain other benefits. Mr. Langford's compensation can increase based on the Company's 1998 financial performance. Upon termination of employment by the Company without cause, Mr. Langford is entitled to receive the compensation and benefits which would otherwise be payable to him for a maximum of six months following such termination. Mr. Langford was granted options to purchase 49,000 shares of Common Stock in November 1996 at an exercise price of $1.43 per share, vesting 25% at the end of the second year after grant and in equal monthly increments over the next three years, options to purchase 16,000 shares of Common Stock in December 1996 at an exercise price of $1.43 per share, vesting in equal monthly increments over five years, and options to purchase 35,000 shares of Common Stock in August 1997 at an exercise price of $3.00 per share, vesting 20% at the end of two years after grant and in equal monthly increments over the next three years. Fifty percent of Mr. Langford's unvested options vest upon a change of control of the Company.

     In June 1997, Mr. Minihane entered into an employment arrangement with the Company, pursuant to which Mr. Minihane serves as Executive Vice President, Chief Financial Officer and Treasurer of the Company. The arrangement provides for a current annual base salary of $160,000 (to be reviewed annually), in addition to certain other benefits. Mr. Minihane's compensation can increase based on the Company's 1998 financial performance. Upon termination of employment by the Company without cause, Mr. Minihane is entitled to receive the compensation and benefits which would otherwise be payable to him for a maximum of six months following such termination. Mr. Minihane was granted options to purchase 175,000 shares of Common Stock in June 1997 at an exercise price of $1.75 per share, vesting 20% at the end of the first year after grant and in equal monthly increments over the next four years. All of Mr. Minihane's unvested options vest upon a change of control of the Company. Upon commencement of his employment with the Company, Mr. Minihane purchased 25,000 shares of the Company's Common Stock at $1.75 per share.

     The Company's employment agreement with each of Messrs. Cheli, Langford and Minihane contains general non-solicitation and non-competition provisions applicable during the period of such employee's employment with the Company and for two years thereafter (or one year if his employment terminates after January 1, 1999).

     All other employees of the Company are required to sign agreements which prohibit the employee from directly or indirectly competing with the Company while employed by the Company and generally for a period of two years thereafter (or one year if their employment terminates after January 1, 1999). All employees have executed agreements which prohibit the disclosure of the Company's confidential or proprietary information.

STOCK PLANS

     1994 STOCK OPTION PLAN

     The Company's 1994 Stock Option Plan (the "1994 Plan") authorizes the issuance of an aggregate of 1,975,000 shares of Common Stock pursuant to the exercise of stock options. As of

June 30, 1998, 358,260 shares had been issued under the 1994 Plan, options to purchase 1,591,321 shares were outstanding and 25,419 shares remained available for future grant under the 1994 Plan.

     The 1994 Plan provides for grants of options to employees, consultants and directors of the Company. Each stock option granted under the 1994 Plan is evidenced by a written stock option agreement between the Company and the optionee. The 1994 Plan provides for the granting of both "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and non-statutory options. The 1994 Plan is administered by the Compensation Committee, which has sole discretion and authority, consistent with the provisions of the 1994 Plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares that will be subject to options granted under the 1994 Plan.

     For any option intended to qualify as an incentive stock option, the exercise price must not be less than 100% of the fair market value of the Common Stock on the date the option is granted (110% of the fair market value of such Common Stock with respect to any optionee who immediately before any option is granted, directly or indirectly, possesses more than 10% of the total combined voting power of all classes of stock of the Company ("10% Owners")). The Compensation Committee has the authority to determine the time or times at which options granted under the 1994 Plan become exercisable; provided that, for any option intended to qualify as an incentive stock option, such option must expire no later than ten years from the date of grant (five years with respect to 10% Owners). Options are non-assignable and non-transferable, unless a stock option agreement provides that such option may be transferred by the optionee upon death, by will or the laws of descent and distribution. Options generally may be exercised only while the optionee is either employed by, or rendering services to, the Company or within a specified period of time thereafter. The Compensation Committee may accelerate the date of exercise of any option or waive any condition or restriction pertaining to such option at any time. Unless terminated sooner by the Board, the 1994 Plan will terminate in December 2004 or the date on which all shares available for issuance shall have been issued pursuant to the exercise or cancellation of options granted under the 1994 Plan.

     1997 OMNIBUS STOCK PLAN

     The Company's 1997 Omnibus Stock Plan (the "Omnibus Plan") authorizes the issuance of an aggregate of up to 1,000,000 shares of Common Stock with respect to certain "Awards" made under the Omnibus Plan. As of June 30, 1998, options to purchase 147,000 shares were outstanding and 853,000 shares remained available for future grant under the Omnibus Plan.

     The Omnibus Plan provides for grants of options to employees, officers, directors and consultants of the Company or any affiliate of the Company; provided, however, that no individual may receive an award of more than 250,000 shares in any one fiscal year. "Awards" under the Omnibus Plan may take the form of grants of stock options, stock appreciation rights, restricted or unrestricted stock, phantom stock, performance awards or any combination thereof. The Omnibus Plan is administered by the Board of Directors, or by such committee or committees as may be appointed by the Board of Directors from time to time (the "Administrator"). The Administrator has sole power and authority, consistent with the provisions of the Omnibus Plan, to determine which eligible participants will receive Awards, the form of the Awards and the number of shares of Common Stock covered by each Award, to impose terms, limits, restrictions and conditions upon Awards, to modify, amend, extend or renew Awards (with the consent of the awardee), to accelerate or change the exercise timing of Awards or to waive any restrictions or conditions to an Award and to establish objective and conditions for earning Awards.

     Unless otherwise determined by the Administrator, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, Awards are not transferable other than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee's guardian or legal representative. Unless terminated sooner by the Board, the Omnibus Plan terminates in October 2007 or the date on which all shares available for issuance shall have been issued pursuant to the exercise or cancellation of Awards under the Omnibus Plan.

     1997 DIRECTORS' STOCK OPTION PLAN

     The 1997 Directors' Stock Option Plan (the "Director Plan") was adopted in October 1997. Under the terms of the Director Plan, directors of the Company who are not employees of the Company (the "Eligible Directors") are eligible to receive non-statutory options to purchase shares of Common Stock. A total of 300,000 shares of Common Stock may be issued upon exercise of options granted under the Director Plan. As of June 30, 1998, options to purchase 180,000 shares were outstanding and 120,000 shares remained available for future grant under the Director Plan. Unless terminated sooner by the Board of Directors, the Director Plan will terminate in October 2007, or the date on which all shares available for issuance under the Director Plan shall have been issued pursuant to the exercise of options granted under the Director Plan.

     Upon a member's initial election or appointment to the Board of Directors, such member will be granted options to purchase up to 24,000 shares of Common Stock, vesting over four years, with options to purchase 6,000 shares vesting at the first anniversary of the grant and options to purchase the remaining 18,000 shares vesting in 36 equal monthly installments. Annual options to purchase 6,000 shares of Common Stock (the "Annual Options") will be granted to each Eligible Director on the date of each annual meeting of stockholders. Annual Options will vest at the rate of one-twelfth of the total grant per month, and will vest in full at the earlier of (i) the first anniversary of the date of the grant or (ii) the date of the next annual meeting of stockholders. The exercise price of options granted under the Director Plan will equal the fair market value per share of the Common Stock on the date of grant. Upon the closing of the Company's IPO, each Eligible Director received an option to purchase 24,000 shares of Common Stock, and at the 1998 Annual Meeting of Stockholders, each Eligible Director received an option to purchase 6,000 shares of Common Stock.

     Options granted under the Director Plan are not transferable by the optionee except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. In the event an optionee ceases to serve as a director, each option may be exercised by the optionee for the portion then exercisable at any time within 60 days after the optionee ceases to serve as a director; provided, however, that in the event that the optionee ceases to serve as a director due to his death or disability, then the optionee, or his or her administrator, executor or heirs, may exercise the exercisable portion of the option for up to 180 days following the date the optionee ceases to serve as a director. No option is exercisable after the expiration of five years from the date of grant.

     NET2NET 1994 STOCK PLAN

     The Net2Net 1994 Stock Plan (the "Net2Net Plan") authorizes the issuance of an aggregate of up to 189,733 shares of Common Stock with respect to certain "Stock Rights" granted under the Net2Net Plan. In connection with the Company's acquisition of Net2Net, the Company assumed the obligations of Net2Net under the Net2Net Plan. As of June 30, 1998, Stock Rights with respect to 183,365 shares of Common Stock were outstanding. The Board of Directors has adopted a resolution not to make any future option grants under the Net2Net Plan.

     The Net2Net Plan provides for grants of options to employees, officers, directors and consultants of the Company or any affiliate of the Company. Stock Rights under the Net2Net Plan may take the form of grants of incentive stock options, non-statutory stock options, awards of stock of the Company, opportunities to make direct purchases of stock in the Company or any combination thereof. The Net2Net Plan is administered by the Board of Directors, or by such committee as may be appointed by the Board of Directors from time to time. The Board of Directors has sole power and authority, consistent with the provisions of the Net2Net Plan, to determine which eligible participants will receive Stock Rights, the form of the Stock Rights and the number of shares of Common Stock covered by each Stock Right, to impose terms, limits, restrictions and conditions upon Stock Rights, to modify, amend, extend or renew Stock Rights (with the consent of the recipient), to accelerate or change the exercise timing of Stock Rights or to waive any restrictions or conditions to a Stock Right.

     Stock Rights are not transferable other than by will or the laws of descent and distribution. Unless pursuant to the provisions of the immediately preceding sentence, a Stock Right may be exercised during the lifetime of the grantee only by the grantee. Unless terminated sooner by the Board of Directors, the Net2Net Plan terminates in November 2004 or the date on which all shares available for issuance shall have been issued pursuant to the exercise or cancellation of Stock Rights under the Net2Net Plan.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and
(iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision of the Company's Certificate of Incorporation is to limit or eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in those circumstances described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware law.

     The Company's Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has obtained officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

     At present, there is no pending litigation or proceeding involving any officer or director, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

     In August 1995, the Company issued 1,600,000 shares of its Series C Convertible Preferred Stock at a price of $1.25 per share, including 800,000 shares to Edison Venture Fund III, L.P. ("Edison") and 366,666 shares to NEPA Venture Fund II, L.P. ("NEPA").

     In January 1996, the Company issued 2,285,714 shares of its Series D Convertible Preferred Stock at a price of $1.75 per share, including an aggregate of 1,428,571 shares to Venrock

Associates and Venrock Associates II, L.P. (collectively, "Venrock"), 261,258 shares to Edison, 225,917 shares to NEPA and 42,857 shares to Mr. Joseph.

     In September 1996, the Company issued 754,321 shares of its Series E Convertible Preferred Stock at a price of $6.66 per share, including 120,120 shares to Venrock, 120,120 shares to Edison, 18,769 shares to NEPA, 12,012 shares to Mr. Joseph and affiliates and an aggregate of 454,021 shares to Behrman Capital L.P., Behrman Capital B L.P. and Strategic Entrepreneur Fund L.P.

     On June 15, 1997, the Company issued 25,000 shares of its Common Stock at a price of $1.75 per share to Mr. Minihane. See "Management -- Employment Arrangements".

     On September 13, 1997, the Company issued 10,504 shares of its Common Stock at a price of $4.76 per share to Mr. William Smith. The Company's Board of Directors, excluding Mr. Smith, determined the sale price based on a recently completed arms-length sale of securities by a stockholder to an individual retirement account of Mr. Joseph.

     The Company believes that all transactions set forth above were made on terms no less favorable to the Company than would have been obtained from unaffiliated third parties. The Company has adopted a policy whereby all future transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unrelated third parties and will be approved by a majority of the disinterested members of the Board of Directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 30, 1998, and as adjusted to reflect the sale of the shares of Common Stock offered hereby: (i) by each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) by each director and Named Executive Officer, and (iii) by all executive officers and directors as a group. Contemporaneously with the filing of the Registration Statement of which this Prospectus is a part, the Company notified holders of Common Stock who have registration rights described under "Description of Capital Stock -- Registration Rights of Certain Holders". The information in the column "Shares to be Sold" is being compiled as registration rights holders respond with their interests in participation. The responses are due within a prescribed notification period (which expires on July
  , 1998). The table below will be revised following the notification period by an amendment to the Registration Statement to reflect the identity of all Selling Stockholders, any adjustments to the aggregate number of shares to be sold by Selling Stockholders and the allocation of that number among the Selling Stockholders as well as the beneficial ownership of Selling Stockholders before and after the Offerings. Included among the group of potential Selling Stockholders are affiliates of directors including several holders of more than five percent of the outstanding Common Stock and some or all of such affiliates may sell a substantial portion of their holdings.

                                       SHARES OF COMMON STOCK               SHARES OF COMMON STOCK
                                         BENEFICIALLY OWNED                   BENEFICIALLY OWNED
                                       BEFORE SALE UNDER THIS               AFTER SALE UNDER THIS
                                           PROSPECTUS(1)         SHARES         PROSPECTUS(2)
                                       ----------------------     TO BE     ----------------------
      NAME OF BENEFICIAL OWNER          NUMBER     PERCENTAGE    SOLD(2)     NUMBER     PERCENTAGE
      ------------------------         ---------   ----------   ---------   ---------   ----------
NEPA Venture Fund II, L.P.(2)........  2,172,280     10.9%
  c/o Mid-Atlantic Venture Funds
  1801 Reston Parkway-Suite 203
  Reston, VA 20190
Venrock Entities(3)..................  2,160,680      10.9
  30 Rockefeller Plaza
  New York, NY 10112
Edison Venture Fund III, L.P.(4).....  1,655,429       8.3
  997 Lenox Drive, Building No. 3
  Lawrenceville, NJ 08648
Grant G. Behrman(5)..................    637,128       3.2
Marc F. Benson(6)....................  2,172,280      10.9
Henry A. Cheli(7)(16)................     38,000      *
Theodore R. Joseph(8)................    127,204      *
Gregory J. Langford(9)(16)...........     12,376      *
Ted H. McCourtney(10)................  2,162,180      10.9
Peter J. Minihane(11)(16)............     67,948      *
Thomas A. Smith(12)..................  1,660,429       8.3
William J. Smith(13).................     25,004      *
Scott E. Stouffer(14)(16)............  1,498,341       7.5
Robert C. Troutman(15)(16)...........    471,410       2.4
All executive officers and directors
  as a group (12 persons)(17)........  8,881,980      44.2
[Other Selling Stockholders].........

---------------
  *  Less than 1%.

 (1) As of June 30, 1998, the Company had outstanding 19,886,099 shares of Common Stock. The persons named in this table have sole voting power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days after June 30, 1998, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Represents 2,170,780 shares of Common Stock beneficially owned by Mid-Atlantic Venture Funds, formerly NEPA Venture Funds ("NEPA") and 1,500 shares of Common Stock issuable upon exercise of stock options held by Marc
     F. Benson, a director of the Company. Mr. Benson is a principal and partner of NEPA. Mr. Benson has shared voting and investment power over the shares held by NEPA but disclaims beneficial ownership thereof except to the extent of his proportionate partnership interest therein.

 (3) Represents 1,338,475 shares of Common Stock beneficially owned by Venrock Associates, 822,205 shares of Common Stock beneficially owned by Venrock Associates II, L.P. (Venrock Associates and Venrock Associates II, L.P., collectively "Venrock"). Ted H. McCourtney, a director of the Company, is a general partner of both Venrock Associates and Venrock Associates II, L.P. Mr. McCourtney has shared voting and investment power over the shares held by Venrock but disclaims beneficial ownership thereof except to the extent of his proportionate partnership interest therein.

 (4) Represents 1,653,929 shares of Common Stock beneficially owned by Edison Venture Fund III, L.P. ("Edison") and 1,500 shares of Common Stock issuable upon exercise of stock options held by Thomas A. Smith, a director of the Company. Mr. Smith is a general partner of Edison. Mr. Smith has shared voting and investment power over shares held by Edison but disclaims beneficial ownership thereof except to the extent of his proportionate partnership interest therein.

 (5) Represents 251,441 shares of Common Stock held by Behrman Capital L.P., 379,188 shares held by Behrman Capital B L.P., and 4,999 shares held by Strategic Entrepreneur Fund, L.P., which Mr. Behrman may be deemed to beneficially own by virtue of his status as a General Partner of Behrman Brothers L.P., the general partner of such entities, and 1,500 shares of Common Stock issuable upon exercise of stock options held by Mr. Behrman. Mr. Behrman has shared voting and investment power over shares held by these entities but disclaims beneficial ownership thereof except to the extent of his proportionate partnership interest therein.

 (6) Represents 2,170,780 shares of Common Stock beneficially owned by NEPA which Mr. Benson may be deemed to beneficially own by virtue of his status as a principal and general partner of NEPA, and 1,500 shares of Common Stock issuable upon exercise of stock options held by Mr. Benson. Mr. Benson has shared voting and investment power over shares held by NEPA but disclaims beneficial ownership thereof except to the extent of his proportionate partnership interest therein.

 (7) Represents 2,000 shares of Common Stock held by Mr. Cheli and 36,000 shares of Common Stock issuable upon exercise of stock options.

 (8) Represents 73,904 shares of Common Stock held by Mr. Joseph, 22,400 shares of Common Stock held by Mr. Joseph's IRA and 30,900 shares of Common Stock issuable upon exercise of stock options.

 (9) Represents 6,433 shares of Common Stock held by Mr. Langford and 5,943 shares of Common Stock issuable upon exercise of stock options.

(10) Represents 2,160,680 shares of Common Stock beneficially owned by Venrock which Mr. McCourtney may be deemed to beneficially own by virtue of his status as a general partner of Venrock, and 1,500 shares of Common Stock issuable upon exercise of stock options. Mr. McCourtney has shared voting and investment power over the shares held by Venrock but disclaims beneficial ownership thereof except to the extent of his proportionate partnership interest therein.

(11) Represents 30,000 shares of Common Stock held by Mr. Minihane and 37,948 shares of Common Stock issuable upon exercise of stock options.

(12) Represents 1,653,929 shares of Common Stock beneficially owned by Edison which Mr. Smith may be deemed to beneficially own by virtue of his status as a general partner of Edison, 5,000 shares of Common Stock held by Mr. Smith and 1,500 shares of Common Stock issuable upon exercise of options held by Mr. Smith. Mr. Smith has shared voting and investment power over shares held by Edison but disclaims beneficial ownership thereof except to the extent of his proportionate partnership interest therein.

(13) Represents 14,504 shares of Common Stock held by Mr. Smith and 10,500 shares of Common Shares issuable upon exercise of stock options.

(14) Includes 863,334 shares of Common Stock held by Mr. Stouffer, 270,666 shares of Common Stock held by the Scott E. Stouffer Grantor Retained Annuity Trust ("GRAT"), 320,696 shares of Common Stock held by Mr. Stouffer's wife and 43,645 shares of Common Stock issuable upon exercise of stock options.

(15) Includes 398,517 shares of Common Stock held by Mr. Troutman, 48,083 shares held by the Robert C. Troutman GRAT, 3,500 shares held by Mr. Troutman as custodian for each of two children and 17,810 shares of Common Stock issuable upon exercise of stock options.

(16) The address of Messrs. Cheli, Langford, Minihane, Stouffer and Troutman is c/o the Company, 2092 Gaither Road, Rockville, Maryland 20850.

(17) Includes an aggregate of 192,127 shares of Common Stock issuable upon exercise of stock options. See notes 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15 above.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock will consist of 50,000,000 shares of Common Stock, $.01 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share.

COMMON STOCK

     At June 30, 1998, the Company had outstanding 19,886,099 shares of Common Stock held of record by approximately 201 stockholders. Each holder of Common Stock is entitled to one vote for each share held. Following the conversion of the Convertible Preferred Stock to Common Stock, the holders of Common Stock, voting as a single class, will be entitled to elect all of the directors of the Company.

     Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock would be entitled to share in the Company's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive or other subscription rights. The shares of Common Stock are not convertible into any other security. The outstanding shares of Common Stock are, and the shares to be issued upon completion of the Offerings will be, upon issuance and sale, fully paid and nonassessable.

PREFERRED STOCK

     The Company has the authority to issue up to 5,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue, without any further action by the stockholders, the Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof. Although the ability of the Board of Directors to designate and issue Preferred Stock could provide flexibility in possible acquisitions or other corporate purposes, issuance of Preferred Stock may have adverse effects on the holders of Common Stock, including restrictions on dividends on the Common Stock if dividends on the Preferred Stock have not been paid; dilution of voting power of the Common Stock to the extent the Preferred Stock has voting rights; or deferral of participation in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to holders of the Preferred Stock. In addition, issuance of Preferred Stock could make it more difficult for a third party to acquire a majority of the outstanding voting stock and accordingly may be used as an "anti-takeover" device. The Board of Directors, however, currently does not contemplate the issuance of any Preferred Stock and is not aware of any pending transactions that would be affected by such issuance.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

     Holders of an aggregate of 10,119,845 shares of Common Stock (the "Registrable Shares") are entitled to certain demand rights with respect to the registration of such shares under the Securities Act. Subject to certain limitations, the Company is required, upon request of the holders of at least two-thirds of the Registrable Shares outstanding, to file a registration statement under the Securities Act covering such Registrable Shares (a "Demand Registration"). The Company is not required to effect more than two Demand Registrations. In addition to the Demand Registration rights described above, and subject to certain conditions and limitations, such holders may require the Company to file an unlimited number of registration statements on Form S-2 or Form S-3 under the Securities Act, when such form is available for use by the Company, provided that no more than two such requests may be made per year.

     Holders of an aggregate of 2,056,204 shares of Common Stock issued by the Company in connection with certain acquisitions (the "Acquisition Stockholders") are entitled to certain registration rights with respect to the registration of such shares under the Securities Act. Subject to certain limitations, the Company is required to file a registration statement on Form S-3 under the Securities Act with respect to the sale of such shares (an "Acquisition Registration"), when such form is available for use by the Company. If the Company is not eligible to use Form S-3 before March 1, 1999, it is obligated to effect such Acquisition Registration on Form S-1 under the Securities Act.

     Holders of an aggregate of 15,537,918 shares of Common Stock, including the Acquisition Stockholders, also are entitled to include their shares of Common Stock in a registered offering of securities by the Company (a "Piggyback Registration") for its own account, subject to certain conditions and restrictions.

     All expenses incurred in connection with Demand or Piggyback Registrations (excluding underwriters' discounts and commissions but including the reasonable fees and disbursements of one counsel chosen by the holders requesting a Demand Registration or a registration on Form S-2 or S-3) shall be borne by the Company; except, that if a Demand Registration is begun and subsequently withdrawn by the requesting holders, the requesting holders may elect to either treat such withdrawn registration as one of their two Demand Registrations or pay all expenses with respect to the registration.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company's Certificate of Incorporation or Bylaws, as applicable, among other things, (i) provide that the number of directors shall be determined from time to time by resolution adopted by a majority of the Board of Directors; and
(ii) provide for a classified Board of Directors consisting of three classes of directors having staggered terms of three years each, with each of the classes being as nearly equal in number as possible. The Company's Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders, and may not be effected by any consent in writing of such stockholders. These and other provisions could have the effect of making it more difficult for a third party to effect, or of discouraging a third party from trying to effect, a change in the control of the Board of Directors. Such provisions may also discourage another person from making a tender offer for the Company's Common Stock, including offers at a premium over the market price of the Common Stock, and might result in a delay in changes in control of management.

     Section 203 of the Delaware General Corporation Law, as amended ("Section 203"), provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date at which the stockholder becomes an "interested stockholder" unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." Except as otherwise specified in
Section 203, an "interested stockholder" is defined to include (x) any person which is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person. The Company's stockholders, by adopting an amendment to its Certificate of Incorporation or Bylaws, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the Certificate of Incorporation nor the Bylaws presently exclude the Company from the restrictions imposed by Section 203.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is BankBoston, N.A.

                 CERTAIN U.S. TAX CONSIDERATIONS APPLICABLE TO
                      NON-U.S. HOLDERS OF THE COMMON STOCK

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock by a person that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign estate or trust, or, with respect to certain aspects of the discussion, a foreign partnership, in each case as defined in the U.S. Internal Revenue Code of 1986, as amended (the "Code") (a "non-U.S. holder"). This discussion does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position and does not deal with all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders, or with U.S. state and local or non-U.S. tax consequences. Furthermore, the following discussion is based on provisions of the Code, existing and proposed regulations promulgated thereunder, and administrative and judicial interpretations thereof as of the date hereof, all of which are subject to change, possibly with retroactive effect. Each prospective non-U.S. holder is urged to consult a tax adviser with respect to the U.S. federal tax consequences of holding and disposing of Common Stock, as well as any tax consequences that may arise under the laws of any U.S. state, municipality or other taxing jurisdiction.

     An individual may, among other ways, be deemed to be a resident alien (as opposed to a non-resident alien) with respect to any calendar year by virtue of being present in the United States for at least 31 days in such calendar year and for an aggregate of at least 183 days during such calendar year and the two preceding calendar years (counting for such purposes all of the days present in such year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

     DIVIDENDS

     As described above, the Company does not expect to pay dividends. In the event the Company does pay dividends, dividends paid to a non-U.S. holder of Common Stock will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business by the non-U.S. holder within the U.S. Dividends that are effectively connected with such holder's conduct of a trade or business in the U.S. are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates, and are not generally subject to withholding, if the holder complies with certain certification and disclosure requirements. Any such effectively connected dividends received by a foreign corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Dividends paid to an address outside the U.S. are presumed to be paid to a resident of the country of address (unless the payer has knowledge to the contrary) for purposes of the withholdings discussed above and for purposes of determining the applicability of a tax treaty rate. However, under final U.S. Treasury regulations that are currently scheduled to become effective for distributions after 1999 (the "New Regulations"), a non-U.S. holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. The New Regulations include special rules that apply to dividends paid to foreign partnerships.

     A non-U.S. holder of Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the U.S. Internal Revenue Service.

     GAIN ON DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. or, if a tax treaty so provides, is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S. or (ii) the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes at any time during the five-year period ending on the date of the disposition and the non-U.S. holder owned more than 5% of the Company's Common Stock at any time during such period. The Company believes that it has not been and it is not a "U.S. real property holding corporation" for U.S. federal income tax purposes and does not currently anticipate becoming a "U.S. real property holding corporation." If an individual non-U.S. holder falls under clause (i) above, he or she will be taxed on his or her net gain derived from the sale at regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under clause (i) above, it will be taxed on its gain at regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, or at such lower rate as may be specified by an applicable income tax treaty.

     FEDERAL ESTATE TAXES

     Common Stock owned or treated as owned by a non-U.S. holder at the time of death, or Common Stock of which the non-U.S. holder made certain lifetime transfers, will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

     U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     The Company must report annually to the U.S. Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or information-sharing agreements.

     Under current law, backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the U.S. information reporting requirements) will generally not apply to dividends paid to a non-U.S. holder at an address outside the U.S. unless such non-U.S. holder is engaged in a trade or business in the U.S. or unless the payer has knowledge that the payee is a U.S. person. Under the New Regulations, however, dividend payments generally will be subject to backup withholding unless applicable certification requirements are satisfied.

     Information reporting and backup withholding will generally not apply to any payment of the proceeds of the sale of Common Stock by a non-U.S. holder, unless such holder fails to comply with certification or documentation requirements, if applicable.

     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the U.S. Internal Revenue Service.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offerings, the Company will have 20,886,099 shares of Common Stock outstanding, assuming no exercise of options to purchase Common Stock after June 30, 1998. Of this amount, 3,500,000 shares offered hereby as well as the 4,025,000 shares issued in the IPO will be available for immediate sale in the public market as of the date of this Prospectus, except for any shares held by affiliates of the Company or persons who have been affiliates within the preceding three months. Approximately 2,153,196 shares issued or issuable upon exercise of options outstanding under the 1994 Plan, the Omnibus Plan, the Director Plan and the Net2Net Plan will also be freely tradeable. The Company also has a significant number of shares of Common Stock outstanding that have not been registered under the Securities Act. Of these shares,
approximately           shares are eligible for sale under Rule 144, Rule 144(k)
or Rule 701 or, unless held by affiliates, are freely tradeable. Of such shares, 210,488 shares will be eligible for sale on August 5, 1998. Approximately of the shares that are eligible for sale under Rule 144, Rule 144(k) or Rule 701 are subject to 90-day lock-up agreements with the
Underwriters, and approximately                of the shares so eligible are
subject to a 45-day lock-up agreement with the Underwriters.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock (approximately 208,861 shares immediately after the Offerings) or
(ii) the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of Form 144 with respect to such sale. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied.

     The Company is unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for the Common Stock of the Company, the personal circumstances of the sellers and other factors. Any future sale or anticipated future sale of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby.

     The Company, its directors, executive officers, stockholders with registration rights and certain other stockholders have agreed pursuant to the Underwriting Agreement and other agreements that they will not sell any Common Stock without the prior consent of the Representatives of the Underwriters for a period of 90 days from the date of this Prospectus (the "90-day Lockup Period"), except that the Company may, without such consent, grant certain options to purchase stock pursuant to the Option Plan, the Omnibus Plan and the Director Plan. The Representatives of the Underwriters may, at their sole discretion and at any time without notice, release all or any portion of the securities subject to the lockup arrangements.

     Any employee or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions.

     The Company has filed a registration statement on Form S-8 under the Securities Act to register shares of Common Stock issued or reserved for issuance under the Stock Plans, thus permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act. See "Management -- Stock Plans".

     In addition, after the Offerings, the holders of 13,037,918 shares of Common Stock will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock -- Registration Rights of Certain Holders".

                                 LEGAL MATTERS

     The validity of the shares of Common Stock being offered hereby and certain other legal matters regarding the shares of Common Stock will be passed upon for the Company by Piper & Marbury L.L.P., Washington, D.C., counsel to the Company. Certain legal matters in connection with the Offerings will be passed upon for the Underwriters by Hale and Dorr LLP, Washington, D.C.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 OTHER MATTERS

     In August 1997, the Company's Board of Directors retained Arthur Andersen LLP as its independent public accountants and dismissed the Company's former auditors. From the Company's inception and throughout the time they were retained by the Company, the former auditors did not disagree with the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or any reportable events. The former auditors' reports on the Company's financial statements, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Prior to retaining Arthur Andersen LLP, the Company had not consulted with Arthur Andersen LLP on any accounting, auditing or reporting matter.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants....................       F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997
  and June 30, 1998 (unaudited).............................       F-3
Consolidated Statements of Operations for the years ended
  December 31, 1995, 1996 and 1997 and for the six months
  ended June 30, 1997 and 1998 (unaudited)..................       F-4
Consolidated Statements of Changes in Stockholders' Equity
  (Deficit) for the years ended December 31, 1995, 1996 and
  1997 and for the six months ended June 30, 1998
  (unaudited)...............................................       F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1995, 1996 and 1997 and for the six months
  ended June 30, 1997 and 1998 (unaudited)..................       F-6
Notes to Consolidated Financial Statements..................       F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Visual Networks, Inc.:

     We have audited the accompanying consolidated balance sheets of Visual Networks, Inc., a Delaware corporation, and subsidiary, as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Visual Networks, Inc. and subsidiary as of December 31, 1996 and 1997, and the results of its consolidated operations and its consolidated cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

Washington, D.C.
June 30, 1998

                             VISUAL NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------    JUNE 30,
                                                                1996       1997        1998
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
                                            ASSETS
Current assets:
  Cash and cash equivalents.................................  $  7,551   $  8,902    $ 48,556
  Accounts receivable, net of allowance of $260, $412 and
    $489, respectively......................................     2,539      3,559       4,154
  Inventory.................................................     1,398      3,724       4,325
  Other current assets......................................       321        602       1,173
                                                              --------   --------    --------
    Total current assets....................................    11,809     16,787      58,208
Property and equipment, net.................................     1,535      1,824       3,262
                                                              --------   --------    --------
    Total assets............................................  $ 13,344   $ 18,611    $ 61,470
                                                              ========   ========    ========

                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses.....................  $  1,692   $  5,794    $ 11,984
  Customer deposits.........................................        --      3,068       1,954
  Accrued compensation......................................       936      1,606       1,320
  Deferred revenue..........................................     1,124      5,211       5,141
  Bank line of credit.......................................       848        126          --
  Loan payable to stockholder...............................        --        500         500
  Current portion of capital lease obligation...............       178        379         332
                                                              --------   --------    --------
    Total current liabilities...............................     4,778     16,684      21,231
Capital lease obligation, net of current portion............       148        374         228
                                                              --------   --------    --------
    Total liabilities.......................................     4,926     17,058      21,459
                                                              --------   --------    --------
Commitments and contingencies (Note 8)
Redeemable convertible preferred stock (Note 3):
  Series B, Series C, Series D and Series E redeemable
    convertible cumulative preferred stock, $.01 par value,
    7,229,438 shares authorized in aggregate, 7,228,473
    shares issued and outstanding in aggregate as of
    December 31, 1996 and 1997, respectively, and no shares
    outstanding as of June 30, 1998 (aggregate liquidation
    preference of $13,262 and $14,484 as of December 31,
    1996 and 1997, respectively)............................    13,398     14,855          --
                                                              --------   --------    --------
Stockholders' equity (deficit) (Note 4):
  Preferred stock, $.01 par value, 5,000,000 shares
    authorized, no shares issued and outstanding............        --         --          --
  Series A convertible cumulative preferred stock, $.01 par
    value, 347,070 shares authorized, issued and outstanding
    as of December 31, 1996 and 1997 and no shares
    outstanding as of June 30, 1998 (liquidation preference
    of $130 and $149 as of December 31, 1996 and 1997,
    respectively)...........................................         3          3          --
  Common stock, $.01 par value, 50,000,000 shares
    authorized, 4,839,495 and 5,005,140 shares issued and
    outstanding as of December 31, 1996 and 1997,
    respectively, 19,886,099 shares issued and outstanding
    as of June 30, 1998.....................................        48         50         199
  Deferred compensation.....................................        --       (247)       (227)
  Additional paid-in capital................................    12,373     12,783      73,306
  Accumulated deficit.......................................   (17,404)   (25,891)    (33,267)
                                                              --------   --------    --------
    Total stockholders' equity (deficit)....................    (4,980)   (13,302)     40,011
                                                              --------   --------    --------
    Total liabilities and stockholders' equity (deficit)....  $ 13,344   $ 18,611    $ 61,470
                                                              ========   ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             VISUAL NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                               YEAR ENDED                  SIX MONTHS ENDED
                                              DECEMBER 31,                     JUNE 30,
                                   ----------------------------------   ----------------------
                                     1995         1996        1997        1997         1998
                                   ---------   ----------   ---------   ---------   ----------
                                                                             (UNAUDITED)
Revenue..........................  $     567   $    8,279   $  27,345   $  10,217   $   22,306
Cost of goods sold...............        242        3,687      10,754       4,127        8,901
                                   ---------   ----------   ---------   ---------   ----------
  Gross profit...................        325        4,592      16,591       6,090       13,405
                                   ---------   ----------   ---------   ---------   ----------
Operating expenses:
  Research and development.......      2,038        5,432       7,321       3,281        4,915
  Sales and marketing............      1,187        9,483      13,182       5,851        7,287
  General and administrative.....        566        2,036       3,211       1,460        2,116
  Merger-related costs...........         --           --          --          --        7,347
                                   ---------   ----------   ---------   ---------   ----------
     Total operating expenses....      3,791       16,951      23,714      10,592       21,665
                                   ---------   ----------   ---------   ---------   ----------
Loss from operations.............     (3,466)     (12,359)     (7,123)     (4,502)      (8,260)
Interest income, net.............         63          166          93          66        1,055
                                   ---------   ----------   ---------   ---------   ----------
Net loss.........................     (3,403)     (12,193)     (7,030)     (4,436)      (7,205)
Dividends and accretion on
  preferred stock................       (250)      (1,012)     (1,457)       (729)        (144)
                                   ---------   ----------   ---------   ---------   ----------
Net loss attributable to common
  shareholders...................  $  (3,653)  $  (13,205)  $  (8,487)  $  (5,165)  $   (7,349)
                                   =========   ==========   =========   =========   ==========
Basic and diluted net loss per
  common share...................  $   (1.04)  $    (2.97)  $   (1.72)  $   (1.06)  $    (0.45)
                                   =========   ==========   =========   =========   ==========
Weighted average common shares
  outstanding....................  3,524,681    4,439,522   4,926,802   4,879,780   16,401,905
                                   =========   ==========   =========   =========   ==========
Pro forma basic and diluted net
  loss per common share..........                           $   (0.45)  $   (0.29)  $    (0.38)
                                                            =========   =========   ==========
Pro forma weighted average common
  shares outstanding.............                           15,532,537  15,485,515  18,862,904
                                                            =========   =========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                             VISUAL NETWORKS, INC.
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                            STOCKHOLDERS' EQUITY (DEFICIT)
                                          REDEEMABLE         ------------------------------------------------------------
                                          CONVERTIBLE         SERIES A CONVERTIBLE
                                        PREFERRED STOCK          PREFERRED STOCK          COMMON STOCK
                                     ---------------------   -----------------------   -------------------     DEFERRED
                                       SHARES      AMOUNT      SHARES       AMOUNT       SHARES     AMOUNT   COMPENSATION
                                     ----------   --------   ----------   ----------   ----------   ------   ------------
BALANCE, DECEMBER 31, 1994.........   2,588,438   $  1,170     347,070       $ 3        2,800,000    $ 28       $  --
   Adjustment for pooling of
     interests with Net2Net (Note
     1)............................          --         --          --        --          617,337       6          --
                                     ----------   --------    --------       ---       ----------    ----       -----
BALANCE, DECEMBER 31, 1994, AS
 RESTATED..........................   2,588,438      1,170     347,070         3        3,417,337      34          --
   Issuance of common stock........          --         --          --        --          591,652       6          --
   Exercise of stock options.......          --         --          --        --           23,805      --          --
   Issuance of Series C preferred
     stock.........................   1,600,000      1,965          --        --               --      --          --
   Accretion on preferred stock....          --         47          --        --               --      --          --
   Accrued dividends on preferred
     stock.........................          --        203          --        --               --      --          --
   Net loss........................          --         --          --        --               --      --          --
                                     ----------   --------    --------       ---       ----------    ----       -----
BALANCE, DECEMBER 31, 1995.........   4,188,438      3,385     347,070         3        4,032,794      40          --
   Issuance of common stock........          --         --          --        --          776,645       8          --
   Issuance of Series D preferred
     stock.........................   2,285,714      3,983          --        --               --      --          --
   Issuance of Series E preferred
     stock.........................     754,321      5,018          --        --               --      --          --
   Accretion on preferred stock....          --        177          --        --               --      --          --
   Accrued dividends on preferred
     stock.........................          --        835          --        --               --      --          --
   Redemption of common stock......          --         --          --        --           (8,729)     --          --
   Exercise of stock options.......          --         --          --        --           38,785      --          --
   Net loss........................          --         --          --        --               --      --          --
                                     ----------   --------    --------       ---       ----------    ----       -----
BALANCE, DECEMBER 31, 1996.........   7,228,473     13,398     347,070         3        4,839,495      48          --
   Issuance of common stock........          --         --          --        --           35,504      --          --
   Exercise of stock options.......          --         --          --        --          130,141       2          --
   Deferred compensation...........          --         --          --        --               --      --        (292)
   Amortization of deferred
     compensation..................          --         --          --        --               --      --          45
   Accretion on preferred stock....          --        235          --        --               --      --          --
   Accrued dividends on preferred
     stock.........................          --      1,222          --        --               --      --          --
   Net loss........................          --         --          --        --               --      --          --
                                     ----------   --------    --------       ---       ----------    ----       -----
BALANCE, DECEMBER 31, 1997.........   7,228,473     14,855     347,070         3        5,005,140      50        (247)
   Accretion on preferred stock
     (unaudited)...................          --         16          --        --               --      --          --
   Accrued dividends on preferred
     stock (unaudited).............          --        125          --        30               --      --          --
   Conversion of preferred stock
     and payment of dividend
     (unaudited)...................  (7,228,473)   (14,996)   (347,070)      (33)      10,605,735     106          --
   Issuance of common stock
     (unaudited)...................          --         --          --        --        4,025,000      40          --
   Exercise of stock options
     (unaudited)...................          --         --          --        --          250,224       3          --
   Amortization of deferred
     compensation (unaudited)......          --         --          --        --               --      --          20
   Net loss (unaudited)............          --         --          --        --               --      --          --
                                     ----------   --------    --------       ---       ----------    ----       -----
BALANCE, JUNE 30, 1998
 (UNAUDITED).......................          --   $     --          --       $--       19,886,099    $199       $(227)
                                     ==========   ========    ========       ===       ==========    ====       =====

                                       STOCKHOLDERS' EQUITY (DEFICIT)
                                     -----------------------------------

                                     ADDITIONAL
                                      PAID-IN-    ACCUMULATED
                                      CAPITAL       DEFICIT      TOTAL
                                     ----------   -----------   --------
BALANCE, DECEMBER 31, 1994.........   $   121      $   (235)    $    (83)
   Adjustment for pooling of
     interests with Net2Net (Note
     1)............................       528          (215)         319
                                      -------      --------     --------
BALANCE, DECEMBER 31, 1994, AS
 RESTATED..........................       649          (450)         236
   Issuance of common stock........     4,096            (7)       4,095
   Exercise of stock options.......        --            --           --
   Issuance of Series C preferred
     stock.........................        --            --           --
   Accretion on preferred stock....        --           (47)         (47)
   Accrued dividends on preferred
     stock.........................        --          (203)        (203)
   Net loss........................        --        (3,403)      (3,403)
                                      -------      --------     --------
BALANCE, DECEMBER 31, 1995.........     4,745        (4,110)         678
   Issuance of common stock........     7,618           (89)       7,537
   Issuance of Series D preferred
     stock.........................        --            --           --
   Issuance of Series E preferred
     stock.........................        --            --           --
   Accretion on preferred stock....        --          (177)        (177)
   Accrued dividends on preferred
     stock.........................        --          (835)        (835)
   Redemption of common stock......        --            --           --
   Exercise of stock options.......        10            --           10
   Net loss........................        --       (12,193)     (12,193)
                                      -------      --------     --------
BALANCE, DECEMBER 31, 1996.........    12,373       (17,404)      (4,980)
   Issuance of common stock........        94            --           94
   Exercise of stock options.......        24            --           26
   Deferred compensation...........       292            --           --
   Amortization of deferred
     compensation..................        --            --           45
   Accretion on preferred stock....        --          (235)        (235)
   Accrued dividends on preferred
     stock.........................        --        (1,222)      (1,222)
   Net loss........................        --        (7,030)      (7,030)
                                      -------      --------     --------
BALANCE, DECEMBER 31, 1997.........    12,783       (25,891)     (13,302)
   Accretion on preferred stock
     (unaudited)...................        --           (16)         (16)
   Accrued dividends on preferred
     stock (unaudited).............        --          (155)        (125)
   Conversion of preferred stock
     and payment of dividend
     (unaudited)...................    14,923            --       14,996
   Issuance of common stock
     (unaudited)...................    45,378            --       45,418
   Exercise of stock options
     (unaudited)...................       222            --          225
   Amortization of deferred
     compensation (unaudited)......        --            --           20
   Net loss (unaudited)............        --        (7,205)      (7,205)
                                      -------      --------     --------
BALANCE, JUNE 30, 1998
 (UNAUDITED).......................   $73,306      $(33,267)    $ 40,011
                                      =======      ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             VISUAL NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                       YEAR ENDED               SIX MONTHS
                                                      DECEMBER 31,            ENDED JUNE 30,
                                              ----------------------------   -----------------
                                               1995       1996      1997      1997      1998
                                              -------   --------   -------   -------   -------
                                                                                (UNAUDITED)
Cash flows from operating activities:
Net loss....................................  $(3,403)  $(12,193)  $(7,030)  $(4,436)  $(7,205)
Adjustments to reconcile net loss to net
  cash (used in) provided by operating
  activities --
    Depreciation and amortization...........      101        481     1,009       438       598
    Loss on disposal of property and
       equipment............................       --        323       408        --
Changes in assets and liabilities --
    Accounts receivable.....................     (212)    (2,327)   (1,020)     (939)     (595)
    Inventory...............................     (720)      (675)   (2,326)     (376)     (601)
    Other current assets....................      (83)      (231)     (281)     (177)     (572)
    Accounts payable and accrued expenses...      478      1,203     4,186     2,327     6,190
    Customer deposits.......................       --         --     3,068        --    (1,114)
    Accrued compensation....................      160        702       586      (123)     (286)
    Deferred revenue........................      162        962     4,087     1,220       (70)
                                              -------   --------   -------   -------   -------
         Net cash (used in) provided by
            operating activities............   (3,517)   (11,755)    2,686    (2,066)   (3,655)
                                              -------   --------   -------   -------   -------
Cash flows from investing activities:
    Proceeds from sale leaseback
       transactions.........................      138         --       544       473        --
    Expenditures for property and
       equipment............................     (535)    (1,509)   (1,487)     (730)   (2,015)
                                              -------   --------   -------   -------   -------
         Net cash used in investing
            activities......................     (397)    (1,509)     (943)     (257)   (2,015)
                                              -------   --------   -------   -------   -------
Cash flows from financing activities:
    Proceeds from issuance of preferred
       stock, net of issuance costs.........    1,965      9,001        --        --        --
    Net borrowings (repayments) under credit
       agreements...........................       --        848      (722)       --      (126)
    Proceeds from issuance of common stock,
       net of issuance costs................    4,095      7,537        94        44    45,448
    Exercise of stock options...............       --         11        26        12       225
    Proceeds from loan payable to
       stockholder..........................       --         --       500        --        --
    Payment of Series A Convertible
       Preferred Stock dividend.............       --         --        --        --       (30)
    Principal payments on capital lease
       obligations..........................      (22)      (130)     (290)      (97)     (193)
                                              -------   --------   -------   -------   -------
         Net cash provided by (used in)
            financing activities............    6,038     17,267      (392)      (41)   45,324
                                              -------   --------   -------   -------   -------
Net (decrease) increase in cash and cash
  equivalents...............................    2,124      4,003     1,351    (2,364)   39,654
Cash and cash equivalents, beginning of
  period....................................    1,424      3,548     7,551     7,551     8,902
                                              -------   --------   -------   -------   -------
Cash and cash equivalents, end of period....  $ 3,548   $  7,551   $ 8,902   $ 5,187   $48,556
                                              =======   ========   =======   =======   =======
Supplemental cash flow information:
Cash paid for interest......................  $    20   $     71   $   143   $    70   $   125
                                              =======   ========   =======   =======   =======
Cash paid for income taxes..................  $    --   $     --   $    --   $    --   $   495
                                              =======   ========   =======   =======   =======

The accompanying notes are an integral part of these consolidated financial statements.

                             VISUAL NETWORKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF JUNE 30, 1998 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Visual Networks, Inc. ("Visual") is engaged in developing, manufacturing and marketing wide-area-network service level management systems. Visual's operations are subject to certain risks and uncertainties, including among others, successful implementation of the Visual sales and distribution model, dependence on significant customers, rapidly changing technology, current and potential competitors with greater financial, technological, production, and marketing resources, dependence on sole and limited source suppliers, dependence on key management personnel, limited protection of intellectual property and proprietary rights, integration of its recent acquisition of Net2Net corporation, uncertainty of future profitability and possible fluctuations in financial results.

NET2NET ACQUISITION

     On May 15, 1998, Visual acquired Net2Net Corporation ("Net2Net") in a merger transaction accounted for as a pooling of interests. Net2Net is engaged in developing, manufacturing and marketing Asynchronous Transfer Mode ("ATM") wide-area-network management and analysis systems. Visual issued 2,056,204 shares of its common stock in exchange for all of the outstanding preferred and common stock of Net2Net. In addition, outstanding Net2Net stock options were converted into options to purchase 189,733 shares of Visual common stock. The accompanying consolidated financial statements have been retroactively restated to reflect the combined financial position and combined results of operations and cash flows for all periods presented, giving effect to the acquisition as if it had occurred at the beginning of the earliest period presented (hereafter, Visual and Net2Net are collectively referred to as the "Company").

     Results of operations for the separate and combined companies prior to the pooling are as follows (in thousands).

                                                     YEAR ENDED DECEMBER 31,        THREE MONTHS
                                                 -------------------------------   ENDED MARCH 31,
                                                   1995       1996        1997          1998
                                                 --------   ---------   --------   ---------------
                                                                                     (UNAUDITED)
Revenue:
  Visual.......................................  $   250    $  6,335    $23,651      $    9,162
  Net2Net......................................      317       1,944      3,694           1,165
                                                 -------    --------    -------      ----------
                                                 $   567    $  8,279    $27,345      $   10,327
                                                 =======    ========    =======      ==========
Net (Loss) Income
  Visual.......................................  $(1,791)   $ (6,983)   $  (152)     $    1,005
  Net2Net......................................   (1,612)     (5,210)    (6,878)         (2,640)
                                                 -------    --------    -------      ----------
                                                 $(3,403)   $(12,193)   $(7,030)     $   (1,635)
                                                 =======    ========    =======      ==========

     In connection with the Net2Net acquisition, the Company recorded merger-related costs in the three months ended June 30, 1998 for transaction costs, integration expenses and restructuring charges of approximately $7,347,000. Transaction costs totaled approximately $4,391,000 and consisted primarily of fees for investment bankers, attorneys, accountants and other direct costs necessary to complete the transaction. Integration expenses totaled $207,000 and represented

                             VISUAL NETWORKS, INC.

                    (INFORMATION AS OF JUNE 30, 1998 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

incremental and non-recurring costs necessary to integrate Net2Net and Visual. These costs are expensed as incurred.

     The restructuring charge totaled approximately $2,749,000 and relates primarily to the consolidation of the Company's manufacturing, sales, marketing and administrative functions and the discontinuance of certain product development efforts. This consolidation will include a reduction of approximately 20 employees which will result in severance and out-placement costs. Other restructuring costs relate to the termination of lease agreements or other contractual arrangements with no future benefit.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The accompanying consolidated balance sheet as of June 30, 1998, and the accompanying consolidated statements of operations and cash flows for the six months ended June 30, 1997 and 1998, are unaudited. The unaudited financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of such financial statements. The data disclosed in the notes to the financial statements for those periods are unaudited. The results of operations for the six months ended June 30, 1998, are not necessarily indicative of the results to be expected for the entire fiscal year.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid instruments with an original maturity of three months or less at the time of purchase to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of current assets and current liabilities approximate fair value because of the relatively short maturities of these instruments.

REVENUE RECOGNITION

     The Company generally recognizes revenue from the sale or license of its products upon delivery and passage of title to the customer. Where agreements provide for evaluation or customer acceptance, the Company recognizes revenue upon the completion of the evaluation process and acceptance of the product by the customer. Maintenance contracts call for the Company to provide technical support and software updates to customers. The Company recognizes product support and maintenance revenue, including maintenance revenue that is bundled with product sales, ratably over the term of the contract period, which generally ranges from one to three years.

                             VISUAL NETWORKS, INC.

                    (INFORMATION AS OF JUNE 30, 1998 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

     The Company has an agreement with one reseller that provides price protection for units that remain in that reseller's inventory. Reserves for estimated price protection credits are established by the Company concurrently with the recognition of revenue. The Company monitors the factors that influence the pricing of its products and reseller inventory levels and makes adjustments to these reserves when management believes that actual price protection credits may differ from established estimates.

CREDIT RISK

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with high credit quality financial institutions. The Company's cash equivalents consist primarily of investments in money market funds that invest in U.S. Treasury obligations and may also invest in repurchase agreements collateralized by U.S. Treasury securities. As of December 31, 1996, December 31, 1997 and June 30, 1998, the Company had approximately $2,637,000, $8,650,000 and $46,622,000, respectively, invested in money market funds.

     The Company sells its hardware and licenses its software products to large telecommunications providers and subscribers primarily in the United States. The Company grants uncollateralized credit terms to its customers and has not experienced any significant credit related losses. Accounts receivable include allowances to record receivables at their estimated net realizable value. During 1996, one customer individually represented 10% of revenue. During 1997, one customer individually represented 27% of revenue. For the six months ended June 30, 1998, three customers individually represented 33%, 12% and 11% of revenue, respectively.

WARRANTY

     The Company warrants its hardware products for periods ranging from two to five years. Estimated warranty costs are charged to cost of goods sold in the period in which revenue from the related product sale is recognized.

INVENTORY

     Inventory is stated at the lower of average cost or market. Inventory consists of the following (in thousands):

                                                           DECEMBER 31,       JUNE 30,
                                                         ----------------    -----------
                                                          1996      1997        1998
                                                         ------    ------    -----------
                                                                             (UNAUDITED)
Raw materials..........................................  $  262    $  439         797
Work-in-progress.......................................     403       635       1,449
Finished goods.........................................     733     2,650       2,079
                                                         ------    ------      ------
                                                         $1,398    $3,724      $4,325
                                                         ======    ======      ======

PROPERTY AND EQUIPMENT

     Property and equipment is carried at cost and depreciated over its estimated useful life, ranging from three to four years, using the straight-line method. Equipment held under capital leases is

                             VISUAL NETWORKS, INC.

                    (INFORMATION AS OF JUNE 30, 1998 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

recorded at the present value of the future minimum lease payments and is amortized on a straight-line basis over the shorter of the assets' useful lives or the relevant lease term, ranging from three to four years.

     Property and equipment consists of the following (in thousands):

                                                          DECEMBER 31,      JUNE 30,
                                                         ---------------   -----------
                                                          1996     1997       1998
                                                         ------   ------   -----------
                                                                           (UNAUDITED)
Equipment and software.................................  $1,998   $2,659     $ 4,655
Furniture and fixtures.................................      64      137         155
                                                         ------   ------     -------
                                                          2,062    2,796       4,810
Less-accumulated depreciation..........................    (527)    (972)     (1,548)
                                                         ------   ------     -------
                                                         $1,535   $1,824     $ 3,262
                                                         ======   ======     =======

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following (in thousands):

                                                           DECEMBER 31,       JUNE 30,
                                                         ----------------    -----------
                                                          1996      1997        1998
                                                         ------    ------    -----------
                                                                             (UNAUDITED)
Accounts payable.......................................  $  625    $1,966      $ 1,197
Accrued expenses.......................................   1,067     3,830        3,715
Accrued transaction costs..............................      --        --        4,222
Accrued restructuring costs............................      --        --        2,735
                                                         ------    ------      -------
                                                         $1,692    $5,794      $11,984
                                                         ======    ======      =======

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred.

     The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Costs incurred prior to establishment of technological feasibility are expensed as incurred and reflected as research and development costs in the accompanying consolidated statements of operations.

     For the years ended December 31, 1995, 1996 and 1997, and for the six months ended June 30, 1998, the Company did not capitalize any costs related to software development. During these periods, the time between the establishment of technological feasibility and general release of products was very short. Consequently, costs otherwise capitalizable after technological feasibility were expensed as they were immaterial.

                             VISUAL NETWORKS, INC.

                    (INFORMATION AS OF JUNE 30, 1998 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109 "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

BASIC AND DILUTED NET LOSS PER COMMON SHARE

     In March 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share". SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997. The Company has implemented SFAS No. 128 for 1997. SFAS No. 128 requires dual presentation of basic and diluted earnings per share. Basic loss per share includes no dilution and is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for the period.

     Diluted loss per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Options to purchase 590,716, 1,295,305, 1,988,875, 1,681,265 and 2,101,686 shares of common stock that were outstanding at December 31, 1995, 1996 and 1997, and at June 30, 1997 and 1998 were not included in the computation of diluted loss per share as their effect would be anti-dilutive. The effect of preferred stock convertible into 6,349,699, 10,605,735 and 10,605,735 shares of common stock as of December 31, 1995, 1996, 1997, respectively, has also not been included in the computation of diluted loss per share as such effect would have been anti-dilutive. The effect of preferred stock convertible into 10,605,735 shares of common stock as of June 30, 1997 was not included in the computation of diluted loss per share for the six months ended June 30, 1997, as such effect would have been anti-dilutive. The effect of preferred stock convertible into 10,605,735 shares of common stock outstanding from January 1, 1998 to February 11, 1998 was not included in the computation of diluted loss per share for the six months ended June 30, 1998 as such effect would have been anti-dilutive. The effect of the conversion of the preferred stock into 10,605,735 shares of common stock is included in the computation of both basic and diluted loss per share from the date of conversion on February 11, 1998. As a result, the basic and diluted loss per share amounts are identical for all periods presented. Pro forma basic and diluted weighted average common shares outstanding assumes the conversion of all of the Company's outstanding convertible preferred stock into common stock for each period presented.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company adopted SFAS No. 130 for the three months ended March 31, 1998 and will adopt SFAS No. 131 with the issuance of its financial statements for the year ending December 31, 1998. The adoption of these new pronouncements will not have a material impact on the Company's results of operations, financial position or cash flows.

                             VISUAL NETWORKS, INC.

                    (INFORMATION AS OF JUNE 30, 1998 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

2. CREDIT AGREEMENTS AND NOTES PAYABLE:

     On January 8, 1998, Visual entered into a new credit agreement with its bank replacing the existing credit agreement. This revolving line of credit (the "Revolving Line") provides for borrowings up to the lesser of $7,000,000 or 75% of eligible accounts receivable. The Revolving Line matures on January 5, 1999 and borrowings under the Revolving Line bear interest at the prime rate plus 0.5%. Borrowings are collateralized by the assets of the Company. The loan and security agreement also contains restrictive covenants, including, but not limited to, restrictions related to liquidity, profitability, net worth, and indebtedness, as well as restrictions related to acquisitions, dispositions of assets, distributions and investments. As of December 31, 1997 and June 30, 1998, the Company had no borrowings against the Revolving Line. As of December 31, 1997, and June 30, 1998, $190,000 had been committed against the Revolving Line through the issuance of a letter of credit (Note 8).

     Net2Net had a $1,000,000 accounts receivable based line-of-credit facility with a bank. Borrowings under this line were collateralized by substantially all of Net2Net's assets. The maximum available borrowings are the lesser of $1,000,000 or 75% of Net2Net's eligible domestic accounts receivable plus 80% of international accounts receivable backed by letters of credit or foreign credit insurance. The Company had outstanding borrowings of approximately $126,000, under this line as of December 31, 1997. Interest on outstanding borrowings under this line is generally based on the bank's prime rate (8.5% at December 31, 1997) plus 2%. The agreement contained, among other things, covenants that, required Net2Net to meet certain financial ratios and to maintain minimum tangible net worth. As of June 30, 1998, the Company had no borrowings against the line-of-credit.

     In January 1998, Net2Net borrowed $500,000 from a bank in the form of a note payable. The note bears interest at the bank's prime rate (8.5% at December 31, 1997) plus 2% and was repaid in April 1998.

     Effective as of December 31, 1997, Net2Net issued a $500,000 subordinated note payable to a stockholder, bearing interest at a per annum rate of 15%. This note matured at the earlier of September 30, 1998, the issuance of a newly designated series or class of preferred stock which results in proceeds to the Company of at least $1,500,000, or upon the closing of a sale of the Company, as defined. This note payable is subordinate to that of the outstanding borrowings under the Net2Net line-of-credit arrangement.

3. PREFERRED STOCK:

     The Company had a total of 12,576,508 shares of authorized preferred stock, 7,576,508 shares of which were designated as Series A, B, C, D and E convertible preferred stock and 5,000,000 of which has not been designated. All of the then outstanding shares of Series A, B, C, D and E convertible preferred stock were converted to common stock in connection with the Company's initial public offering ("IPO") in February 1998. The following details the number of shares issued

                             VISUAL NETWORKS, INC.

                    (INFORMATION AS OF JUNE 30, 1998 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

and the liquidation preference (in thousands) for each series of the convertible preferred stock as of December 31, 1996 and 1997.

                                                       AMOUNT                LIQUIDATION PREFERENCE
                        SHARES OUTSTANDING   ---------------------------   ---------------------------
                        AS OF DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                          1996 AND 1997          1996           1997           1996           1997
                        ------------------   ------------   ------------   ------------   ------------
Series A..............        347,070          $     3        $     3        $   130        $   149
Series B..............      2,588,438            1,464          1,611          1,440          1,560
Series C..............      1,600,000            2,316          2,551          2,283          2,483
Series D..............      2,285,714            4,433          4,904          4,373          4,773
Series E..............        754,321            5,185          5,789          5,166          5,668
                            ---------          -------        -------        -------        -------
                            7,575,543          $13,401        $14,858        $13,392        $14,633
                            =========          =======        =======        =======        =======

SERIES A PREFERRED STOCK

     In connection with the Series B Preferred Stock ("Series B") offering, notes payable of $119,500 together with accrued interest of $1,176 were converted into shares of Series A Preferred Stock ("Series A"). The Series A had liquidation preferences over the common stock. The Series A had cumulative dividends equal to 8% per annum. Dividends were not payable for a period of twenty-four months from the date of issuance (December 1994). The Company had not declared dividends through December 1997 on Series A shares based on legal limitations on the declarations of dividends. At December 31, 1996 and 1997, dividends in arrears on Series A were approximately $19,000 and $29,000, respectively.

     The Series A shares had voting rights entitling Series A holders to the number of votes per share equal to the number of shares of common stock into which each share of Series A was then convertible. The Series A shares were convertible at any time at the option of the holder, or automatically upon the consummation of an underwritten public offering at a selling price per share of common stock equal to or exceeding $3.57 per share and where aggregate proceeds are not less than $10,000,000, into an aggregate of 485,890 shares of common stock. The conversion price was subject to adjustment for certain dilutive events.

     Upon conversion, all accrued and unpaid dividends could also be converted into common stock at the then current market price of the common stock (as defined). The Company could, however, elect to pay any accrued but unpaid dividends in cash in lieu of converting such dividends into shares of common stock. In connection with the conversion of the Series A into common stock upon completion of the IPO, the Company declared and paid cash dividends of approximately $30,000 to holders of the Series A.

SERIES B PREFERRED STOCK

     In December 1994, the Company issued 2,588,438 shares of Series B and received approximately $1,170,000 in proceeds, net of issuance costs of approximately $30,000. The Series B had liquidation preferences over the Series A and the common stock. The holders of Series B were

                             VISUAL NETWORKS, INC.

                    (INFORMATION AS OF JUNE 30, 1998 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

entitled to receive dividends payable equal to 10% of the Series B stated value annually. Such dividends were cumulative from the date of issuance. Upon the conversion of Series B shares into shares of common stock, any accrued but unpaid or undeclared dividends on Series B would be waived.

     At any time after five years following the Series E Preferred Stock ("Series E") issuance, the Company was required to redeem at the option of the holder, the outstanding Series B shares at a redemption price equal to 110% of the Series B stated value plus all accrued and unpaid dividends. The Company recorded periodic accretion under the interest method for the excess of the redemption value over the stated value.

     The Series B shares had voting rights entitling Series B holders to the number of votes per share equal to the number of shares of common stock into which each share of Series B was then convertible and to vote as a single class. The Series B was convertible at any time at the option of the holder, or automatically upon the consummation of an underwritten public offering at a selling price per share of common stock equal to or exceeding $3.57 per share, and where aggregate proceeds were not less than $10,000,000, into an aggregate of 3,623,811 shares of common stock. The conversion price was subject to adjustment for certain dilutive events.

SERIES C PREFERRED STOCK

     In August 1995, the Company issued 1,600,000 shares of Series C Preferred Stock ("Series C") and received approximately $1,965,000 in proceeds, net of issuance costs of approximately $35,000. The Series C had liquidation preferences over the Series B and Series A and the common stock and had parity with the Series D Preferred Stock ("Series D") with respect to liquidation. The holders of Series C were entitled to receive dividends payable equal to 10% of the Series C stated value annually. Such dividends were cumulative from the date of issuance. Upon the conversion of Series C shares into shares of common stock, any accrued but unpaid or undeclared dividends on Series C would be waived.

     At any time after five years following the issuance of the Series E, the holders of at least 66 2/3% of the shares of Series C, Series D and Series E, together as one class, could request that the Company redeem all or a part of the outstanding Series C, Series D, and Series E. Any redemption was to be made pro rata among all of the holders of the Series C, Series D, and Series E, in proportion to their respective stated values. The redemption price for each series of preferred stock was equal to 110% of the stated value for such series of preferred stock plus all accrued and unpaid dividends. The Company recorded periodic accretion under the interest method of the excess of the redemption values of each series over the stated value.

     The Series C shares had voting rights entitling Series C holders to the number of votes per share equal to the number of shares of common stock into which each share of Series C was then convertible and to vote as a single class. The Series C was convertible at any time at the option of the holder, or automatically upon the consummation of an underwritten public offering at a selling price per share of common stock equal to or exceeding $3.57 per share, and where aggregate proceeds were not less than $10,000,000, into an aggregate of 2,239,998 shares of common stock. The conversion price was subject to adjustment for certain dilutive events.

                             VISUAL NETWORKS, INC.

                    (INFORMATION AS OF JUNE 30, 1998 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

SERIES D PREFERRED STOCK

     In January 1996, the Company issued 2,285,714 shares of Series D and received approximately $3,983,000 in proceeds, net of issuance costs of approximately $17,000. The Series D had liquidation preferences over the Series B and Series A preferred stock and the common stock and had parity with the Series C with respect to liquidation. The holders of Series D were entitled to receive dividends payable equal to 10% of the Series D stated value annually. Such dividends were cumulative from the date of issuance. Upon the conversion of Series D shares into shares of common stock, any accrued but unpaid or undeclared dividends on Series D would be waived.

     At any time after five years following the issuance of the Series E, the holders of at least 66 2/3% of the shares of Series C, Series D and Series E, together as one class, could request that the Company redeem all or a part of the outstanding Series C, Series D and Series E. Any redemption was to be made pro rata among all of the holders of the Series C, Series D and Series E, in proportion to their respective stated values. The redemption price for each series of preferred stock was equal to 110% of the stated value for such series of preferred stock plus all accrued and unpaid dividends. The Company recorded periodic accretion under the interest method of the excess of the redemption values of each series over the stated value.

     The Series D shares had voting rights entitling Series D holders to the number of votes per share as equal to the number of shares of common stock into which each share of Series D was then convertible and to vote as a single class. The Series D was convertible at any time at the option of the holder, or automatically upon the consummation of an underwritten public offering at a selling price per share of common stock equal to or exceeding $3.57 per share, and where aggregate proceeds were not less than $10,000,000, into an aggregate of 3,199,996 shares of common stock. The conversion price was subject to adjustment for certain dilutive events.

SERIES E PREFERRED STOCK

     In September 1996, the Company issued 754,321 shares of Series E and received approximately $5,018,000 in proceeds, net of issuance costs of approximately $6,000. The Series E had liquidation preferences over the Series D, Series C, Series B and Series A preferred stock and the common stock. The holders of Series E were entitled to receive dividends payable equal to 10% of the Series E stated value annually. Such dividends were cumulative from the date of issuance. Upon the conversion of Series E shares into shares of common stock, any accrued but unpaid or undeclared dividends on Series E would be waived.

     At any time after five years following the issuance of the Series E, the holders of at least 66 2/3% of the shares of Series C, Series D and Series E, together as one class, could request that the Company redeem all or a part of the outstanding Series C, Series D, and Series E. Any redemption was to be made pro rata among all of the holders of the Series C, Series D and Series E, in proportion to their respective stated values. The redemption price for each series of preferred stock was equal to 110% of the stated value for such series of preferred stock plus all accrued and unpaid dividends. The Company recorded periodic accretion under the interest method of the excess of the redemption values of each series over the stated value.

     The Series E shares had voting rights entitling Series E holders to the number of votes per share as equal to the number of shares of common stock into which each share of Series E was then convertible and to vote as a single class. The Series E was convertible at any time at the option

                             VISUAL NETWORKS, INC.

                    (INFORMATION AS OF JUNE 30, 1998 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

of the holder, or automatically upon the consummation of an underwritten public offering at a selling price per share of common stock equal to or exceeding $7.86 per share, and where aggregate proceeds are not less than $10,000,000, into an aggregate of 1,056,040 shares of common stock. The conversion price was subject to adjustment for certain dilutive events.

4. STOCKHOLDERS' EQUITY (DEFICIT):

INITIAL PUBLIC OFFERING

     In February 1998, the Company completed an IPO of 4,025,000 shares of the Company's common stock resulting in net proceeds of approximately $45,448,000. All of the shares sold were issued and sold by the Company. Concurrent with the offering, the Series A convertible preferred stock and its Series B, C, D, and E redeemable convertible preferred stock were converted into 485,890 and 10,119,845 shares of common stock, respectively.

OTHER SALES OF COMMON STOCK

     In June 1997, the Company sold 25,000 shares of common stock to an officer of the Company for $1.75 per share. In September 1997, the Company sold 10,504 shares of common stock to a director of the Company for $4.76 per share.

COMMON STOCK SPLIT

     In December 1996, the Board of Directors declared a 1.4 for one stock split of the common stock of the Company effected in the form of a stock dividend. All share and per-share amounts, including stock option information, have been restated in these notes and the accompanying financial statements to reflect this stock split.

5. STOCK OPTIONS:

1994 STOCK OPTION PLAN

     The Company's 1994 Stock Option Plan (the "Option Plan") authorizes the issuance of an aggregate of 1,975,000 shares of Common Stock pursuant to the exercise of stock options. The Option Plan provides for grants of options to employees, consultants, and directors of the Company. The Option Plan provides for the granting of both incentive stock options and non-statutory options. The Option Plan is administered by the Compensation Committee of the Board of Directors, which has sole discretion and authority, consistent with the provisions of the Option Plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted, and the number of shares that will be subject to options granted under the Option Plan.

     For any option intended to qualify as an incentive stock option, the exercise price must not be less than 100% of the fair market value of the common stock on the date the option is granted (110% of the fair market value of such common stock with respect to any optionee who immediately before any option is granted, directly or indirectly, possesses more than 10% of the total combined voting power of all classes of stock of the Company ("10% Owners")). In the case of non-statutory options, the exercise price shall not be less than 20% of the fair value of the common stock at the time of the grant. The Compensation Committee has the authority to determine the time or times at which options granted under the Option Plan become exercisable (typically up to five years);

                             VISUAL NETWORKS, INC.

                    (INFORMATION AS OF JUNE 30, 1998 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

provided that, for any option intended to qualify as an incentive stock option, such option must expire no later than ten years from the date of grant (five years with respect to 10% Owners). Unless terminated sooner by the Board, the Option Plan terminates in December 2004 or the date on which all shares available for issuance shall have been issued pursuant to the exercise or cancellation of options granted under the Option Plan.

1997 OMNIBUS STOCK PLAN

     The Company's 1997 Omnibus Stock Plan (the "Omnibus Plan") authorizes the issuance of an aggregate of up to 1,000,000 shares of common stock with respect to certain "Awards" made under the Omnibus Plan. The Omnibus Plan provides for grants of options to employees, officers, directors, and consultants of the Company or any affiliate of the Company; provided, however, that no individual may receive an award of more than 250,000 shares in any year. Awards under the Omnibus Plan may take the form of grants of stock options, stock appreciation rights, restricted or unrestricted stock, phantom stock, performance awards, or any combination thereof. The Omnibus Plan is administered by the Board of Directors, or by such committee or committees as may be appointed by the Board of Directors from time to time (the "Administrator"). The Administrator has sole power and authority, consistent with the provisions of the Omnibus Plan, to determine which eligible participants will receive Awards, the form of the Awards and the number of shares of common stock covered by each Award, to impose terms, limits, restrictions, and conditions upon Awards, to modify, amend, extend, or renew Awards (with the consent of the awardee), to accelerate or change the exercise timing of Awards or to waive any restrictions or conditions to an Award and to establish objectives and conditions for earning Awards. Unless terminated sooner by the Board, the Omnibus Plan will terminate in October 2007 or the date on which all shares available for issuance shall have been issued pursuant to the exercise or cancellation of Awards under the Omnibus Plan.

1997 DIRECTORS' STOCK OPTION PLAN

     The 1997 Directors' Stock Option Plan (the "Director Plan") was adopted in October 1997. Under the terms of the Director Plan, directors of the Company who are not employees of the Company (the "Eligible Directors") are eligible to receive non-statutory options to purchase shares of common stock. A total of 300,000 shares of common stock may be issued upon exercise of options granted under the Director Plan. Unless terminated sooner by the Board of Directors, the Director Plan will terminate in October 2007, or the date on which all shares available for issuance under the Director Plan shall have been issued pursuant to the exercise of options granted under the Director Plan.

     Upon a member's initial election or appointment to the Board of Directors, such member will be granted options to purchase 24,000 shares of common stock, vesting over four years, with options to purchase 6,000 shares vesting at the first anniversary of the grant and options to purchase the remaining 18,000 shares vesting in 36 equal monthly installments. Annual options to purchase 6,000 shares of common stock (the "Annual Options") will be granted to each Eligible Director on the date of each annual meeting of stockholders. Annual Options will vest at the rate of one-twelfth of the total grant per month, and will vest in full at the earlier of (i) the first anniversary of the date of the grant or (ii) the date of the next annual meeting of stockholders. The exercise price of options

                             VISUAL NETWORKS, INC.

                    (INFORMATION AS OF JUNE 30, 1998 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

granted under the Director Plan will equal the fair market value per share of the common stock on the date of grant.

NET2NET 1994 STOCK PLAN

     The Net2Net 1994 Stock Plan (the "Net2Net Plan") authorizes the issuance of an aggregate of up to 189,733 shares of Common Stock with respect to certain "Stock Rights" granted under the Net2Net Plan. In connection with the Company's acquisition of Net2Net, the Company assumed the obligations of Net2Net under the Net2Net Plan. As of June 30, 1998, stock options with respect to 183,365 shares of common stock were outstanding. Subsequent to the merger, Visual's Board of Directors adopted a resolution not to make any future option grants under the Net2Net Plan. Stock Rights under the Net2Net Plan took the form of grants of incentive stock options, non-statutory stock options, awards of stock of the Company, opportunities to make direct purchases of stock in the Company or any combination thereof. The Net2Net Plan provided for grants of options to employees, officers, directors and consultants of Net2Net or any affiliate of Net2Net.

     A summary of the Company's stock option activity is presented below:

                                                                             WEIGHTED
                                                                 OPTION      AVERAGE
                                                                PRICE PER    EXERCISE
                                                    OPTIONS       SHARE       PRICE
                                                   ---------   -----------   --------
Options outstanding at December 31, 1993.........         --            --        --
Granted..........................................    255,744   $0.02- 1.27    $ 0.23
                                                   ---------   -----------    ------
Options outstanding at December 31, 1994.........    255,744    0.02- 1.27      0.23
Granted..........................................    414,777    0.07- 1.58      0.23
Canceled.........................................    (56,000)         0.07      0.07
Exercised........................................    (23,805)         0.02      0.02
                                                   ---------   -----------    ------
Options outstanding at December 31, 1995.........    590,716    0.02- 1.58      0.26
Granted..........................................    842,054    0.19- 4.73      0.86
Canceled.........................................    (98,680)   0.19- 1.58      0.34
Exercised........................................    (38,785)   0.02- 1.58      0.28
                                                   ---------   -----------    ------
Options outstanding at December 31, 1996.........  1,295,305    0.02- 4.73      0.64
Granted..........................................    942,192    1.43- 7.00      3.64
Canceled.........................................   (118,608)   0.07- 7.00      2.03
Exercised........................................   (130,141)   0.02- 7.00      0.19
                                                   ---------   -----------    ------
Options outstanding at December 31, 1997.........  1,988,748    0.07- 7.00       2.01
Granted..........................................    393,058    5.36-34.13     17.60
Canceled.........................................    (29,896)   0.29- 7.00      2.26
Exercised........................................   (250,224)   0.07- 7.00      0.90
                                                   ---------   -----------    ------
Options outstanding at June 30, 1998.............  2,101,686   $0.07-34.13    $ 5.05
                                                   =========   ===========    ======

     As of December 31, 1996, December 31, 1997 and June 30, 1998, options to purchase 240,602, 396,364 and 418,392 shares of common stock were exercisable with a weighted average exercise price of $0.24, $0.81, and $1.72 respectively. The weighted average remaining contractual life of options outstanding at December 31, 1996, December 31, 1997 and June 30, 1998 was 8.88, 8.59 and 8.51
years, respectively.

                             VISUAL NETWORKS, INC.

                    (INFORMATION AS OF JUNE 30, 1998 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 defines a "fair value based method" of accounting for stock-based compensation. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period. Prior to the issuance of SFAS No. 123, stock-based compensation was accounted for under the "intrinsic value method" as defined by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees". Under the intrinsic value method, compensation is the excess, if any, of the market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock.

     SFAS No. 123 allows an entity to continue to use the intrinsic value method. However, entities electing the accounting in APB Opinion No. 25 must make pro forma disclosures as if the fair value based method of accounting had been applied. The Company applies APB Opinion No. 25 and the related interpretations in accounting for its stock-based compensation. Under APB Opinion No. 25, no compensation expense has been recognized in the accompanying financial statements related to stock option grants in 1995 and 1996. The Company has recorded deferred compensation of approximately $292,000 related to stock option grants in 1997, of which approximately $45,000 and $20,000 has been amortized in the year ended December 31, 1997 and the six months ended June 30, 1998, respectively.

     Had compensation expense been determined based on the fair value of the options at the grant dates consistent with the method of accounting under SFAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                          YEAR ENDED DECEMBER 31,
                                                        ----------------------------
                                                         1995       1996      1997
                                                        -------   --------   -------
NET LOSS ATTRIBUTED TO COMMON STOCKHOLDERS:
  As reported.........................................  $(3,653)  $(13,205)  $(8,487)
  Pro forma...........................................   (3,655)   (13,231)   (8,625)
BASIC AND DILUTED NET LOSS PER COMMON AND COMMON
  EQUIVALENT SHARE:
  As reported.........................................  $ (1.04)  $  (2.97)  $ (1.72)
  Pro forma...........................................  $ (1.04)  $  (2.98)  $ (1.75)

     The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants during the years ended December 31, 1995, 1996 and 1997: no dividend yield, expected volatility of zero, risk-free interest rates from 5.2% to 7.6% and an expected terms ranging from 5 to 10 years.

6. EMPLOYEE 401(K) SAVINGS PLAN:

     Effective January 1, 1996, Visual adopted a defined contribution plan (the "Savings Plan"), available to all full-time employees upon employment. The Savings Plan qualifies for preferential tax treatment under Section 401(a) of Internal Revenue Code. Employee contributions are voluntary and are determined on an individual basis with a maximum annual amount equal to 15% of compensation paid during the plan year, not to exceed the annual Internal Revenue

                             VISUAL NETWORKS, INC.

                    (INFORMATION AS OF JUNE 30, 1998 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

Service contribution limitations. All participants are fully vested in their contributions. There were no employer contributions under the Savings Plan.

     In March 1996, Net2Net adopted a qualified 401(k) retirement plan (the "Net2Net 401(k) Plan"). The Net2Net 401(k) Plan covers substantially all employees who have satisfied a three-month service requirement and have attained the age of 21. The Net2Net 401(k) Plan provides for an optional Net2Net contribution for any plan year at Net2Net's discretion. Vesting in Net2Net contributions will be based on a five-year schedule (20% per year). There were no Net2Net contributions to the plan for the years ended December 31, 1996 and 1997.

7. INCOME TAXES:

     For the years ended December 31, 1995, 1996 and 1997, the tax provision was comprised primarily of a deferred tax benefit which was offset by a valuation allowance of the same amount. The tax provision differed from the expected tax benefit, computed by applying the U.S. Federal statutory rate of 35% to the loss before income taxes, principally due to the effect of increases in the valuation allowance.

     The components of the Company's net deferred tax asset (liability) are as follows (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1997
                                                              -------   -------
Deferred tax asset:
Net operating loss carryforwards............................  $ 5,022   $ 5,140
Depreciation................................................       (8)      161
Allowance for doubtful accounts.............................       55       144
Inventory valuation.........................................      273       657
Warranty reserve............................................       23       106
Accrued liabilities.........................................      213       734
Deferred revenue............................................      435     1,547
Other.......................................................       14       122
Valuation allowance.........................................   (6,027)   (8,611)
                                                              -------   -------
          Total net deferred tax asset......................  $    --   $    --
                                                              =======   =======

     Visual had net operating loss carryforwards to offset future taxable income of approximately $2,260,000 as of December 31, 1997. These net operating loss carryforwards expire through 2011. Under the provisions of the Tax Reform Act of 1986, when there has been a change in an entity's ownership, utilization of net operating loss carryforwards may be limited. The Company's ability to use its net operating losses in future periods may be limited in the event of significant ownership changes. In addition, Visual had research and development tax credit carryforwards of approximately $270,000 as of December 31, 1997 to offset future taxable income subject to certain limitations.

     The Company has additional net operating loss carryforwards of approximately $10,773,000 that expire though 2012 as a result of the acquisition of Net2Net. Because of the change in the

                             VISUAL NETWORKS, INC.

                    (INFORMATION AS OF JUNE 30, 1998 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

ownership of Net2Net, the use of the Net2Net net operating losses will be limited to approximately $3,500,000 per year and may not be available to offset future taxable income.

8. COMMITMENTS AND CONTINGENCIES:

LEASES

     The Company leases office space and office equipment under noncancelable operating leases expiring through October 2001. The Company recorded rent expense of approximately $97,000, $286,000 and $718,000 during 1995, 1996 and 1997, respectively.

     The Company also leases certain equipment under noncancelable capital lease agreements which expire through 2000. Future minimum lease payments as of December 31, 1997 under noncancelable operating and capital leases are as follows (in thousands):

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
1998........................................................   $ 473     $  589
1999........................................................     325        440
2000........................................................      87        648
2001........................................................      --        638
                                                               -----     ------
          Total minimum lease payments......................     885     $2,315
                                                                         ======
Interest element of lease payment...........................    (132)
                                                               -----
Present value of future minimum lease payments..............     753
Current portion.............................................    (379)
                                                               -----
Long-term portion...........................................   $ 374
                                                               =====

     The Company's office lease required a $230,000 letter of credit through either the 5-year lease term plus two months or ninety days after the registration of the Company's stock on a nationally recognized stock exchange. Effective November 25, 1997, the required letter of credit was reduced to $190,000. The required letter of credit decreases on a straight-line basis over the period of the lease to a minimum of $50,000. The Company's letter of credit is collateralized by the Revolving Line which expires in January 1999 (Note 2). If the Revolving Line is not extended beyond its current maturity date, the letter of credit will become collateralized by a pledged treasury investment or pledged certificate of deposit for the remaining period in which a letter of credit is required pursuant to the lease agreement.

     During 1995, Visual entered into two sale-leaseback transactions under which equipment with a net book value of approximately $122,000 was sold and leased back under noncancelable capital leases. Proceeds generated from the sale-leaseback transactions totaled approximately $138,000. The gain of $16,000 resulting from the sale has been deferred and is being amortized on a basis consistent with the amortization of the asset.

     During 1997, Visual entered into additional sale-leaseback transactions in which equipment with a net book value of approximately $544,000 was sold and leased back under noncancelable capital leases. Proceeds from the transactions totaled approximately $544,000, resulting in no gain or loss on the transactions.

                             VISUAL NETWORKS, INC.

                    (INFORMATION AS OF JUNE 30, 1998 AND FOR
           THE SIX MONTHS ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

     During 1996 and 1997, Net2Net entered into sale/leaseback transactions involving computer and lab equipment. Such equipment was sold at its net book value and leased back under capital leases. Such leases are part of a $400,000 equipment lease line of credit that expired in February 1998.

LITIGATION

     The Company is periodically a party to disputes arising from normal business activities. In the opinion of management, resolution of these matters will not have a material adverse effect upon the financial position or future operating results of the Company, and adequate provision for any potential losses has been made in the accompanying financial statements.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman, Sachs & Co. and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels"), are acting as representatives (collectively, the "Representatives"), has severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

                                                               NUMBER OF
                                                               SHARES OF
                        UNDERWRITER                           COMMON STOCK
                        -----------                           ------------
Goldman, Sachs & Co.........................................
Dain Rauscher Wessels.......................................
                                                               ---------
          Total.............................................   2,800,000
                                                               =========

     Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The U.S. Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
price less a concession of $     per share. The U.S. Underwriters may allow, and
such dealers may reallow, a concession not in excess of $     per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     The Company and the Selling Stockholders have entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the international offering (the "International Underwriters") providing for the concurrent offer and sale of 700,000 shares of Common Stock in an international offering outside the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the international offering, and vice versa. The International Underwriters are Goldman and Sachs International and Dain Rauscher Wessels.

     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or
(b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as part of the distribution of the shares offered as a part of the international offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Common Stock (a) in the United States or to any U.S. persons or (b) to any person whom it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

     Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such numbers of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

     The Company and the Selling Stockholders have granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 420,000 additional shares of Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 2,800,000 shares of Common Stock offered. The Company and the Selling Stockholders have granted the International Underwriters a similar option to purchase up to an aggregate of 105,000 additional shares of Common Stock.

     The Company, its directors and officers and certain of its stockholders and optionholders have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 90 days, and with respect to certain other stockholders, 45 days, after the date of the Prospectus, they will not offer, sell, contract to sell, pledge or otherwise dispose of any shares of Common Stock or any other securities of the Company (other than, in the case of the Company, pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of the Common Stock or which are convertible into or exchangeable for securities which are substantially similar to the shares of Common Stock without the prior written consent of the Representatives, except for the shares of Common Stock offered in connection with the concurrent U.S. and international offerings. In addition, stockholders owning approximately 210,488 shares are subject to lock-up agreements which expire August 4, 1998.

     In connection with the Offerings, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions, "passive" market making (see below) and purchases to cover syndicate short positions created in connection with the Offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions created by the Underwriters involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the Offerings for their account may be reclaimed by the syndicate if such shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     As permitted by Rule 103 under the Exchange Act, certain Underwriters (and selling group members, if any) that are market makers ("passive market makers") in the Common Stock may make bids for or purchases of the Common Stock in the Nasdaq National Market until such time, if any, when a stabilizing bid for such securities has been made. Rule 103 generally provides that (i) a passive market maker's net daily purchases of the Common Stock may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months (or any 60 consecutive days ending within the 10 days) immediately preceding the filing date of the registration statement of which this Prospectus forms a part, (2) a passive market maker may not effect transactions or display bids for the Common Stock at a price that exceeds the highest independent bid for the Common Stock by persons who are not passive market makers and (3) bids made by passive market makers must be identified as such.

     The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

     In May 1998, Goldman, Sachs & Co. rendered investment banking services to Visual in connection with the acquisition of Net2Net.

                                    GLOSSARY

ASYNCHRONOUS TRANSFER MODE       A communications protocol and switching
("ATM")                          technology using fixed-length packets of data
                                 to transport voice, data, and video traffic across WANs or LANs.

APPLICATION PROGRAMMING          A documented and publicly available set of
INTERFACE                        programming rules for conducting communications
("API")                          between two software systems.

BANDWIDTH                        The information carrying capacity of a
                                 transmission line, typically measured in bits per second.

CUSTOMER PREMISES EQUIPMENT      Communications and network equipment physically
("CPE")                          located on a subscriber's property (e.g.
                                 router, DSU/CSU)

DATA SERVICE UNIT/CHANNEL        A type of CPE that adapts the physical
SERVICE                          interface of data terminal equipment (such as a
UNIT ("DSU/CSU")                 router) to the physical interface requirement
                                 of a digital WAN service.

DEMARC                           See Service Demarcation.

FRAME RELAY                      A communications protocol using variable-length
                                 packets of data to transport data from a subscriber location to the provider network.

FRAME RELAY ACCESS DEVICE        A type of CPE that is predominantly used to
("FRAD")                         connect mainframe, host-centric computing
                                 environments over a Frame Relay WAN.

INTEGRATED SERVICES DIGITAL      A time division multiplexed WAN service that
NETWORK ("ISDN")                 allows for circuits to be established or broken
                                 down on demand.

INTERNET Originally, a government-funded initiative to interconnect networks from a variety of scientific and educational institutions. More recently, a publicly available network interconnecting scientific, educational, government, and commercial institutions as well as individuals.

INTERNET PROTOCOL                A communications protocol widely used to enable
("IP")                           computer-to-computer communication for
                                 distributed computing applications.

LEASED LINE                      A time division multiplexed WAN service that
                                 dedicates fixed bandwidth between two
                                 subscriber locations.

LOCAL AREA NETWORK               A data communications network that connects a
("LAN")                          variety of data devices in the same location to
                                 enable the exchange and sharing of files, applications, and other services.

MANAGEMENT INFORMATION BASE      A structured approach to storing network
("MIB")                          management information within network
                                 equipment.

MULTIPLEXER                      A type of network equipment that aggregates
                                 multiple low-speed inputs onto a high speed output.

NETWORK OPERATIONS CENTER        A control center from which network operators
("NOC")                          run a network, typically engaging in
                                 performance monitoring and troubleshooting.

OPERATIONAL SUPPORT SYSTEM       The software systems used by providers to
("OSS")                          provision, maintain and administer their WAN
                                 services.

PROTOCOL ANALYZER                A diagnostic instrument that evaluates network
                                 traffic by monitoring and analyzing the
                                 conditions of the underlying communications protocols.

ROUTER                           The prevalent type of CPE used to interconnect
                                 LANs.

SERVICE DEMARCATION ("DEMARC")   The point at which a subscriber's CPE connects
                                 to a provider's WAN service.

SIMPLE NETWORK MANAGEMENT        A communications protocol used to transfer
PROTOCOL ("SNMP")                network management information.

STATISTICAL MULTIPLEXING         A technique for combining multiple traffic
                                 streams dynamically based on the activity of each traffic stream.

SWITCHED MULTIMEGABIT DATA       A communications protocol using fixed-length
SERVICE ("SMDS")                 packets of data to transport voice, data, and
                                 video traffic across WANs.

TIME DIVISION MULTIPLEXING       A technique for combining multiple traffic
("TDM")                          streams by allocating a fixed amount of
                                 bandwidth for each traffic stream.

TRIVIAL FILE TRANSFER PROTOCOL   A communications protocol used to transfer
("TFTP")                         electronic documents across a network.

VIRTUAL PRIVATE NETWORK          A network used for intra-enterprise
("VPN")                          communications over the Internet but
                                 characterized by robust security.

WIDE AREA NETWORK ("WAN")        A network used to connect geographically
                                 dispersed computing locations.

X.25 A communication protocol using data from a subscriber location to the provider variable-length packets of data to transport network

======================================================

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    5
Use of Proceeds.......................   14
Price Range of Common Stock...........   14
Dividend Policy.......................   14
Capitalization........................   15
Dilution..............................   16
Selected Consolidated Financial
  Data................................   17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   18
Business..............................   26
Management............................   41
Certain Transactions..................   50
Principal and Selling Stockholders....   52
Description of Capital Stock..........   54
Certain U.S. Tax Considerations
  Applicable to Non-U.S. Holders of
  the Common Stock....................   56
Shares Eligible for Future Sale.......   58
Legal Matters.........................   59
Experts...............................   59
Other Matters.........................   59
Index to Consolidated Financial
  Statements..........................  F-1
Underwriting..........................  U-1
Glossary..............................  G-1

======================================================
======================================================

                                3,500,000 SHARES
                             VISUAL NETWORKS, INC.
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                            ------------------------

                                      LOGO
                            ------------------------

                              GOLDMAN, SACHS & CO.

                             DAIN RAUSCHER WESSELS
                    A DIVISION OF DAIN RAUSCHER INCORPORATED

                      REPRESENTATIVES OF THE UNDERWRITERS
======================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                   SUBJECT TO COMPLETION, DATED JULY 2, 1998

                                3,500,000 SHARES

                             [VISUAL NETWORKS LOGO]

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                            ------------------------

     Of the 3,500,000 shares of Common Stock offered, 700,000 shares are being offered hereby in an international offering outside the United States and 2,800,000 shares are being offered in a concurrent United States offering. The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting".

     Of the 3,500,000 shares of Common Stock offered, 1,000,000 shares are being sold by the Company and 2,500,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders". The Company will not receive any proceeds from the sale of the shares being sold by the Selling Stockholders.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

     The last reported sale price of the Common Stock, which is quoted on the Nasdaq National Market under the symbol "VNWK", on June 30, 1998 was $36.69 per share. See "Price Range of Common Stock".
                            ------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                         INITIAL PUBLIC         UNDERWRITING         PROCEEDS TO          PROCEEDS TO SELLING
                         OFFERING PRICE         DISCOUNT(1)           COMPANY(2)            STOCKHOLDERS(2)
                         --------------         ------------         -----------          -------------------
Per Share..............        $                     $                    $                     $
Total (3)..............        $                     $                    $                     $

---------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(2) Before deducting estimated expenses of $750,000 payable by the Company.
(3) The Company and the Selling Stockholders have granted the International Underwriters an option for 30 days to purchase up to an additional 105,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company and the Selling Stockholders have granted the U.S. Underwriters a similar option with respect to an additional 420,000 shares as part of the concurrent U.S. offering. If such options are exercised in full, the total initial public offering price, underwriting discount, proceeds to the Company and proceeds
    to Selling Stockholders will be $     , $     , $     and $     ,
    respectively. See "Underwriting".
                            ------------------------

     The shares offered hereby are offered severally by the International Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New
York, on or about        , 1998, against payment therefor in immediately
available funds.

GOLDMAN SACHS INTERNATIONAL                        DAIN RAUSCHER WESSELS
                                        A DIVISION OF DAIN RAUSCHER INCORPORATED

                            ------------------------

               The date of this Prospectus is             , 1998.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                             AVAILABLE INFORMATION

     Visual Networks, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 7th Floor, New York, New York 10048. Copies of such materials may be obtained from the Web site that the Commission maintains at http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.
                            ------------------------

     This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the shares of Common Stock in any jurisdiction in which such offer or solicitation is unlawful. There are restrictions on the offer and sale of the shares of Common Stock in the United Kingdom. All applicable provisions of the Financial Services Act 1986 and the Public Offers of Securities Regulations 1995 with respect to anything done by any person in relation to the shares of Common Stock, in, from or otherwise involving the United Kingdom must be complied with. See "Underwriting".

     In this Prospectus, references to "dollars", "U.S.$" and "$" are to United States dollars.
                            ------------------------

     Visual Networks and Visual UpTime are registered trademarks of the Company. This Prospectus contains other product names, trade names and trademarks of the Company and of other organizations.
                            ------------------------

     IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the International Underwriters named below, and each of such International Underwriters has severally agreed to purchase from the Company and the Selling Stockholders the respective number of shares of Common Stock set forth opposite its name below:

                                                               NUMBER OF
                                                               SHARES OF
                        UNDERWRITERS                          COMMON STOCK
                        ------------                          ------------
Goldman Sachs International.................................
Dain Rauscher Wessels, a division of Dain Rauscher
  Incorporated .............................................
                                                               ---------
          Total.............................................     700,000
                                                               =========

     Under the terms and conditions of the Underwriting Agreement, the International Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The International Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at
such price less a concession of $          per share. The International
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $          per share to certain brokers and dealers. After the shares of
Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     The Company and the Selling Stockholders have entered into an underwriting agreement (the "U.S. Underwriting Agreement") with the underwriters of the U.S. offering (the "U.S. Underwriters") providing for the concurrent offer and sale of 2,800,000 shares of Common Stock in a U.S. offering in the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the U.S. offering, and vice versa. The representatives of the U.S. Underwriters are Goldman, Sachs & Co. and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated.

     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or
(b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters named herein has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the international offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Common Stock (a) in the United States or to any United States persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the U.S. or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

     Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

     The Company and the Selling Stockholders have granted the International Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 105,000 additional shares of Common Stock solely to cover over-allotments, if any. If the International Underwriters exercise their over-allotment option, the International Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 700,000 shares of Common Stock offered hereby. The Company and the Selling Stockholders have granted the U.S. Underwriters a similar option to purchase up to an aggregate of 420,000 additional shares of Common Stock.

     The Company and the Selling Stockholders have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 90 days after the date of the Prospectus, they will not offer, sell, contract to sell, pledge or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of the Common Stock or which are convertible into or exchangeable for securities which are substantially similar to the shares of Common Stock without the prior written consent of the Representatives of the U.S. Underwriters, except for the shares of Common Stock offered in connection with the concurrent U.S. and international offerings. In addition, stockholders owning approximately 210,488 shares are subject to lock-up agreements which expire on August 4, 1998.

     Each International Underwriter has also agreed that (a) it has not offered or sold and prior to the date six months after the date of issue of the shares of Common Stock will not offer or sell any shares of Common Stock to persons in the United Kingdom except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (b) it has complied, and will comply, with all applicable provisions of the Financial Services Act of 1986 of Great Britain with respect to anything done by it in relation to the shares of Common Stock in, from or otherwise involving the United Kingdom, and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares of Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

     Buyers of shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the initial public offering price.

     In connection with the offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions, "passive" market making (see below) and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

may be reclaimed by the syndicate if such shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market in the over-the-counter market or otherwise.

     As permitted by Rule 103 under the Exchange Act, certain Underwriters (and selling group members, if any) that are market makers ("passive market makers") in the Common Stock may make bids for or purchases of the Common Stock in the Nasdaq National Market until such time, if any, when a stabilizing bid for such securities has been made. Rule 103 generally provides that (1) a passive market maker's net daily purchases of the Common Stock may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months (or any 60 consecutive days ending within the 10 days) immediately preceding the filing date of the registration statement of which this Prospectus forms a part, (2) a passive market maker may not effect transactions or display bids for the Common Stock at a price that exceeds the highest independent bid for the Common Stock by persons who are not passive market makers and (3) bids made by passive market makers must be identified as such.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     In May 1998, Goldman, Sachs & Co., an affiliate of Goldman Sachs International, invoiced the Company $1.5 million for investment banking services rendered to Visual in connection with the acquisition of Net2Net.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

==========================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ----------------------

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary.......................    3
Risk Factors.............................    5
Use of Proceeds..........................   14
Price Range of Common Stock..............   14
Dividend Policy..........................   14
Capitalization...........................   15
Dilution.................................   16
Selected Consolidated Financial Data.....   17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................   18
Business.................................   26
Management...............................   41
Certain Transactions.....................   50
Principal and Selling Stockholders.......   52
Description of Capital Stock.............   54
Certain U.S. Tax Considerations
  Applicable to Non-U.S. Holders of the
  Common Stock...........................   56
Shares Eligible for Future Sale..........   58
Legal Matters............................   59
Experts..................................   59
Other Matters............................   59
Index to Financial Statements............  F-1
Underwriting.............................  U-1
Glossary.................................  G-1

==========================================================
==========================================================

                                3,500,000 SHARES

                             VISUAL NETWORKS, INC.

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                            ------------------------
                             [VISUAL NETWORKS LOGO]
                            ------------------------

                          GOLDMAN SACHS INTERNATIONAL

                             DAIN RAUSCHER WESSELS
                    A DIVISION OF DAIN RAUSCHER INCORPORATED

==========================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq listing fee.

Securities and Exchange Commission filing fee...............  $ 38,590
National Association of Securities Dealers, Inc. filing
  fee.......................................................    13,581
Nasdaq listing fee..........................................    17,500
Transfer agent's and registrar's fees.......................    25,000
Printing expenses...........................................   200,000
Legal fees and expenses.....................................   200,000
Accounting fees and expenses................................   200,000
Blue Sky filing fees and expenses...........................     1,000
Miscellaneous expenses......................................    54,329
                                                              --------
          Total.............................................  $750,000
                                                              ========

14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. The Registrant's Bylaws include provisions to require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary.
Section 145 also empowers the Registrant to purchase and maintain insurance that protects its officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     The forms of Underwriting Agreement filed as Exhibits 1.1 and 1.2 to this Registration Statement provide for indemnification by the Underwriters of the Registrant and its directors and officers, and by the Registrant of the Underwriters, for certain liabilities arising under the Securities Act of 1933, as amended (the "Act") or otherwise.

15. RECENT SALES OF UNREGISTERED SECURITIES

     Since December 1994, the Registrant has issued unregistered securities in the transactions described below. Securities issued in such transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Act, relating to sales by an issuer not involving any public offering, or under Rule 701 under the Act. The sales of securities were made without the use of an underwriter and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Act.

     (1) In December 1994, the Registrant issued 347,070 shares of Series A Convertible Preferred Stock to a group of accredited investors at a purchase price of $.35 per share for an aggregate price of $120,676.

     (2) In December 1994, the Registrant issued 2,588,438 shares of Series B Convertible Preferred Stock to a group of accredited investors at a purchase price of $.46 per share for an aggregate price of $1,200,000.

     (3) In August 1995, the Registrant issued 1,600,000 shares of Series C Convertible Preferred Stock to a group of accredited investors at a purchase price of $1.25 per share for an aggregate price of $2,000,000.

     (4) In January 1996, the Registrant issued 2,285,714 shares of Series D Convertible Preferred Stock to a group of accredited investors at a purchase price of $1.75 per share for an aggregate price of $4,000,000.

     (5) In September 1996, the Registrant issued 754,321 shares of Series E Convertible Preferred Stock to a group of accredited investors at a purchase price of $6.66 per share for an aggregate price of $5,023,778.

     (6) On June 15, 1997, the Registrant issued 25,000 shares of Common Stock to an executive officer of the Registrant at a purchase price of $1.75 per share for an aggregate price of $43,750.

     (7) On September 13, 1997, the Registrant issued 10,504 shares of Common Stock to a director of the Registrant at a purchase price of $4.76 per share for an aggregate price of $50,000.

     (8) On May 15, 1998, the Registrant issued 2,056,204 shares of Common Stock to the former stockholders of Net2Net Corporation in connection with the Registrant's acquisition of Net2Net Corporation.

     (9) From January 16, 1995 through May 11, 1998, the Registrant sold an aggregate of 312,146 shares of Common Stock at purchase prices ranging from $.07 to $7.00 per share, for an aggregate consideration of $117,712 upon exercise of stock options granted pursuant to the Registrant's 1994 Stock Option Plan.

16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

    EXHIBIT NO.                           DESCRIPTION
    -----------                           -----------
      1.1         Form of U.S. Underwriting Agreement.
      1.2         Form of International Underwriting Agreement.
      3.1*        Restated Certificate of Incorporation of the Registrant.
      3.2*        Restated By-Laws of the Registrant.
      4.1*        Specimen stock certificate for shares of Common Stock of the
                  Registrant.
      5.1         Opinion of Piper & Marbury L.L.P. regarding legality of
                  securities being registered.
     10.1*        1994 Stock Option Plan.
     10.2*        1997 Omnibus Stock Plan.
     10.3*        Amended and Restated 1997 Directors' Stock Option Plan.
     10.4*        Third Amended and Restated Stockholders and Registration
                  Rights Agreement, dated as of September 19, 1996, by and
                  among the Company and certain stockholders.
     10.5*+       Reseller/Integration Agreement, dated August 29, 1997 by and between the Company and MCI Telecommunication Corporation.
     10.6*+       Master Reseller Agreement, dated as of August 23, 1996,
                  between Sprint/United Management Company and the Company.
     10.7*+       General Agreement for the Procurement of Equipment, Services
                  and Supplies Company and AT&T Corp.

    EXHIBIT NO.                           DESCRIPTION
    -----------                           -----------
     10.8*        Lease Agreement, dated December 12, 1996, by and between the
                  Company and The Equitable Fire Assurance Society of The
                  United States.
     10.9*        Lease Amendment, dated September 2, 1997, by and between the
                  Company and The Equitable Fire Assurance Society of The
                  United States (relating to Exhibit 10.8).
     10.10*       Loan and Security Agreement dated April 5, 1996, by and
                  between Silicon Valley Bank and the Company.
     10.11*       Revolving Promissory Note issued by the Company on April 5,
                  1996, to Silicon Valley Bank.
     10.11.1*     Equipment Term Note No. 1 issued by the Company on April 5,
                  1996, to Silicon Valley Bank.
     10.11.2*     First Amendment to Loan and Security Agreement dated
                  November 8, 1996, by and between Silicon Valley Bank and the
                  Company (relating to Exhibit 10.10).
     10.11.3*     Second Amendment to Loan and Security Agreement dated
                  February 27, 1997, by and between Silicon Valley Bank and
                  the Company (relating to Exhibit 10.10).
     10.12*       Standby Letter of Credit Agreement, dated December 10, 1996 by and between the Company and Silicon Valley Bank.
     10.12.1*     Amendment No. 1 to Standby Letter of Credit Agreement dated
                  September 5, 1997, by and between the Company and Silicon
                  Valley Bank (relating to Exhibit 10.12).
     10.13*       Employment Agreement dated December 15, 1994, by and between the Company and Scott E. Stouffer, as amended.
     10.14*       Employment Agreement dated December 15, 1994, by and between the Company and Robert Troutman, as amended.
     10.15*       Terms of Employment dated June 11, 1997, by and between the
                  Company and Peter J. Minihane, as amended.
     10.16*       Terms of Employment dated March 5, 1997, by and between the
                  Company and Henry A. Cheli, as amended.
     10.17*       Terms of Employment dated November 12, 1996, by and between the Company and Gregory J. Langford, as amended.
     10.18*       Loan and Security Agreement dated January 8, 1998, by and
                  between Silicon Valley Bank and the Company.
     10.18.1*     Revolving Promissory Note issued by the Company as of
                  January 8, 1998, to Silicon Valley Bank.
     10.19**      Agreement and Plan of Merger dated April 15, 1998, by and
                  among the Company, Visual Acquisition, Inc. and Net2Net.
     10.20***     Net2Net 1994 Stock Plan, assumed by the Company.
     11.1         Statement of computation of loss per share.
     16.1*        Letter regarding change in certified accountants.
     21.1         Subsidiaries of the Registrant.
     23.1         Consent of Arthur Andersen LLP.
     23.2         Consent of Piper & Marbury L.L.P. (included as part of
                  Exhibit 5.1 hereto).
     24.1         Power of Attorney (included in signature pages).
     27           Financial Data Schedule.

---------------
  * Incorporated herein by reference to the Company's Registration Statement on Form S-1, No. 333-41517.

 ** Incorporated herein by reference to Exhibit 2.1 to the Company's Current
    Report on Form 8-K dated May 19, 1998.

*** Incorporated herein by reference to Exhibit 10.1 to the Company's
    Registration Statement of Form S-8, No. 333-53153.

  + Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant's Application Requesting Confidential Treatment under Rule 406 of the Act, filed on December 22, 1997, January 28, 1998 and February 4, 1998.

17. UNDERTAKINGS

     A. The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation and the Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C. (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, Maryland, on the 2nd day of July, 1998.

                                          VISUAL NETWORKS, INC.

                                          By:    /s/ SCOTT E. STOUFFER
                                            ------------------------------------
                                                     Scott E. Stouffer
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Scott E. Stouffer, Peter J. Minihane and Nancy A. Spangler and each of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and any Registration Statement relating to this Registration Statement under Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                /s/ SCOTT E. STOUFFER                  President, Chief Executive        July 2, 1998
-----------------------------------------------------  Officer and Director (Principal
                  Scott E. Stouffer                    Executive Officer)

                /s/ PETER J. MINIHANE                  Executive Vice President, Chief   July 2, 1998
-----------------------------------------------------  Financial Officer and Treasurer
                  Peter J. Minihane                    (Principal Financial Officer)

                /s/ GRANT G. BEHRMAN                   Director                          July 2, 1998
-----------------------------------------------------
                  Grant G. Behrman

                 /s/ MARC F. BENSON                    Director                          July 2, 1998
-----------------------------------------------------
                   Marc F. Benson

               /s/ THEODORE R. JOSEPH                  Director                          July 2, 1998
-----------------------------------------------------
                 Theodore R. Joseph

                /s/ TED H. MCCOURTNEY                  Director                          July 2, 1998
-----------------------------------------------------
                  Ted H. McCourtney

                 /s/ THOMAS A. SMITH                   Director                          July 2, 1998
-----------------------------------------------------
                   Thomas A. Smith

                /s/ WILLIAM J. SMITH                   Director                          July 2, 1998
-----------------------------------------------------
                  William J. Smith

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Visual Networks, Inc.:

     We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Visual Networks, Inc. (a Delaware corporation) and subsidiary included in this registration statement and have issued our report thereon dated June 30, 1998. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in item 16(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP
Washington, D.C.
June 30, 1998

                                                                     SCHEDULE II

                             VISUAL NETWORKS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                              ADDITIONS
                                                               CHARGED
                                                BALANCE AT    TO COSTS                   BALANCE AT
                                                BEGINNING        AND                       END OF
                 DESCRIPTION                    OF PERIOD     EXPENSES     DEDUCTIONS      PERIOD
                 -----------                    ----------    ---------    ----------    ----------
For the year ended December 31, 1995,
  Deducted from assets accounts:
     Allowance for doubtful accounts..........     $ --         $ --          $ --          $ --
For the year ended December 31, 1996,
  Deducted from assets accounts:
     Allowance for doubtful accounts..........       --          260            --           260
For the year ended December 31, 1997,
  Deducted from assets accounts:
     Allowance for doubtful accounts..........      260          152            --           412

                                 EXHIBIT INDEX

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
 1.1           Form of U.S. Underwriting Agreement.
 1.2           Form of International Underwriting Agreement.
 3.1*          Restated Certificate of Incorporation of the Registrant.
 3.2*          Restated By-Laws of the Registrant.
 4.1*          Specimen stock certificate for shares of Common Stock of the
               Registrant.
 5.1           Opinion of Piper & Marbury L.L.P. regarding legality of
               securities being registered.
10.1*          1994 Stock Option Plan.
10.2*          1997 Omnibus Stock Plan.
10.3*          Amended and Restated 1997 Directors' Stock Option Plan.
10.4*          Third Amended and Restated Stockholders and Registration
               Rights Agreement, dated as of September 19, 1996, by and
               among the Company and certain stockholders.
10.5*+         Reseller/Integration Agreement, dated August 29, 1997 by and between the Company and MCI Telecommunication Corporation.
10.6*+         Master Reseller Agreement, dated as of August 23, 1996,
               between Sprint/United Management Company and the Company.
10.7*+         General Agreement for the Procurement of Equipment, Services
               and Supplies Company and AT&T Corp.
10.8*          Lease Agreement, dated December 12, 1996, by and between the
               Company and The Equitable Fire Assurance Society of The
               United States.
10.9*          Lease Amendment, dated September 2, 1997, by and between the
               Company and The Equitable Fire Assurance Society of The
               United States (relating to Exhibit 10.8).
10.10*         Loan and Security Agreement dated April 5, 1996, by and
               between Silicon Valley Bank and the Company.
10.11*         Revolving Promissory Note issued by the Company on April 5,
               1996, to Silicon Valley Bank.
10.11.1*       Equipment Term Note No. 1 issued by the Company on April 5,
               1996, to Silicon Valley Bank.
10.11.2*       First Amendment to Loan and Security Agreement dated
               November 8, 1996, by and between Silicon Valley Bank and the
               Company (relating to Exhibit 10.10).
10.11.3*       Second Amendment to Loan and Security Agreement dated
               February 27, 1997, by and between Silicon Valley Bank and
               the Company (relating to Exhibit 10.10).
10.12*         Standby Letter of Credit Agreement, dated December 10, 1996, by and between the Company and Silicon Valley Bank.
10.12.1*       Amendment No. 1 to Standby Letter of Credit Agreement dated
               September 5, 1997, by and between the Company and Silicon
               Valley Bank (relating to Exhibit 10.12).
10.13*         Employment Agreement dated December 15, 1994, by and between the Company and Scott E. Stouffer, as amended.
10.14*         Employment Agreement dated December 15, 1994, by and between the Company and Robert Troutman, as amended.
10.15*         Terms of Employment dated June 11, 1997, by and between the
               Company and Peter J. Minihane, as amended.
10.16*         Terms of Employment dated March 5, 1997, by and between the
               Company and Henry A. Cheli, as amended.

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
10.17*         Terms of Employment dated November 12, 1996, by and between the Company and Gregory J. Langford, as amended.
10.18*         Loan and Security Agreement dated January 8, 1998, by and
               between Silicon Valley Bank and the Company.
10.18.1*       Revolving Promissory Note issued by the Company as of
               January 8, 1998, to Silicon Valley Bank.
10.19**        Agreement and Plan of Merger dated April 15, 1998, by and
               among the Company, Visual Acquisition, Inc. and Net2Net.
10.20***       Net2Net 1994 Stock Option Plan
11.1           Statement of computation of loss per share.
16.1*          Letter regarding change in certified accountants.
21.1           Subsidiaries of Registrant.
23.1           Consent of Arthur Andersen LLP.
23.2           Consent of Piper & Marbury L.L.P. (included as part of
               Exhibit 5.1 hereto).
24.1           Power of Attorney (included in signature pages).
27             Financial Data Schedule.

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  * Incorporated herein by reference to the Company's Registration Statement on
    Form S-1, No. 333-41517.

 ** Incorporated herein by reference to Exhibit 2.1 to the Company's Current
    Report on Form 8-K dated May 19, 1998.

*** Incorporated herein by reference to Exhibit 10.1 to the Company's
    Registration Statement of Form S-8, No. 333-53153.

  + Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant's Application Requesting Confidential Treatment under Rule 406 of the Act, filed on December 22, 1997, January 28, 1998 and February 4, 1998.